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As filed with the Securities and Exchange Commission on February 2, 2006
                                                                                                                                      Registration No. 333-126517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 9
TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RESOURCE CAPITAL CORP.
(Exact name of registrant as specified in its governing instruments)

712 Fifth Avenue
10th Floor
New York, NY 10019
(212) 974-1708
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Z. Cohen
Chief Executive Officer
712 Fifth Avenue
10th Floor
New York, New York 10019
(212) 974-1708
(212) 245-6372 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Baur Whittlesey, Esq. Lisa A. Ernst, Esq. Ledgewood 1521 Locust Street Philadelphia, PA 19102 (215) 731-9450 (215) 735-2513 (Facsimile)	Larry P. Medvinsky, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000 (212) 878-8375 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ___________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ___________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ___________

The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

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SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2006

PROSPECTUS

4,000,000 Shares

Common Stock

This is our initial public offering. We are offering a total of 2,110,100 shares of our common stock in this offering. The selling stockholders described in this prospectus are offering an additional 1,889,900 shares of common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

We are externally managed and advised by Resource Capital Manager, Inc., an indirect wholly-owned subsidiary of Resource America, Inc. (NASDAQ: REXI). We intend to qualify and will elect to be taxed as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ending December 31, 2005 and subsequent tax years.

We currently expect the initial public offering price of our common stock to be between $15.00 and $17.00 per share. Before this offering, there has been no public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “RSO.”

To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our common stock must be beneficially owned by more than 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and no more than 50% of the value of our outstanding common stock may be owned, directly or constructively, by five or fewer individuals at any time during the second half of any taxable year.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 of this prospectus for a discussion of these risk factors.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Us, Before Expenses	Proceeds to Selling Stockholders, Before Expenses

Per share	$	$	$	$
Total	$	$	$	$

We have granted the underwriters an option to purchase up to an additional 600,000 shares of our common stock at the initial public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

At our request, one of the underwriters has reserved for sale to Resource Capital Investor, Inc., an affiliate of Resource America, up to 1,000,000 shares of our common stock offered by this prospectus at the initial public offering price per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of our common stock is expected to be made in book-entry form on or about                , 2006.

CREDIT SUISSE       FRIEDMAN BILLINGS RAMSEY      CITIGROUP      JPMORGAN
BEAR, STEARNS & CO. INC.          PIPER JAFFRAY          FLAGSTONE SECURITIES

The date of this prospectus is                            , 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state in which the offer or sale is not permitted.

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No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

Dealer Prospectus Delivery Requirement

Until          , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the information set forth in “Risk Factors,” for a more complete understanding of this offering. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Resource Capital Corp. and its subsidiaries, “Manager” refers to Resource Capital Manager, Inc., our external manager and “Resource America” refers to Resource America, Inc. and its affiliated companies, including the Manager. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $16.00 per share, which is the mid-point of the price range set forth on the front cover of this prospectus and (ii) no exercise by the underwriters, for whom Credit Suisse Securities (USA) LLC, Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, of their option to purchase up to an additional 600,000 shares of our common stock solely to cover over-allotments, if any.

Our Company

We are a specialty finance company that intends to qualify and will elect to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2005. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy. We intend to invest in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We intend to finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments, and to mitigate interest rate risk through derivative instruments. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives.

Our investments will target the following asset classes:

Asset class	Principal investments

Commercial real estate-related assets	• Commercial mortgage-backed securities, which we refer to as CMBS
• Subordinated interests in first mortgage real estate loans, which we refer to as B notes
• Mezzanine debt related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing

Residential real estate-related assets	• Agency residential mortgage-backed securities, which we refer to as RMBS, which are guaranteed by federally chartered entities
• Non-agency RMBS

Commercial finance assets	• Syndicated bank loans
• Other asset-backed securities, which we refer to as ABS, backed principally by small business and syndicated bank loans and, to a lesser extent, by consumer receivables
• Equipment leases, principally small- and middle-ticket commercial direct financing leases
• Trust preferred securities of financial institutions
• Private equity investments, principally issued by financial institutions

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We use multiple strategies to finance our investment portfolio. In our non-agency RMBS, CMBS, other ABS, syndicated bank loans, equipment lease and trust preferred asset classes, we intend to use warehouse facilities as a short-term financing source before the execution of collateralized debt obligations, which we refer to as CDOs, or other term financing secured by these assets. In our commercial real estate loan portfolio, we intend to use repurchase agreements as a short-term financing source and CDOs and other term financing as a long-term financing source. We finance our agency RMBS portfolio with short-term repurchase arrangements. We seek to mitigate the risk created by any mismatch between the maturities and repricing dates of our agency RMBS and the maturities and repricing dates of the repurchase agreements we use to finance them through derivative instruments, principally floating to fixed interest rate swap agreements.

Our investment portfolio as of September 30, 2005 reflects our initial investment of substantially all of the $214.8 million net proceeds from our March 2005 private offering. We intend to diversify our portfolio over our targeted asset classes during the next 12 months as follows: between 20% and 25% in commercial real estate-related assets, between 25% and 30% in agency RMBS, between 15% and 20% in non-agency RMBS, and between 30% and 35% in commercial finance assets, subject to the availability of appropriate investment opportunities and changes in market conditions. We expect that diversifying our portfolio by shifting the mix towards higher-yielding assets will increase our earnings, subject to maintaining the credit quality of our portfolio. Credit quality refers to the probability that a loan will be repaid in a timely manner. In general, as credit quality decreases, yields increase to compensate for increased default risk. If we are unable to maintain the credit quality of our portfolio, we will be subject to increased default risk, including the risk of payment defaults. If we experience payment defaults, our revenues will be reduced and our costs, particularly costs we incur to enforce our rights with respect to defaulting assets, may increase, thereby reducing our earnings. Because the amount of leverage we intend to use will vary by asset class, our asset allocation may not reflect the relative amounts of equity capital we have invested in the respective classes.

We have not adopted policies that require us to establish or maintain any specific asset allocations. As a result, we cannot predict the percentage of our assets that we will invest in each asset class or whether we will invest in other asset classes or investments. Investing in multiple asset classes does not reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk and credit risk. We may change our investment strategies and policies, and the percentage of assets that may be invested in each asset class, without a vote of our stockholders.

Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be excluded from regulation under the Investment Company Act of 1940, as amended, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, B notes with unilateral foreclosure rights on the underlying mortgages, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other mortgage-backed securities, or MBS, other B notes, mezzanine debt, other ABS, syndicated bank loans, equipment leases, trust preferred securities, private equity and other types of investments is limited, unless those investments comply with federal income tax requirements for REIT qualification and requirements for exclusion from Investment Company Act regulation.

Our income is generated primarily from the net interest spread, or the difference between the interest income we earn on our investment portfolio and the cost of financing our investment portfolio, which includes the interest expense, fees, and related expenses that we pay on our borrowings and the cost of the interest rate hedges that we use to manage our interest rate risk.

On March 8, 2005, we raised gross proceeds of $230 million through a private placement of 15,333,334 shares of common stock to accredited investors as defined by Regulation D under the Securities Act of 1933, as amended, and qualified institutional buyers as defined by Rule 144A under the Securities Act and through offers and sales that occurred outside of the U.S. within the meaning of Regulation S of the Securities Act. Credit Suisse Securities (USA) LLC acted as the initial purchaser/placement agent in connection with the offering.

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Our Investment Portfolio

As of September 30, 2005, our investment portfolio consisted of the following (dollars in thousands):

	Amortized Cost	Estimated fair value	Percent of our total investments(1)	Weighted average coupon(1)

Commercial real estate-related assets
CMBS	$27,976	$27,783	1.48%	5.57%
B notes	81,900	81,900	4.36%	6.63%
Mezzanine loans	5,000	5,000	0.27%	9.50%

Total commercial real estate-related assets	114,876	114,683	6.11%	6.50%

Residential real estate-related assets
Agency RMBS	1,070,719	1,062,512	56.61%	4.53%
Non-agency RMBS	334,375	334,555	17.83%	5.44%

Total residential real estate-related assets	1,405,094	1,397,067	74.44%	4.75%

Commercial finance assets
Syndicated bank loans	315,664	315,664	16.82%	6.10%
Other ABS	22,343	22,265	1.19%	5.29%
Equipment leases	25,097	25,097	1.34%	10.04%
Private equity	2,005	1,990	0.10%	6.18%

Total commercial finance assets	365,109	365,016	19.45%	6.32%

Total	$1,885,079	$1,876,766	100.00%	5.16%

(1)	Based on estimated fair value.

Our strategy in each of our asset classes is as follows:

•	Commercial real estate-related investments

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CMBS. We invest in CMBS, which are securities that are secured by or evidence interests in a pool of mortgage loans secured by commercial properties. These securities may be senior or subordinate and may be either investment grade or non-investment grade. We expect that most of the CMBS in which we invest will be rated between Aaa and Baa3 by Moody’s Investor Services, Inc., or Moody’s, and between AAA and BBB- by Standard and Poor’s Rating Service, or Standard and Poor’s, although certain of our investments have been rated only by Moody’s, and we may invest in related securities that are below investment grade.

As of September 30, 2005, we had invested $27.8 million on a fair value basis, or 1.48% of our total investments, in CMBS. This portfolio had a weighted-average rating factor, or WARF, of 346, or a weighted average rating between Baa1 and Baa2 by Moody’s and between BBB+ and BBB by Standard and Poor’s. WARF is the quantitative equivalent of Moody’s traditional rating categories and is used by Moody’s in its credit enhancement calculations for securitization transactions. Our strategy for this class targets a maximum WARF of 610. As of September 30, 2005, the CMBS we had purchased were consistent with our strategic target for this asset class. We expect that this class will decrease to 1% or less of our total investments in the next 12 months as we diversify our investments.

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Subordinate interests in whole loans (B notes). We invest in subordinated interests in whole loans, referred to as B notes, purchased from third parties. B notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A note. The subordination of a B note is generally evidenced by a co-lender or participation agreement between the holders of the related A note and the B note. B note lenders have the same obligations, collateral and borrower as the A note lenders, but are typically subordinated in recovering upon default. B notes share certain

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credit characteristics with second mortgages in that both are subject to greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A note. We do not expect to obtain ratings on these investments until we aggregate and finance them through a CDO transaction. We expect our B note investments to have loan to value, or LTV, ratios of between 60% and 80%.

As of September 30, 2005, we held four B note investments with a fair value of $81.9 million, or 4.36% of our total investments. The loans had an original weighted average LTV ratio of 72.9%. These investments are consistent with our strategic target for this asset class. We expect that this class will increase to between 18% and 20% of our total investments in the next 12 months as we diversify our investments.

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Mezzanine financing. We invest in mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees of the principals of the borrower, or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. We do not expect to obtain ratings on these investments until we aggregate and finance them through a CDO transaction. We expect our mezzanine investments to have LTV ratios of between 70% and 85%.

As of September 30, 2005, we held one mezzanine loan with a fair value of $5.0 million, or 0.27% of our total investments. The loan had an original LTV ratio of 84.2%. This investment is consistent with our strategic target for this asset class. We expect that this class will increase to between 2% and 5% of our total investments in the next 12 months as we diversify our investments.

•	Residential real estate-related investments

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Agency RMBS. We invest in adjustable rate and hybrid adjustable rate agency RMBS, which are securities representing interests in mortgage loans secured by residential real property, on which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. RMBS differ from traditional fixed income securities with respect to the possibility that principal on the RMBS may be prepaid at any time due to prepayments on the underlying mortgage loans. In agency RMBS, the mortgage loans in the pools are guaranteed as to principal and interest by federally chartered entities such as Government National Mortgage Association, known as Ginnie Mae, the Federal Home Loan Mortgage Corporation, known as Freddie Mac, and the Federal National Mortgage Association, known as Fannie Mae. In general, our agency RMBS will have an implied AAA rating and will consist of mortgage pools in which we have the entire interest.

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Non-agency RMBS. We also invest in non-agency RMBS. The principal difference between agency RMBS and non-agency RMBS is that the mortgages underlying the non-agency RMBS do not conform to agency guidelines as a result of documentation deficiencies, high LTV ratios or credit quality issues. In contrast to agency RMBS, non-agency RMBS typically have structural characteristics that mitigate their prepayment and extension risk. We intend for our investments in non-agency RMBS to be primarily adjustable rate securities. We expect that our non-agency RMBS will include loan pools with home equity loans that are secured by subordinate liens, as well as loan pools that are secured by first and second lien residential mortgage loans secured by the related mortgage properties. The underlying residential borrowers can be characterized as “sub-prime” — borrowers with lower FICO scores, generally below 625, “mid-prime” — borrowers with mid-range scores, generally between 626 and 675, or “prime” — borrowers with the highest FICO scores, generally above 675. We expect that most of the non-agency RMBS in

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which we invest will be rated between AAA and Ba2 by Moody’s and between AAA and BB by Standard and Poor’s, although some of our investments may be rated only by Moody’s.

Our investment strategy within our RMBS portfolio includes an analysis of factors including credit, relative value, supply and demand, costs of hedging, forward London Inter-Bank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. treasury and interest rate swap yield curves.

As of September 30, 2005, we had invested $1.1 billion on a fair value basis, or 56.61% of our total investments, in agency RMBS, and $334.6 million on a fair value basis, or 17.83% of our total investments, in non-agency RMBS, with a weighted average original FICO score of 638. Our agency RMBS had an implied AAA rating. Our non-agency RMBS portfolio had a WARF of 358, or a weighted average rating between Baa1 and Baa2 by Moody’s and between BBB+ and BBB by Standard and Poor’s, and an original LTV ratio of 80.7%. As of September 30, 2005, the RMBS we had purchased were consistent with our strategic target for this asset class. We expect that our agency RMBS will decrease to between 25% and 30%, and our non-agency RMBS will decrease to between 15% and 20%, of our total investments in the next 12 months as we diversify our investments.

•	Commercial finance investments

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Syndicated bank loans. We invest in senior secured loans that have a first priority pledge of specified collateral and are senior to other obligations of the borrower. We also intend to acquire subordinated loans which provide a significantly higher yield than first lien loans, in exchange for higher risk in the form of a subordinated claim on collateral. We may also invest in corporate bonds which pay holders a specified amount, known as the coupon, periodically until maturity of the bonds, when the face value is due. We expect that most of the syndicated loans in which we invest will be rated between Ba3 and Caa1 by Moody’s and between BB- and CCC+ by Standard and Poor’s.

As of September 30, 2005, we had invested $315.7 million on a fair value basis, or 16.82% of our total investments, in syndicated bank loans. This portfolio had a WARF of 2,075 or a weighted average rating between Ba3 and B1 by Moody’s and between BB- and CCC+ by Standard & Poor’s. As of September 30, 2005, the syndicated loans we had invested in were consistent with our strategic target for this asset class. We expect that this class will increase to between 27% and 30% of our total investments in the next 12 months.

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Other ABS. We invest in other ABS, principally securitizations or CDOs backed by small business loans and trust preferred securities of financial institutions such as banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITs. We expect that most of the other ABS in which we invest will be rated between Aaa and Ba2 by Moody’s and between AAA and BB by Standard and Poor’s.

As of September 30, 2005, we had invested $22.3 million on a fair value basis, or 1.19% of our total investments, in other ABS. This portfolio had a WARF of 397 or a weighted average rating between Baa2 and Baa3 by Moody’s and between BBB and BBB- by Standard & Poor’s. As of September 30, 2005, the other ABS we had purchased were consistent with our strategic target for this asset class. We expect that this class will decrease to 1.0% or less of our total investments in the next 12 months as we diversify our investments.

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Equipment leases. We invest in small- and middle-ticket equipment leases. We expect that we will focus on lease equipment and other assets that are essential for businesses to conduct their operations so that end users will be highly motivated to make required monthly payments. We expect the average maturity of our equipment financings to be between five and seven years and static pool write-offs to be less than 50 basis points.

As of September 30, 2005, we held $25.1 million on a fair value basis, or 1.34% of our total investments, of equipment leases, net of unearned income. We expect that this class will remain at between 1% and 4% of our total investments in the next 12 months as we diversify our investments.

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Trust preferred securities. We intend to invest in trust preferred securities, with an emphasis on securities of small- to middle-market financial institutions, including banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITs. Our focus will be to invest in trust preferred securities issued by financial institutions that have favorable characteristics with respect to market demographics, cash flow stability and franchise value.

As of September 30, 2005, we had not invested in trust preferred securities. We expect that this class will constitute less than 1% of our total investments in the next 12 months.

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Private equity. We invest in direct, non-controlling purchases of private equity and purchases of interests in private equity funds. We expect that any such investments will consist of securities issued by financial institutions, particularly banks and savings and thrift institutions.

As of September 30, 2005, we held one private equity investment with a fair value of $2.0 million, or 0.10% of our total investments. We expect that this class will constitute less than 1% of our total investments in the next 12 months.

The table below summarizes our borrowings as of September 30, 2005 (dollars in thousands):

	Repurchase agreements(1)	CDOs(2)	Warehouse facility	Total

Outstanding borrowings	$1,059,736	679,129	$35,255	$1,774,120
Weighted-average borrowing rate	3.86%	4.24%	3.89%	4.01%
Weighted-average remaining maturity	15 days	24.1 years	182 days

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(1)	Includes accrued interest of $1.1 million.

(2)	Amount represents principal outstanding of $689.5 million less unamortized issuance costs of $10.4 million.

Business Strengths

Experienced senior management team. Our senior management team, led by Edward E. Cohen and Jonathan Z. Cohen, has significant experience in real estate investment, commercial lending, financing, securitization, capital markets, transaction structuring and risk management. We believe that the broad experience of our executive officers will enable us to generate investment opportunities across all of our targeted asset classes and effectively manage and finance our portfolio. Before its experience in managing us, the Manager had not managed a REIT.

Deep experience in targeted asset classes. Through the Manager and Resource America, we have access to a team of 51 investment professionals that has broad experience originating, investing in, managing and financing commercial and residential real estate-related assets and commercial finance assets.

Established asset management platform. We benefit from access to Resource America’s mature administrative infrastructure, which includes proactive credit analysis and risk management procedures, technology, operations, transaction processing, accounting, legal and compliance and internal audit functions.

Disciplined credit culture and credit perspective. Resource America’s disciplined credit culture serves as the backbone for all of its financial services-related businesses. We benefit from Resource America’s highly specialized, proprietary credit analysis techniques, such as its proprietary credit and collateral stratifications, stress assessments and its PROTECT procedures for early detection of troubled and deteriorating securities. Through their diverse and ongoing credit experience, the Manager, Resource America and our executive officers have the ability to bring perspectives from multiple asset sectors together in their analysis of investment opportunities.

Significant experience in asset-liability management. Since 2002, Resource America has sponsored 11 CDOs with approximately $3.8 billion in assets on a cost basis, including two of our CDOS, Ischus CDO II, Ltd. and Apidos CDO I, Ltd., which financed over $665.1 million of our assets. In addition, the Manager’s and Resource America’s professionals have significant experience in using hedging instruments to manage the

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interest rate risk associated with the asset classes we invest in, and managed $972.2 million in notional amount of interest rate swaps and an interest rate cap agreement with a notional amount of $15.0 million for us as of September 30, 2005.

Summary Risk Factors

An investment in our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

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We were recently formed, and have a limited operating history and limited experience operating as a REIT. As a result, investors will not be able to evaluate whether we will be able to execute our investment strategies or operate profitably.

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Our ability to achieve returns for our stockholders depends on our ability both to generate sufficient cash flow to pay distributions and to achieve capital appreciation, and we cannot assure you that we will do either.

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We depend upon the Manager, Resource America and their key personnel because we do not have our own personnel. We may not find suitable replacements if they terminate our management agreement with them or if key personnel are no longer available to us.

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There are potential conflicts of interest in our relationship with the Manager, which could result in decisions that are not in the best interests of our stockholders. Our management agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, affiliates of the Manager may sponsor or manage other investment vehicles in the future with an investment focus similar to ours, which could result in us competing for access to the benefits that our relationship with the Manager provides to us.

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The Manager is entitled to receive a base management fee which is tied to the amount of our equity and not to the performance of our investment portfolio, which could reduce its incentive to seek profitable opportunities for our portfolio.

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The Manager also is entitled to incentive compensation based on our financial performance, which may lead it to place emphasis on the short-term maximization of net income. This could result in increased risk to the value of our investment portfolio.

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We may not terminate our management agreement without cause until after March 31, 2008. Upon termination without cause after this initial term, or upon a failure to renew the management agreement, we must pay the Manager a substantial termination fee. These and other provisions in our management agreement make termination without cause or non-renewal difficult and costly.

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As of September 30, 2005, 56.6% of our investment portfolio consisted of adjustable-rate agency RMBS. We cannot assure you that we will be successful in achieving a more diversified portfolio that generates comparable or better returns. Even if we are successful in achieving a more diversified portfolio, it is likely that up to 30% of our fully leveraged assets will be adjustable-rate agency RMBS.

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We invest in RMBS backed by sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than mid-prime or prime residential mortgage loans, which could result in losses to us.

•	We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than those described in this prospectus.

•	Failure to procure adequate capital and funding may decrease our profitability and our ability to pay distributions, reducing the market price of our common stock.

•	Subject to maintaining our qualification as a REIT and our exclusion from registration under the Investment Company Act, we intend to invest in mezzanine obligations, B notes, subordinated tranches

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of CMBS, syndicated bank loans, other ABS, equipment leases, trust preferred securities and private equity investments, all of which are subject to a greater risk of loss than senior obligations and whose value may be sensitive to fluctuations in interest rates.

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We leverage our investments and are not limited in the amount of leverage we may use. As of September 30, 2005, our outstanding indebtedness was $1.8 billion and our leverage ratio was 8.3 times. Our use of leverage may have the effect of increasing losses when economic conditions are unfavorable, and may reduce cash available for distribution to our stockholders.

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The yields on our investments may be sensitive to changes in prevailing interest rates and changes in prepayment rates. Moreover, we may not be able to execute our match-funding strategy successfully. As a consequence, an increase in our borrowing costs relative to the interest we receive may result in reduced earnings and reduced cash available for distributions to our stockholders.

•	Fluctuations in interest rates may reduce the market value of our investments and may result in poorer overall investment performance than if we had not engaged in any hedging transactions.

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Interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging costs typically may include structuring and legal fees and fees payable to hedge counterparties to execute the hedge transaction.

•	Our hedging transactions may not insulate us from interest rate risk.

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While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates. There are practical limitations to our ability to insulate our portfolio from all of the negative consequences associated with changes in short-term interest rates while still seeking to provide attractive returns on our portfolio.

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The assets in which we intend to invest are subject to the credit risk of the underlying collateral. In the event of default, the amount we may be able to realize from the underlying collateral or additional credit support may be insufficient for us to fully recover our investment.

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We have purchased and will in the future likely purchase investments, including RMBS, ABS and syndicated loans, from or issued by affiliates of underwriters in this offering or underwritten by underwriters in this offering. As of September 30, 2005, an aggregate of approximately $833.0 million in carrying value, or 45.0%, of our portfolio had been issued by affiliates of the underwriters in this offering or underwritten by underwriters in this offering, including Credit Suisse Securities (USA) LLC, Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Bear, Stearns International Limited. In addition, Credit Suisse Securities (USA) LLC, directly and indirectly, entered into repurchase agreements with us under which $947.1 million was outstanding at December 31, 2005 and entered into interest rate swaps with us between April 15, 2005 and August 9, 2005 in an aggregate amount of $959.0 million. Bear, Stearns International Limited and Bear, Stearns Funding, Inc., affiliates of Bear, Stearns & Co. Inc., have also entered into master repurchase agreements with us under which $80.6 million was outstanding at December 31, 2005. We intend to use the net proceeds of this offering to repay a portion of our indebtedness under our repurchase agreements. Credit Suisse Securities (USA) LLC acted as the exclusive structurer and placement agent for us in connection with the Ischus CDO II transaction, receiving customary fees of approximately $4.0 million, and the Apidos CDO I transaction, receiving customary fees of approximately $3.6 million, excluding expense reimbursements in both cases. J.P. Morgan Securities Inc., one of our underwriters, has entered into a master repurchase agreement with us under which nothing was outstanding at December 31, 2005. Citigroup Financial Products, Inc., an affiliate of one of our underwriters, has agreed to provide up to $200.0 million of warehouse financing for the acquisition of syndicated bank loans to be sold to Apidos CDO III, Ltd.; $35.3 million was outstanding at September 30, 2005 under this facility. Citigroup Global Markets Inc., one of our underwriters, has agreed to act as the exclusive structurer and placement agent for us in connection with the Apidos CDO III transaction, for which we expect that it will receive a customary fee of approximately $4.4 million, excluding expense reimbursements. Citigroup Global Markets Limited, an affiliate of Citigroup Global Markets Inc., one of our underwriters, owns 650,000 shares of our common stock. Pursuant to NASD

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Rule 2710(g), these shares will not be sold in this offering, or sold, transferred, assigned, pledged, or hypothecated, and Citigroup Global Markets Limited shall not enter into any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of these shares for a period of 180 days after the date of this prospectus. These circumstances create a potential conflict of interest because these underwriters have interests in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

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We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future. If we make distributions from uninvested offering proceeds, or borrow to make distributions, our future earnings and cash available for distribution may be reduced from what they otherwise would have been.

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Our charter and bylaws, and the Internal Revenue Code provisions regarding REIT qualification, contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable.

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If we fail to qualify as a REIT and statutory relief provisions are not available, we will be subject to income tax at regular corporate rates, which could reduce the amount of cash available for distribution to our stockholders and reduce the value of our common stock.

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The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

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Dividends paid by REITs generally do not qualify for the reduced tax rates for individuals applicable to qualified dividend income currently in effect for taxable years beginning before December 31, 2008.

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There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell your common stock. The market price and trading volume of our common stock may be volatile following this offering.

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If our CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

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Loss of our exclusion from regulation under the Investment Company Act would require significant changes in our operations and could reduce the market price of our common stock and our ability to make distributions.

Business Strategy

Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives. We expect our agency RMBS to provide us with a stable foundation where our credit risk will be limited and we can manage our interest rate exposure. We expect our other investments to provide enhanced returns and limited interest rate risk. The core components and values of our business strategy are:

Disciplined credit underwriting and active risk management. Resource America and its senior management have extensive experience in underwriting the credit risk associated with our targeted asset classes, and conduct detailed due diligence on all credit-sensitive investments, including the use of proprietary credit stratifications and collateral stresses. Resource America actively monitors our investments for early detection of troubled and deteriorating securities and attempts to mitigate the severity of any losses on defaults of our assets.

Investment in higher-yielding assets. We intend for a portion of our portfolio to be comprised of assets such as mezzanine loans, B notes, RMBS and CMBS rated below AAA, and syndicated bank loans, which

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generally have higher yields than more senior obligations or agency RMBS. A critical component of our success will be our ability to manage the credit risk we assume when we make such investments.

Diversification of investments. We intend to invest in a diversified portfolio of residential real estate-related assets, commercial real estate-related assets and commercial finance assets, which we believe will allow us to continually allocate our capital to the most attractive sectors, enhancing the returns we will be able to achieve while reducing the overall risk of our portfolio through the non-correlated nature of these various asset classes.

Use of leverage. We use leverage to increase the potential returns to our stockholders, and seek to achieve leverage consistent with our analysis of the risk profile of the investments we finance and the borrowing sources available to us. Leverage can enhance returns but also magnifies losses.

Active management of interest rate risk and liquidity risk. We expect to finance a substantial portion of our portfolio investments on a long-term basis through borrowing strategies, such as CDOs, that seek to match the maturity and repricing dates of our investments with the maturities and repricing dates of our financing. We also use derivative instruments such as interest rate swaps to hedge the borrowings we use to finance our assets on a short-term basis.

External Manager

We are externally managed and advised by the Manager, an indirect wholly-owned subsidiary of Resource America (NASDAQ: REXI), with whom it shares personnel. We do not have any ownership interest in the Manager. The Manager was formed in January 2005. It does not currently provide management or advisory services to other entities or clients, although our management agreement does not restrict it from doing so, except that it may not advise any new REIT that invests primarily in MBS in the United States. Resource America is a proprietary asset management company in the structured finance, real estate, and equipment leasing sectors, with approximately $7.1 billion of assets under management in these sectors at September 30, 2005, of which $3.8 billion were CDO assets on a cost basis. We do not control the assets or personnel of Resource America. Under our management agreement with the Manager and Resource America, the Manager is responsible for providing us with all management and support personnel and services necessary for our day-to-day operations. Neither we nor the Manager expect to have any employees of our own, nor does either of us expect to have any independent officers, although our chief financial officer is exclusively dedicated to our operations. We will, therefore be entirely dependent upon the Manager and Resource America for personnel and administrative infrastructure. To provide its services, the Manager draws upon the expertise and experience of Resource America which, as of September 30, 2005, had 154 employees involved in asset management, including 51 asset management professionals and 103 asset management support personnel. Resource America conducts its activities through the following subsidiaries:

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Ischus Capital Management, LLC invests in, finances, structures and manages RMBS, CMBS and other ABS. As of September 30, 2005, Ischus had a team of six asset management professionals and two asset management support personnel managing over $2.8 billion of MBS and other ABS on a cost basis, of which over $1.4 billion was managed on our behalf, including $384.7 million of assets on a cost basis that were financed through Ischus CDO II, which closed July 27, 2005 and in which we own 100% of the equity. These equity interests are subordinate in right of payment to all other securities issued by the CDO.

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Resource Real Estate, Inc. originates, finances and manages investments in real estate and real estate loans. As of September 30, 2005, Resource Real Estate had a team of 15 asset management professionals and six asset management support personnel managing over $618.8 million of commercial and multi-family real estate assets, of which $86.9 million were managed on our behalf.

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Apidos Capital Management, LLC invests in, finances and manages syndicated bank loans. As of September 30, 2005, Apidos had a team of nine asset management professionals and two asset management support employees who managed approximately $420.9 million of syndicated bank loans on a cost basis, of which $315.7 million were managed on our behalf, including $280.4 million of syndicated bank loans on a cost basis that were financed through Apidos CDO I, which closed August

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4, 2005 and in which we own 100% of the equity, and approximately $35.3 million of assets on a cost basis which have been accumulated on our behalf in a warehouse facility for Apidos CDO III, in which we intend to purchase 100% of the equity. The Apidos CDO I equity interests are, and the Apidos CDO III equity interests will be, subordinate in right of payment to all other securities issued by the CDO.

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Trapeza Capital Management, LLC, a joint venture between Resource America and an unaffiliated third party, originates, structures, finances and manages trust preferred securities of banks and other financial institutions. As of September 30, 2005, Trapeza managed or co-managed over $2.9 billion of trust preferred securities on a cost basis, of which $2.7 billion were held by eight CDOs. This includes $2.0 million of assets managed on our behalf. Resource America had three asset management professionals and four asset management support personnel dedicated to Trapeza’s operations as of September 30, 2005.

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LEAF Financial Corporation originates, manages and services small- and middle-ticket equipment lease assets. LEAF Financial had 16 asset management professionals and 65 asset management support personnel at September 30, 2005 managing over $314.6 million in book value of equipment lease assets, of which $25.1 million was managed on our behalf.

The amount of time asset management and other personnel devote to managing our assets depends on the relative amount of assets managed on our behalf and on behalf of Resource America. As of September 30, 2005, Ischus personnel devoted approximately 51% of their time, Resource Real Estate personnel devoted approximately 14% of their time, Apidos personnel devoted approximately 75% of their time, Trapeza personnel devoted less than 1% of their time and LEAF Financial personnel devoted approximately 7% of their time to managing our assets. The amount of time our executive officers, other than our chief financial officer, will devote to our operations will depend upon whether we are actively investing capital, when they will devote between approximately 40% and 60% to us, or we are simply managing our portfolio, when they will devote between approximately 20% and 25% to us. Our chief financial officer is exclusively dedicated to our operations.

Conflicts of Interest in Our Relationship with the Manager and Resource America

We are entirely dependent upon the Manager for our day-to-day management and do not have any independent officers. Our chairman, two of our other directors, our executive officers and the members of our investment committee also serve as officers and/or directors of the Manager or Resource America. As a result, conflicts of interest may arise between the Manager and Resource America, on the one hand, and us, on the other. These conflicts include the following:

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Our management agreement was negotiated between related parties and its terms, including fees payable and the termination provisions, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

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The Manager and Resource America are permitted to invest in, and to manage entities that invest in, asset classes that are the same as or similar to our targeted asset classes, except that they may not raise capital for, sponsor or advise any new publicly-traded REIT that invests primarily in domestic MBS in the United States. In addition, our officers, other than our chief financial officer, and the employees of Resource America who provide services to us are not required to work full time on our affairs and anticipate devoting significant time to the affairs of Resource America. As a result, there may be significant conflicts between us, on the one hand, and the Manager and Resource America on the other, regarding allocation of the Manager’s and Resource America’s resources to the management of our investment portfolio.

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Our management agreement does not prohibit us from entering into any investment opportunity in which the Manager or Resource America has an interest. We currently own 100% of the equity interests in two CDOs structured for us by the Manager and we anticipate that we will invest in the equity portions of future CDOs structured for us by the Manager. We may also invest in real estate loans and equipment leases originated and managed by the Manager and Resource America. A conflict

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of interest may arise between us and the Manager and Resource America with respect to the terms upon which we would make such an investment. In the event that any such investment opportunity is made available to us, the transaction will require the approval of a majority of our independent directors.

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We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of Resource America who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us.

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The compensation we pay to the Manager consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to the Manager to seek to achieve attractive returns for us. The risk of the incentive fee component is that it may cause the Manager to place undue emphasis on the maximization of short-term net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

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The Manager will receive at least 25% of its incentive fee in the form of shares of our common stock, and, at the Manager’s option, it may receive up to 100% of its incentive fee in the form of shares of our common stock. The Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. Any such shares received would have the benefit of registration rights.

•	Termination of the management agreement without cause is difficult and costly.

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The Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager, Resource America, their directors, officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which the Manager would not be liable. The Manager, Resource America and their affiliates have agreed to indemnify us, our directors and officers with respect to all claims and damages arising from acts of the Manager, Resource America or their affiliates constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement or any claims by employees of the Manager, Resource America or their affiliates relating to the terms and conditions of their employment. The Manager and Resource America carry directors’ and officers’ insurance.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

The Manager and Resource America must offer us the right to consider all investments they identify that are within the parameters of our investment strategies and policies. For all potential investments other than in equipment leases, if the Manager and Resource America identify an investment that is appropriate both for us and for one or more other investment programs managed by them, but the amount available is less than the amount sought by all of their investment programs, they will allocate the investment among us and such other investment programs in proportion to the relative amounts of the investment sought by each. If the portion of the investment allocable to a particular investment program would be too small for it to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints, such as

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REIT qualification or exclusion from regulation under the Investment Company Act, or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

To equitably allocate investments that the Manager or Resource America has acquired at varying prices, they will allocate the investment so that each investment program will pay approximately the same average price.

With respect to equipment leases, if an investment is appropriate for more than one investment program, including us, the Manager and Resource America will allocate the investment based on the following factors:

•	which investment program has been seeking investments for the longest period of time;

•	whether the investment program has the cash required for the investment;

•	whether the amount of debt to be incurred with respect to the investment is acceptable for the investment program;

•	the effect the investment will have on the investment program’s cash flow;

•	whether the investment would further diversify, or unduly concentrate, the investment program’s investments in a particular lessee, class or type of equipment, location or industry; and

•	whether the term of the investment is within the term of the investment program.

The Manager and Resource America may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

The Manager has also instituted policies designed to mitigate potential conflicts of interest between it and us, including:

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We will not be permitted to invest in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf. The Manager and Resource America will not receive duplicate management fees from any such investment fund or CDO to the extent we invest in it.

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We will not be permitted to purchase investments from, or sell investments to, the Manager or Resource America, except that we may purchase investments originated by those entities within 60 days before our investment.

Any transaction between entities managed by the Manager or Resource America and us must be approved by a majority of our independent directors.

Our Financing Strategy

We use leverage to finance our portfolio with the objective of increasing potential returns to our stockholders. While we have identified our leverage targets for each of our targeted asset classes, our investment policies require no minimum or maximum leverage. We intend to use match funding to mitigate interest rate risk and liquidity risk. Match funding is the financing of our investments on a basis where the maturity and repricing dates of the investments approximates the maturity and repricing dates of the borrowings used to finance the investments. We intend to accumulate investments, other than agency RMBS, in warehouse facilities and, upon our acquisition of the assets in those facilities, match fund them on a long-term basis with CDOs. For example, we borrowed under warehouse facilities to accumulate assets for Ischus CDO II and Apidos CDO I. When these CDOs closed in the third quarter of 2005, the accumulated assets were transferred to them and we purchased 100% of their outstanding equity. These equity interests are subordinated in right of payment to all other securities issued by the CDOs.

While we may use other forms of term financing, such as long-term match funded financing provided through bank financing and asset-backed financing programs, we do not expect that they will be a material part of our financing structure. For any period during which our investment portfolio and related borrowings

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are not match funded, we may be exposed to the risk that our investment portfolio will reprice more slowly than the borrowings that we use to finance a significant portion of our investment portfolio. Increases in interest rates under these circumstances may significantly reduce the net interest income that we earn on our investment portfolio. As of September 30, 2005, our outstanding indebtedness was $1.8 billion and our leverage ratio was 8.3 times.

We finance our agency RMBS through repurchase agreements and use derivatives such as interest rate swaps as a means of mitigating our interest rate risk on forecasted interest expense associated with the repurchase agreements. We also intend to use repurchase agreements as short-term financing for our commercial real estate loan portfolio before term-financing through a CDO. At September 30, 2005, we had outstanding $1.1 billion of repurchase agreements with a weighted average current borrowing rate of 3.86%. We also had borrowings under a warehouse facility for Apidos CDO III of approximately $35.3 million with a weighted average current interest rate of 3.89%. As of September 30, 2005, Ischus CDO II had $368.0 million of senior notes outstanding and Apidos CDO I had $321.5 million outstanding, which was consolidated on our balance sheet.

Management Agreement

Our management agreement with the Manager and Resource America provides for the day-to-day management of our operations and requires the Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The Manager’s role as manager is under the supervision and direction of our board of directors.

The initial term of the management agreement expires on March 31, 2008 and will be automatically renewed for a one-year term on each anniversary date after that. Our board of directors will review the Manager’s performance annually. After the initial term, we may terminate the management agreement annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the management fees payable to the Manager are not fair, subject to the Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. We must provide 180 days’ prior notice of any such termination and pay the Manager a termination fee. We may also terminate the management agreement for cause with 30 days’ prior written notice from our board of directors without payment of a termination fee. The management agreement defines cause as:

•	The Manager’s continued material breach of any provision of the management agreement after 30 days’ prior written notice thereof;

•	The Manager’s fraud, misappropriation of funds or embezzlement against us;

•	The Manager’s gross negligence in the performance of its duties;

•	the bankruptcy or insolvency of the Manager, or the filing of a voluntary bankruptcy petition by the Manager;

•	the dissolution of the Manager; and

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a change of control of the Manager if a majority of our independent directors determines, at any point during the 18 months following the change of control, that the change of control was detrimental to the ability of the Manager to perform its duties in substantially the same manner conducted before the change of control.

Cause does not include unsatisfactory performance that is materially detrimental to our business.

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Under the management agreement, the Manager is entitled to receive a base management fee, incentive compensation, reimbursement of specified expenses and, as described above, a termination fee. The following table summarizes these fees:

Fee	Summary description

Base management fee	Payable monthly in arrears in an amount equal to 1/12 of our equity, as defined in the management agreement, times 1.5%.

Incentive fee	Payable quarterly in an amount equal to the product of:

• 25% of the dollar amount by which

• our net income, determined in accordance with generally accepted accounting principles, or GAAP, before non-cash equity compensation expense and incentive compensation but after the base management fee, for the quarter per common share, based on the weighted average number of common shares outstanding for the quarter,

•	exceeds an amount equal to
	•	the weighted average of $15.00, the price per share of the common shares in our March 2005 private offering, and the prices per common share in any subsequent offerings by us, including this offering, in each case at the time of issuance, multiplied by

		•	2.00% or

		•	0.50% plus one-fourth of the average 10-year Treasury Rate for such quarter;

•	multiplied by the weighted average number of common shares outstanding during the quarter.

The calculation of incentive compensation will be adjusted to exclude one-time events pursuant to changes in GAAP as well as non-cash charges after discussion between the Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

The Manager will receive at least 25% of its incentive fee in the form of shares of our common stock, and, at the Manager’s option, it may receive up to 100% of its incentive fee in the form of shares of our common stock. The Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it, but the Manager has agreed not to make any allocations before the first anniversary of the date of grant.

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Expense reimbursement	We are responsible for all of our operating expenses except those that the Manager has specifically agreed to assume. The Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of employees of the Manager and Resource America and other related expenses, except that because employees of Resource America will perform some legal, accounting, due diligence and other services that outside professionals or outside consultants otherwise would perform, we reimburse the Manager and Resource America for the documented cost of performing such tasks. The reimbursement amount may be no greater than the amount which we would be required to pay outside professionals or consultants on an arm’s-length basis.

Termination fee	Payable upon termination without cause or non-renewal of the management agreement in an amount equal to four times the sum of the average annual base management fee and the average annual incentive compensation earned by the Manager during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

From March 8, 2005, the date we commenced operations, through September 30, 2005, the Manager had earned base management fees of approximately $1.8 million and received expense reimbursements of $631,000. We did not accrue or pay any incentive fees through September 30, 2005.

Distribution Policy

To maintain our qualification as a REIT under the Internal Revenue Code, we intend to make regular quarterly distributions to our stockholders of at least 90% of our REIT taxable income, which is determined as of the close of our taxable year. Further, to avoid any REIT level corporate income tax and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income. In July 2005, our board of directors declared a quarterly distribution of $3.1 million, or $0.20 per share of common stock, which was paid on July 29, 2005. We funded the distribution from uninvested proceeds of our March 2005 private offering. We subsequently paid a distribution of $4.7 million, or $0.30 per share of our common stock, on October 20, 2005. While the $7.8 million of distributions paid on July 29 and October 20, 2005 were less than our $7.9 million of REIT taxable income, they exceeded our $6.0 million of GAAP net income by $1.8 million. The difference between REIT taxable income and GAAP net income resulted from amortization of non-cash compensation relating to restricted stock and options to purchase common stock granted to the Manager in connection with our March 2005 private offering. On December 29, 2005, our board of directors declared a quarterly distribution of $5.6 million, or $0.36 per share of our common stock, payable on January 17, 2006 to stockholders of record on December 30, 2005.

As a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. REIT taxable income does not necessarily equal net income as calculated in accordance with GAAP. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. We may generate less cash flow than REIT taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

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Up to 20% of the value of a REIT’s assets may consist of investments in the securities of one or more TRSs. A domestic TRS, such as Resource TRS, may retain its net income, and its earnings are subject to the 90% distribution requirement for REIT qualification only to the extent that the TRS actually distributes its earnings to the REIT. However, a foreign TRS, such as Apidos CDO I, generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, regardless of whether it actually distributes its earnings. The net income of a domestic TRS, such as Resource TRS, is subject to federal income tax at regular corporate rates, whether such income is retained or distributed to the REIT.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits for federal income tax purposes, such distributions would generally be considered a return of capital for federal income tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of these tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Exclusion from Regulation under the Investment Company Act

We intend to operate our business so as to be excluded from regulation under the Investment Company Act. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion from regulation under the Investment Company Act, but also that each of our subsidiaries so qualifies.

We believe that RCC Real Estate, Inc., the subsidiary that as of September 30, 2005 held all of our assets other than our syndicated bank loans, is excluded from Investment Company Act regulation under Sections 3(c)(5)(C) and 3(c)(6), provisions designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. To qualify for this exclusion, at least 55% of RCC Real Estate’s assets must consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the Investment Company Act, which we refer to as “qualifying real estate assets.” Moreover, an additional 25% of RCC Real Estate’s assets must consist of qualifying real estate assets and other real estate-related assets. RCC Real Estate does not intend to issue redeemable securities.

We consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 25% test.

We generally do not expect that investments in non-agency RMBS, CMBS and B notes will constitute qualifying real estate assets for the 55% test, unless we determine that those investments are the “functional equivalent” of owning mortgage loans, which will depend, among other things, on whether we have unilateral foreclosure rights with respect to the underlying real estate collateral. Instead, these investments generally will be classified as real estate-related assets for purposes of the 25% test. We generally consider mezzanine loans to be real estate-related assets for purposes of the 25% test, although we may treat some or all of these assets as qualifying real estate assets for purposes of the 55% test if the SEC or its staff express the view that mezzanine loans do so qualify. We do not expect that investments in CDOs, other ABS, syndicated bank loans, equipment leases, trust preferred securities and private equity will constitute qualifying real estate assets. Moreover, to the extent that these investments are not backed by mortgage loans or other interests in real estate, they will not constitute real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of RCC Real Estate’s assets.

We do not expect that our other subsidiaries, RCC Commercial, Inc. and Resource TRS, will qualify for this exclusion. However, we do expect them to qualify for another exclusion under Section 3(c)(7). Accordingly, as required by that exclusion, we will not allow either entity to make, or propose to make, a

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public offering of its securities, and we will require that each owner of securities issued by those entities be a “qualified purchaser” so that those entities are not investment companies subject to regulation under the Investment Company Act. If we form other subsidiaries, we must ensure that they qualify for an exemption or exclusion from regulation under the Investment Company Act.

Moreover, we must ensure that Resource Capital Corp. itself qualifies for an exclusion from regulation under the Investment Company Act. We will do so by monitoring the value of our interests in our subsidiaries. At all times, we must ensure that no more than 40% of our assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the Investment Company Act. Our interest in RCC Real Estate does not constitute an “investment security” for these purposes, but our interests in RCC Commercial and Resource TRS do constitute “investment securities.” Accordingly, we must monitor the value of our interest in these two subsidiaries to ensure that the value of our interests in them never exceeds 40% of the value of our total assets. We will monitor the value of our interest in Resource TRS for tax purposes as well; the applicable tax rules require us to ensure that the total value of the stock and other securities of Resource TRS and any other TRS held directly or indirectly by us does not exceed 20% of the value of our total assets. These requirements may limit our flexibility in acquiring assets in the future.

We have not received, nor have we sought, a no-action letter from the SEC regarding how our investment strategy fits within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using. To the extent that the SEC provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may have to adjust our investment strategy accordingly. Any additional guidance from the SEC could provide additional flexibility to us or it could further inhibit our ability to pursue the investment strategy we have chosen.

Qualification as a REIT

We intend to qualify and will elect to be taxed as a REIT commencing with our taxable year ending December 31, 2005. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on our net taxable income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year and are not eligible for specified relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, our domestic TRSs, including Resource TRS, are subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred rates applicable to qualified dividend income currently in effect for taxable years beginning before December 31, 2008 that apply to dividends received by individuals, trusts and estates from taxable corporations.

Selling Stockholders

Persons who purchased shares of our common stock in connection with the private offering we completed in March 2005 and their transferees have the right to sell their common stock in this offering. This offering includes 1,889,900 shares of common stock to be sold by selling stockholders. With respect to 13,443,434 shares of common stock issued in our March 2005 private placement that are not included in this offering, we have agreed to file a registration statement with the SEC for the resale of such shares no later than March 31, 2006 and to use our best efforts to cause the registration statement to become effective. However, investors who include any of their shares in this offering are subject to lock up periods with respect to their remaining shares.

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Our Formation and Structure

We were organized on January 31, 2005 as a Maryland corporation and completed a private offering of our common stock in March 2005 in which we sold 15,333,334 shares of our common stock, resulting in net proceeds to us of $214.8 million. Credit Suisse Securities (USA) LLC acted as our exclusive initial purchaser and placement agent in this offering. Resource America, the corporate parent of the Manager, and entities affiliated with it purchased 1,000,000 shares of our common stock in the offering, representing 6.1% of our common stock on a fully-diluted basis. 900,000 of the shares purchased by Resource America, or 5.5% of our common stock on a fully-diluted basis, are held by Resource Capital Investor, a wholly owned subsidiary of Resource America. The remaining 100,000 shares purchased by Resource America, or 0.6% of our common stock on a fully-diluted basis, are held by the Manager. Directors, officers and other persons related to us, the Manager and Resource America and their affiliated entities purchased 278,000 shares, or 1.7% of our common stock on a fully-diluted basis, in that offering. In addition, at the completion of the offering, we granted to the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of our common stock at an exercise price of $15.00 per share, of which 344,079 shares of restricted stock were allocated to persons who are directors, officers and employees of the Manager or of Resource America providing services through the Manager, representing 2.1% of our common stock on a fully-diluted basis. After giving effect to the allocated shares, the Manager holds options and shares representing 4.6% of our common stock on a fully-diluted basis.

On January 13, 2006, we paid a special dividend to our stockholders of record on January 4, 2006, including holders of restricted stock, consisting of warrants to purchase our common stock. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $15.00 per share. Stockholders received one warrant for each ten shares of common stock held. If an existing stockholder owned shares in other than a ten-share increment, the stockholder received an additional warrant. The warrants will expire on January 13, 2009 and will not be exercisable until January 13, 2007. An aggregate of 1,568,244 shares will be issuable upon exercise of the warrants.

Following completion of this offering, Resource America, the Manager and their affiliates, including our officers and directors, will collectively own 2,441,370 shares of our common stock, representing approximately 12.2% of shares outstanding on a fully-diluted basis, including options to purchase 651,666 shares of our common stock and warrants to purchase 162,704 shares of our common stock, representing approximately 4.1% of our common stock on a fully-diluted basis. If Resource Capital Investor purchases the maximum 1,000,000 shares it may purchase in this offering, Resource America, the Manager and their affiliates will own 3,441,370 shares of our common stock, representing approximately 17.2% of shares outstanding on a fully-diluted basis. Our principal office is located at 712 Fifth Avenue, 10th Floor, New York, New York 10019. Our website is located at www.resourcecapitalcorp.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Our investment activities are managed by the Manager and, through it, by Resource America, which we consider to be our promoters, and are supervised by our investment committee and board of directors. Edward E. Cohen, the Chairman of Resource America and the Manager, and Jonathan Z. Cohen, the Chief Executive Officer and President of Resource America and the Manager, hold the same positions with us.

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The following illustrates the structure and ownership of our company after this offering, on a fully-diluted basis including the shares of common stock for which the warrants referred to above are exercisable, and the management relationship between Resource America, the Manager and us:

(1)	Includes options to purchase 651,666 shares of our common stock and 921 shares of restricted stock granted at the completion of our March 2005 private offering and unallocated.
(2)
We formed RCC Real Estate to hold our commercial real estate-related assets and our residential real estate-related assets and RCC Commercial to hold our commercial finance assets. We formed Resource TRS to hold assets, such as equipment leases, non-qualifying hedges and equity interests in CDOs, to the extent necessary to assure our compliance with the gross income and asset tests applicable to REITs.

(3)
Excludes 688,695 shares, or 3.4% of shares outstanding, held or to be held by directors, officers and affiliates after this offering, which shares are included in the “Directors, Officers and Affiliates” box.

(4)
Includes holders who purchased stock in our March 2005 private placement, excluding shares held by officers, directors, affiliates, shares held by the Manager and 1,889,900 shares being sold by selling stockholders in this offering.

(5)
The equity interests we own are subordinate in right of payment to all other securities issued by the CDO. Apidos CDO I is a TRS; we intend to make a TRS election for Apidos CDO III. Ischus CDO II is a qualified REIT subsidiary, or QRS. We show Apidos CDO III as our subsidiary even though we do not yet own the equity interest in it because we are required to consolidate it into our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Variable Interest Entities.”

(6)	If Resource Capital Investor purchases the maximum 1,000,000 shares it may purchase in this offering, it will own 9.9% of our common stock and the IPO investors will own 15.0%.

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The Offering

Common stock offered by us	2,110,100 shares.
Common stock offered by selling stockholders	1,889,900 shares.
Common stock to be outstanding after this offering	17,792,434 shares.(1)
Use of proceeds	We intend to use the net proceeds of this offering to repay outstanding indebtedness under repurchase agreements. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.
Reserved New York Stock Exchange symbol	Our common stock has been approved for listing, subject to official notice of issuance, under the symbol “RSO.”
Ownership and transfer restrictions	In order to assist in complying with requirements that limit the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. One such waiver has been granted to Omega Advisors, Inc. in its capacity as the manager of funds and investment accounts which purchased common stock in the March 2005 private offering. None of such funds or accounts individually owns more than 9.8% of our outstanding common stock and, collectively, they own 13.2% of our outstanding common stock. Omega’s ownership limit has been set at 15% of our outstanding capital stock in the aggregate, provided that no one fund or account can own more than 9.8%. Our board may reduce each of these ownership limits in its discretion; however, any such reduction will not be effective as to shares then owned by Omega’s funds and accounts which are in excess of the reduced limit.
Our charter also prohibits any person from beneficially or constructively owning capital stock such that we would be deemed to be “closely held” under the Internal Revenue Code, would have our capital stock being beneficially owned by fewer than 100 persons, or would otherwise cause us to fail to qualify as a REIT.

(1)
Based upon the number of shares of our common stock outstanding on January 5, 2006. Includes 345,000 shares of restricted stock granted to the Manager and 4,000 shares of restricted stock granted to our independent directors in connection with our March 2005 private offering. Does not include 1,568,244 shares of our common stock issuable upon exercise of the warrants we distributed as a dividend on January 13, 2006 to our stockholders of record on January 4, 2006, options to purchase 651,666 shares of our common stock granted to the Manager in connection with our March 2005 private offering, and 532,667 shares of our common stock available for future grant under our stock incentive plan.

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Summary Consolidated Financial Information

The following table presents summary historical consolidated financial information as of and for the periods indicated. We derived the information as of June 30, 2005 and for the period March 8, 2005 (date operations commenced) through June 30, 2005 from our consolidated financial statements, which have been audited by Grant Thornton LLP, an independent registered public accounting firm, whose report is included elsewhere in this prospectus. We derived the information as of September 30, 2005 and for the three months then ended and for the period March 8, 2005 (date operations commenced) through September 30, 2005 from our unaudited financial statements included elsewhere in this prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	Three months ended September 30, 2005	Period from March 8, 2005 (date operations commenced) to June 30, 2005	Period from March 8, 2005 (date operations commenced) to September 30, 2005

	(Unaudited)		(Unaudited)
	(in thousands, except share and per share data)
Consolidated Income Statement Data:
Revenues:
Net interest income:
Interest income	$21,596	$13,093	$34,689
Interest expense	15,595	8,140	23,735

Net interest income	6,001	4,953	10,954

Other revenue:
Net realized gain (loss) on investments	192	(14)	178

Expenses:
Management fee expense-related party	822	1,016	1,838
Equity compensation expense-related party	836	1,036	1,872
Professional services	222	122	344
Insurance expense	122	150	272
General and administrative	415	383	798

Total expenses	2,417	2,707	5,124

Net income	$3,776	$2,232	$6,008

Net income per share — basic	$0.25	$0.15	$0.39

Net income per share — diluted	$0.24	$0.14	$0.39

Weighted average number of shares outstanding — basic.	15,333,334	15,333,334	15,333,334

Weighted average number of shares outstanding — diluted	15,458,133	15,402,401	15,458,133

	As of September 30, 2005	As of June 30, 2005

	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents (including restricted cash of $79,098 and $15,000)	$102,542	$100,506
Available-for-sale securities, pledged as collateral, at fair value	1,413,602	1,202,343
Available-for-sale securities, at fair value	35,503	59,078
Loans, net of allowances	402,564	179,752
Total assets	2,002,546	1,556,524
Repurchase agreements (including accrued interest of $1,128 and $503)	1,059,736	850,991
CDOs	679,129	—
Warehouse agreements	35,255	472,848
Total liabilities	1,788,764	1,335,102
Total stockholders’ equity	213,782	221,422

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RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before investing in our common stock. If any of the risks discussed in this prospectus occurs, our business, prospects, financial condition, liquidity and results of operations, and our ability to pay distributions, could be materially harmed. This could cause the value of our common stock to decline and you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history. We may not be able to operate our business successfully or generate sufficient revenue to make distributions to our stockholders.

We are a recently-organized REIT that has only a limited operating history. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not be able to execute our investment strategy or achieve our investment objectives and that the value of your investment could decline substantially. Our ability to achieve returns for our stockholders depends on our ability both to generate sufficient cash flow to pay distributions and to achieve capital appreciation, and we cannot assure you that we will do either.

We depend on the Manager and Resource America and may not find suitable replacements if the management agreement terminates.

We have no employees. Our officers, portfolio managers, administrative personnel and support personnel are employees of Resource America. We have no separate facilities and completely rely on the Manager and, because the Manager has no direct employees, Resource America, which have significant discretion as to the implementation of our operating policies and investment strategies. If our management agreement terminates, we may be unable to find a suitable replacement for them. Moreover, we believe that our success depends to a significant extent upon the experience of the Manager’s and Resource America’s executive officers and senior portfolio managers, and in particular Edward E. Cohen, Jonathan Z. Cohen, Steven J. Kessler, Jeffrey D. Blomstrom, Thomas C. Elliott, Christopher D. Allen, Gretchen Bergstresser, David Bloom, Crit DeMent, Alan F. Feldman and Andrew P. Shook, whose continued service is not guaranteed. The departure of any of the executive officers or senior portfolio managers could harm our investment performance.

Termination of our management agreement is an event of default under the repurchase agreements financing our agency RMBS.

Under our repurchase agreements with Credit Suisse Securities (USA) LLC, one of our underwriters, which has financed our purchase of agency RMBS and had an aggregate amount of outstanding indebtedness of approximately $1.0 billion as of September 30, 2005, it will be an event of default if the Manager ceases to be our manager. Such an event of default would cause a termination event, which would give Credit Suisse Securities (USA) LLC the option to terminate all repurchase transactions existing with us and make any amount due by us to Credit Suisse Securities (USA) LLC payable immediately. If the Manager terminates the management agreement and Credit Suisse Securities (USA) LLC terminates the repurchase agreement with us, we may be unable to find another counterparty for our repurchase agreements and, as a result, may be required to sell a substantial portion or all of our agency RMBS. As a result, we may be unable to execute our business plan and may suffer losses, impairing or eliminating our ability to make distributions to our stockholders. Moreover, a sale of all or a substantial portion of our agency RMBS might result in a loss of our exclusion from regulation under the Investment Company Act.

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The Manager and Resource America have only limited prior experience managing a REIT and we cannot assure you that their past experience will be sufficient to successfully manage our business.

The federal income tax laws impose numerous constraints on the operations of REITs. The executive officers of the Manager and Resource America have only limited prior experience managing assets under these constraints, which may hinder the Manager’s ability to achieve our investment objectives.

We must pay the Manager the base management fee regardless of the performance of our portfolio.

The Manager is entitled to receive a monthly base management fee equal to 1/12 of our equity, as defined in the management agreement, times 1.5%, regardless of the performance of our portfolio. The Manager’s entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could hurt our ability to make distributions to our stockholders.

The incentive fee we pay the Manager may induce it to make riskier investments.

In addition to its base management fee, the Manager will receive incentive compensation, payable quarterly, equal to 25% of the amount by which our net income, as defined in the management agreement, exceeds the weighted average prices for our common stock in all of our offerings multiplied by the greater of 2.00% or 0.50% plus one-fourth of the average 10-year treasury rate for such quarter, multiplied by the weighted average number of common shares outstanding during the quarter. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead the Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yields generally have higher risk of loss than investments with lower yields.

The Manager manages our portfolio pursuant to very broad investment guidelines and our board does not approve each investment decision, which may result in our making riskier investments.

The Manager is authorized to follow very broad investment guidelines. While our directors periodically review our investment guidelines and our investment portfolio, they do not review all of our proposed investments. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by the Manager. Furthermore, the Manager may use complex strategies, and transactions entered into by the Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. The Manager has great latitude within the broad investment guidelines in determining the types of investments it makes for us. Poor investment decisions could impair our ability to make distributions to our stockholders.

We may change our investment strategy without stockholder consent, which may result in riskier investments than those currently targeted.

We have not adopted a policy as to the amounts to be invested in each of our intended investments, including securities rated below investment grade. Subject to maintaining our qualification as a REIT and our exclusion from regulation under the Investment Company Act, we may change our investment strategy, including the percentage of assets that may be invested in each class, or in the case of securities, in a single issuer, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations, all of which may reduce the market price of our common stock and impair our ability to make distributions to you. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus.

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Our management agreement was not negotiated at arm’s-length and, as a result, may not be as favorable to us as if it had been negotiated with a third party.

Our officers and two of our directors, Edward E. Cohen and Jonathan Z. Cohen, are officers or directors of the Manager, and Resource America. As a consequence, our management agreement was not the result of arm’s-length negotiations and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement by us without cause is difficult and could be costly.

Termination of our management agreement without cause is difficult and costly. We may terminate the management agreement without cause only annually following its initial term upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least a majority of our outstanding common stock, based upon unsatisfactory performance by the Manager that is materially detrimental to us or a determination that the management fee payable to the Manager is not fair. Moreover, with respect to a determination that the management fee is not fair, the Manager may prevent termination by accepting a mutually acceptable reduction of management fees. We must give not less than 180 days’ prior notice of any termination. Upon any termination without cause, the Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive compensation earned by it during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

The Manager and Resource America may engage in activities that compete with us.

Our management agreement does not prohibit the Manager or Resource America from investing in or managing entities that invest in asset classes that are the same as or similar to our targeted asset classes, except that they may not raise funds for, sponsor or advise any new publicly-traded REIT that invests primarily in domestic MBS in the United States. The Manager’s policies regarding resolution of conflicts of interest may be varied by it if economic, market, regulatory or other conditions make their application economically inefficient or otherwise impractical. Moreover, our officers, other than our chief financial officer, and the officers, directors and employees of Resource America who provide services to us are not required to work full time on our affairs, and anticipate devoting significant time to the affairs of Resource America. As a result, there may be significant conflicts between us, on the one hand, and the Manager and Resource America on the other, regarding allocation of the Manager’s and Resource America’s resources to the management of our investment portfolio.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Our Manager will not assume any responsibility under the management agreement other than to render the services called for under it, and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Resource America, the Manager, their directors, managers, officers, employees and affiliates will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify the parties for all damages and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Our investment portfolio is heavily concentrated in agency RMBS and we cannot assure you that we will be successful in achieving a more diversified portfolio.

As of September 30, 2005, 56.6% of our investment portfolio consisted of agency RMBS. One of our key strategic objectives is to seek to achieve returns over time utilizing a diversified investment strategy. We cannot assure you that we will be successful in diversifying our investment portfolio, and even if we are

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successful in diversifying our investment portfolio it is likely that up to 30% of our fully leveraged assets will be agency RMBS. If we are unable to achieve a more diversified portfolio, we will be particularly exposed to the investment risks that relate to investments in agency RMBS and we may suffer losses if investments in agency RMBS decline in value.

We leverage our portfolio, which may reduce the return on our investments and cash available for distribution.

We currently leverage our portfolio through repurchase agreements and warehouse facilities, and expect in the future to leverage through securitizations, including CDOs, bank credit facilities and other forms of borrowing. We are not limited in the amount of leverage we may use. As of September 30, 2005, our outstanding indebtedness was $1.8 billion and our leverage ratio was 8.3 times. The amount of leverage we use will vary depending on the availability of credit facilities, our ability to structure and market securitizations, the asset classes we leverage and the cash flows from the assets being financed. Our use of leverage subjects us to risks associated with debt financing, including the risk that

•	the cash provided by our operating activities will not be sufficient to meet required payments of principal and interest,

•	the cost of financing will increase relative to the income from the assets financed, reducing the income we have available to pay distributions, and

•
our investments may have maturities that differ from the maturities of the related financing and, consequently, the risk that the terms of any refinancing we obtain will not be as favorable as the terms of existing financing. If we are unable to secure refinancing on acceptable terms, we may be forced to dispose of some of our assets upon disadvantageous terms or to obtain financing at unfavorable terms, either of which may result in losses to us or reduce the cash flow available to meet our debt service obligations or to pay distributions.

Financing that we obtain, and particularly securitization financing such as CDOs, may require us to maintain a specified ratio of the amount of the financing to the value of the assets financed. A decrease in the value of these assets may lead to margin calls or calls for the pledge of additional assets which we will have to satisfy. We may not have sufficient funds or unpledged assets to satisfy any such calls.

Growth in our business operations may strain the infrastructure of the Manager and Resource America, which could increase our costs, reduce our profitability and reduce our cash available for distribution and our stock price. Failure to grow may harm our ability to achieve our investment objectives.

Our ability to achieve our investment objectives depends on our ability to grow, which will depend on the ability of the Manager to identify and invest in securities that meet our investment criteria and to obtain financing on acceptable terms. Our ability to grow also depends upon the ability of the Manager and Resource America to successfully hire, train, supervise and manage any personnel needed to discharge their duties to us under our management agreement. Our business operations may strain Resource’s management infrastructure, which could increase our costs, reduce our profitability and reduce either or both of the distributions we can pay or the price at which our common stock trades.

We operate in a highly competitive market for investment opportunities, which may result in higher prices, lower yields and a narrower net interest spread for our investments, and may inhibit the growth or delay the diversification of our portfolio.

A number of entities compete with us to make the types of investments that we seek to make. We will compete with other REITs, public and private investment funds, commercial and investment banks, commercial finance companies and other debt-oriented investors. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives substantially similar to ours. Some of our competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk

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tolerances or different risk assessments, which could allow them to consider a wider variety of investments or establish more relationships than us. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time or be able to identify and make investments that are consistent with our investment objectives. Competition for desirable investments may result in higher prices, lower yields and a narrower net interest spread, and may delay the investment of our capital as contemplated by this prospectus. If competition has these effects, our earnings and ability to pay distributions could be reduced.

Failure to procure adequate capital and funding may decrease our profitability and our ability to make distributions, reducing the market price of our common stock.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. Moreover, although Resource TRS, our TRS, may retain earnings as new capital, we are subject to REIT qualification requirements which limit the relative value of TRS stock and securities to the other assets owned by a REIT. Consequently, we will depend upon the availability of financing and additional capital to execute our investment strategy. If sufficient financing or capital is not available to us on acceptable terms, we may not be able to achieve anticipated levels of profitability either due to the lack of funding or an increase in funding costs and our ability to make distributions and the price of our common stock may decline.

We intend to finance some of our investments through CDOs in which we will retain the equity. CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We intend to finance our non-agency RMBS, CMBS and commercial finance assets through CDOs, such as Ischus CDO II, Apidos CDO I and Apidos CDO III, in which we will retain the equity interest. A CDO is a special purpose vehicle that purchases collateral that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity interests are subordinate in right of payment to all other securities issued by the CDO. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and other expenses. However, there will be little or no income available to the CDO equity if there are excessive defaults by the issuers of the underlying collateral. In that event, the value of our investment in the CDO’s equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the value of the underlying collateral.

The use of CDO financings with over-collateralization requirements may reduce our cash flow.

We expect that the terms of CDOs we may use to finance our portfolio will generally require the principal amount of the assets forming the collateral pool to exceed the principal balance of the CDOs, commonly referred to as “over-collateralization.” Typically, in a CDO if the delinquencies or losses exceed specified levels, which are generally established based on the analysis by the rating agencies or a financial guaranty insurer of the characteristics of the assets collateralizing the bonds, the amount of over-collateralization required increases or may be prevented from decreasing from what would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria, may restrict our ability to receive net income from assets collateralizing the obligations. Before structuring any CDO issuances, we will not know the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant terms. If our assets fail to perform as anticipated, we may be unable to comply with these terms, which would reduce or eliminate our cash flow from our CDO financings and, as a result, our net income and ability to make distributions.

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Declines in the market values of our investments may reduce periodic reported results, credit availability and our ability to make distributions.

We classify a substantial portion of our assets for accounting purposes as “available-for-sale.” As a result, changes in the market values of those assets are directly charged or credited to stockholders’ equity. A decline in these values will reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale asset is other than temporary, such decline will reduce earnings.

A decline in the market value of our assets may also adversely affect us in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we could have to sell the assets under adverse market conditions. As a result, a reduction in credit availability may reduce our earnings and, in turn, cash available to make distributions.

Loss of our exclusion from regulation under the Investment Company Act would require significant changes in our operations and could reduce the market price of our common stock and our ability to make distributions.

In order to be excluded from regulation under the Investment Company Act, we must comply with the requirements of one or more of the exclusions from the definition of investment company. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion from regulation under the Investment Company Act, but also that each of our subsidiaries so qualifies. If we fail to qualify for an exclusion, we could be required to restructure our activities or register as an investment company. Either alternative would require significant changes in our operations and could reduce the market price of our common stock. For example, if the market value of our investments in assets other than real estate or real estate-related assets were to increase beyond the levels permitted under the Investment Company Act exclusion, we might have to sell those assets in order to maintain our exclusion. The sale could occur under adverse market conditions. If we were required to register as an investment company, our use of leverage to fund our investment strategies would be significantly limited, which would limit our profitability and ability to make distributions, and we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons, portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Rapid changes in the values of our RMBS, CMBS or other real-estate related investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the Investment Company Act.

If the market value or income potential of our RMBS, CMBS or other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate-related investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exclusion from the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent REIT qualification and Investment Company Act considerations.

We are highly dependent on information systems. Systems failures could significantly disrupt our business.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities which could harm our operating results, cause the market price of our common stock to decline and reduce our ability to make distributions.

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If we issue senior securities, their terms may restrict our ability to make cash distributions, require us to obtain approval to sell our assets or otherwise restrict our operations in ways which could make it difficult to execute our investment strategy and achieve our investment objectives.

If we issue senior securities, they will likely be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted the right to hold a perfected security interest in certain of our assets, to accelerate payments due under the indenture, to restrict distributions, and to require approval to sell assets. These covenants could make it more difficult to execute our investment strategy and achieve our investment objectives. Additionally, any convertible or exchangeable securities that we issue may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our ABS securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions could harm the value of the property underlying our ABS or the securities markets in general which could harm our operating results and revenues and may result in the volatility of the value of our securities.

Risks Related to Our Investments

Increases in interest rates and other factors could reduce the value of our investments, result in reduced earnings or losses and reduce our ability to pay distributions.

A significant risk associated with our investment in RMBS, CMBS and other debt instruments is the risk that either or both of long-term and short-term interest rates increase significantly. If long-term rates increase, the market value of our assets would decline. Even if the mortgages underlying the RMBS we own are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, those guarantees do not protect against declines in market value of the related RMBS caused by interest rate changes. At the same time, because of the short-term nature of the financing we expect to use to acquire our investments and to hold RMBS, an increase in short-term interest rates would increase our interest expense, reducing our net interest spread. This could result in reduced profitability and distributions.

We remain subject to losses on our mortgage portfolio despite our strategy of investing in highly-rated RMBS.

At September 30, 2005, approximately 99% of our RMBS were, and we anticipate that substantially all of our RMBS will be, either agency-backed or rated investment grade by at least one rating agency. While highly-rated RMBS are generally subject to a lower risk of default than lower credit quality RMBS and may benefit from third-party credit enhancements such as insurance or corporate guarantees, there is no assurance that the RMBS will not be subject to credit losses. Furthermore, ratings are subject to change over time as a result of a number of factors, including greater than expected delinquencies, defaults or credit losses, or a deterioration in the financial strength of corporate guarantors, any of which may reduce the market value of such securities. Furthermore, ratings do not take into account the reasonableness of the issue price, interest rate risk, prepayment risk, extension risk or other risks associated with the RMBS. As a result, while we attempt to mitigate our exposure to credit risk in our real estate-related portfolio on a relative basis by focusing on highly-rated RMBS, we cannot completely eliminate credit risk and remain subject to other risks to our investment portfolio that could cause us to suffer losses, which may harm the market price of our common stock.

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We invest in RMBS backed by sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than mid-prime or prime residential mortgage loans, which could result in losses to us.

Sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and, as a result, do not qualify for traditional mortgage products. Because of their credit histories, sub-prime borrowers have materially higher rates of delinquency, foreclosure and loss compared to mid-prime and prime credit quality borrowers. As a result, investments in RMBS backed by sub-prime residential mortgage loans may have higher risk of loss than investments in RMBS backed by mid-prime and prime residential mortgage loans.

Investing in mezzanine debt and mezzanine or other subordinated tranches of CMBS, syndicated bank loans and other ABS involves greater risks of loss than senior secured debt investments.

Subject to maintaining our qualification as a REIT, we will invest in mezzanine debt and expect to invest in mezzanine or other subordinated tranches of CMBS, syndicated bank loans and other ABS. These types of investments carry a higher degree of risk of loss than senior secured debt investments such as our RMBS investments because, in the event of default and foreclosure, holders of senior liens will be paid in full before mezzanine investors and, depending on the value of the underlying collateral, there may not be sufficient assets to pay all or any part of amounts owed to mezzanine investors. Moreover, our mezzanine and other subordinate debt investments may have higher loan to value ratios than conventional senior lien financing, resulting in less equity in the collateral and increasing the risk of loss of principal. If a borrower defaults or declares bankruptcy, we may be subject to agreements restricting or eliminating our rights as a creditor, including rights to call a default, foreclose on collateral, accelerate maturity or control decisions made in bankruptcy proceedings. In addition, the prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to economic downturns or individual issuer developments. An economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of instruments underlying the securities to make principal and interest payments may be impaired. In such event, existing credit support relating to the securities’ structure may not be sufficient to protect us against loss of our principal.

The B notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

A B note is a mortgage loan typically secured by a first mortgage on a single large commercial property or group of related properties and subordinated to a senior note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B note owners after payment to the senior note owners. B notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B notes can vary in their structural characteristics and risks. For example, the rights of holders of B notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B note investment we will make. Further, B notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B notes also are less liquid than CMBS, thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in our B note investments could subject us to increased risk of losses.

Our assets likely will include trust preferred securities of financial institutions, or CDOs collateralized by these securities, which may have greater risks of loss than senior secured loans.

Subject to maintaining our qualification as a REIT, we expect that we will invest in the trust preferred securities of financial institutions or CDOs collateralized by these securities. Investing in these securities will involve a higher degree of risk than investing in senior secured loans, including the following:

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Trust preferred securities, which are issued by a special purpose trust, typically are collateralized by a junior subordinated debenture of the financial institution and that institution’s guarantee, and thus are subordinate and junior in right of payment to most of the financial institution’s other debt.

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Trust preferred securities often will permit the financial institution to defer interest payments on its junior subordinated debenture, deferring dividend payments by the trust on the trust preferred securities, for specified periods.

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If trust preferred securities are collateralized by junior subordinated debentures issued by the financial institution’s holding company, dividend payments may be affected by regulatory limitations on the amount of dividends, other distributions or loans a financial institution can make to its holding company, which typically are the holding company’s principal sources of funds for meeting its obligations, including its obligations under the junior subordinated debentures.

As a result, a holder of trust preferred securities may be limited in its ability both to enforce its payment rights and to recover its investment upon default. Moreover, any deferral of dividends on the trust preferred securities in which we may invest will reduce the funds available to us to make distributions which, in turn, could reduce the market price of our common stock.

We may invest in small- and middle-ticket equipment leases which may have greater risks of default than senior secured loans.

Subject to maintaining our qualification as a REIT, we expect that we will invest in small- and middle-ticket equipment leases and anticipate that many of the lessees will be small- to mid-size businesses. As a result, we may be subject to higher risks of lease default than if our lessees were larger businesses. While we will seek to repossess and re-lease or sell the equipment subject to a defaulted lease, we may not be able to do so on advantageous terms. If a lessee files for protection under the bankruptcy laws, we may experience difficulties and delays in recovering the equipment. Moreover, the equipment may be returned in poor condition and we may be unable to enforce important lease provisions against an insolvent lessee, including the contract provisions that require the lessee to return the equipment in good condition. In some cases, a lessee’s deteriorating financial condition may make trying to recover what the lessee owes impractical. The costs of recovering equipment upon a lessee’s default, enforcing the lessee’s obligations under the lease, and transporting, storing, repairing and finding a new lessee or purchaser for the equipment may be high. Higher than expected lease defaults will result in a loss of anticipated revenues. These losses may impair our ability to make distributions and reduce the market price of our common stock.

Preferred equity investments involve a greater risk of loss than traditional debt financing.

Preferred equity investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after any lenders to the entity are paid. As a result, we may not recover some or all of our investment, which could result in losses.

Some of our portfolio investments will be recorded at fair value as estimated by our management and reviewed by our board of directors and, as a result, there will be uncertainty as to the value of these investments.

Some of our portfolio investments will be in the form of securities that are not publicly traded, including the securities of Resource TRS. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value as determined under policies approved by our board of directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock would likely decrease if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

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Some of our investments may be illiquid, which may result in our realizing less than their recorded value should we need to sell such investments quickly.

We have made investments, and expect to make additional investments, in securities that are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. If we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we, the Manager or Resource America has or could be attributed with material non-public information regarding such business entity.

We may enter into warehouse agreements in connection with our planned investment in the equity securities of CDOs and if the investment in the CDO is not consummated, the warehoused collateral will be sold and we must bear any loss resulting from the purchase price of the collateral exceeding the sale price.

In connection with our investment in CDOs that the Manager structures for us, we expect to enter into warehouse agreements with investment banks or other financial institutions, pursuant to which the institutions will initially finance the purchase of the collateral that will be transferred to the CDOs. The Manager will select the collateral. If the CDO transaction is not consummated, the institution would liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the consummation, we will have to bear any resulting loss on the sale. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs, generally is the amount that we have agreed to invest in the equity securities of the CDO.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our investments or to liquidate assets.

We intend to use CDOs to provide long-term financing for a significant portion of the assets we acquire. During the period that we are acquiring these assets, however, we intend to finance our purchases through warehouse facilities until we accumulate a sufficient quantity to permit a CDO issuance. The warehouse facility is typically with a bank or other financial institution that will be the lead manager of the CDO issuance. We direct the warehouse provider to purchase the securities and contribute cash and other collateral which the warehouse provider holds in escrow as security for our commitment to purchase equity in the CDO and to cover our share of losses should securities need to be liquidated. As a result, during the accumulation period, we are subject to the risk that we will not be able to acquire a sufficient amount of eligible assets to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may have to seek other forms of potentially less attractive financing or otherwise to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

We may have to repurchase assets that we have sold in connection with CDOs and other securitizations.

If any of the assets that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about their characteristics, the borrowers and the underlying assets, we may have to purchase these assets from the CDO or securitization vehicle, or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may have to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially reduce our liquidity, earnings and ability to make distributions.

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An increase in our borrowing costs relative to the interest we receive on our assets may impair our profitability, and thus our cash available for distribution to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments at times when we might otherwise not choose to do so. At September 30, 2005, our repurchase agreements had a weighted average maturity of 15 days and our warehouse facility had a weighted average maturity of 182 days. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the income on our assets and the cost of our borrowings. This would adversely affect our returns on our assets that are subject to prepayment risk, including our MBS, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

Termination events contained in our repurchase agreements increase the possibility that we will be unable to maintain adequate capital and funding and may reduce cash available for distribution.

As of September 30, 2005 we had outstanding $1.1 billion of repurchase agreements, representing 60% of our total debt. The occurrence of an event of default under our repurchase agreements may cause transactions to be terminated early. Events of default include failure to complete an agreed upon repurchase transaction, failure to comply with margin and margin repayment requirements, the commencement by us of a bankruptcy, insolvency or similar proceeding or filing of a petition against us under bankruptcy, insolvency or similar laws, or admission of an inability to, or intention not to, perform a party’s obligation under the agreement. Our repurchase agreement with Credit Suisse Securities (USA) LLC includes provisions that establish termination events if:

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we incur a net asset value decline of 20% on a monthly basis, 30% on a quarterly basis, 40% on an annual basis, or 50% or more from the highest net asset value since the inception of the repurchase agreement;

•	we fail to maintain a minimum net asset value of $100 million; or

•	the Manager ceases to be our manager.

The occurrence of an event of default or termination event would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate more favorable funding terms, our financing costs will increase. This may reduce the amount of capital available for investing and/or may impair our ability to make distributions. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

A prolonged economic slowdown, recession or decline in real estate values could impair our investments and harm our operating results.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses on our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and reduce or eliminate our earnings and ability to make distributions.

We may be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate through foreclosure on collateral underlying real estate securities. If we do take title to any property, we could be subject to environmental liabilities with respect to it. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs they incur as a result of environmental contamination, or may have to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial and could reduce our income and ability to make distributions.

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We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of the term or if we default on our obligations under the repurchase agreement.

When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty must resell the securities back to us at the end of the term of the transaction, which is typically 30-90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the market value of those securities, typically about 97% of that value, if the counterparty defaults on its obligation to resell the securities back to us we will incur a loss on the transaction. We will also incur a loss if the value of the underlying securities has declined as of the end of the transaction term, as we will have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could reduce our earnings, and thus our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility.

Our hedging transactions may not completely insulate us from interest rate risk and may result in poorer overall investment performance than if we had not engaged in any hedging transactions.

Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our interest rate hedging activity will vary in scope depending upon market conditions relating to, among other factors, the level and volatility of interest rates and the type of assets we hold. There are practical limitations on our ability to insulate our portfolio from all of the negative consequences associated with changes in short-term interest rates, including:

•	Available interest rate hedges may not correspond directly with the interest rate risk against which we seek protection.

•	The duration of the hedge may not match the duration of the related liability.

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Interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging costs may include structuring and legal fees and fees payable to hedge counterparties to execute the hedge transaction.

•	Losses on a hedge position may reduce the cash available to make distributions to stockholders, and may exceed the amounts invested in the hedge position.

•	The amount of income that a REIT may earn from hedging transactions, other than through a TRS, is limited by federal tax provisions governing REITs.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The party owing money in the hedging transaction may default on its obligation to pay.

We have adopted written policies and procedures governing our hedging activities. Under these policies and procedures, our board of directors is responsible for approving the types of hedging instruments we may use, absolute limits on the notional amount and term of a hedging instrument and parameters for the credit-worthiness of hedge counterparties. The senior managers responsible for each of our targeted asset classes are responsible for executing transactions using the services of independent interest rate risk management consultants, documenting the transactions, monitoring the valuation and effectiveness of the hedges, and providing reports concerning our hedging activities and the valuation and effectiveness of our hedges, to the audit committee of our board of directors no less often than quarterly. Our guidelines also require us to engage one or more experienced third party advisors to provide us with assistance in the identification of

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interest rate risks, the analysis, selection and timing of risk protection strategies, the administration and negotiation of hedge documentation, settlement or disposition of hedges, compliance with hedge accounting requirements and measurement of hedge effectiveness and valuation.

Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of the positions or prevent losses if the values of the positions decline. Hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, we may not be able to hedge against an interest rate fluctuation that is generally anticipated by the market.

The success of our hedging transactions will depend on the Manager’s ability to correctly predict movements of interest rates. Therefore, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks of default by the hedging counterparty and illiquidity.

Subject to maintaining our qualification as a REIT, we expect to use puts and calls on securities or indices of securities, interest rate swaps, caps and collars, including options and forward contracts, and interest rate lock agreements, principally Treasury lock agreements, to seek to hedge against mismatches between the cash flows from our assets and the interest payments on our liabilities. Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we entered into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and we may have to maintain a position until exercise or expiration, which could result in losses.

We may enter into hedging instruments that could expose us to unexpected losses in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into puts and calls on securities or indices of securities and interest rate swaps, caps and collars, including options and forward contracts, and interest rate lock agreements, principally Treasury lock agreements. These hedging instruments require us to fund cash payments in the future under certain circumstances, for example, upon the early termination of the instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the instrument. The amount due would be equal to the unrealized loss of the open positions with the counterparty and could also include other fees and charges. These losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

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Increased levels of prepayments on our MBS might decrease our net interest income or result in a net loss.

Pools of mortgage loans underlie the MBS that we acquire. We generally will receive payments from the payments that are made on these underlying mortgage loans. When we acquire MBS, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. When borrowers prepay their mortgage loans faster than expected, this results in corresponding prepayments on the mortgage-related securities and may reduce the expected yield. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable- rate and fixed-rate mortgage loans. No strategy can completely insulate us from prepayment or other such risks. As a result, in periods of declining rates, owners of MBS may have more money to reinvest than anticipated and be required to invest it at the lower prevailing market rates. Conversely, in periods of rising rates, owners of MBS may have less money to invest than anticipated at the higher prevailing rates. This volatility in prepayment rates also may affect our ability to maintain targeted amounts of leverage on our MBS portfolio and may result in reduced earnings or losses for us and reduce or eliminate the cash available for distribution.

The obligations underlying our RMBS, CMBS and B notes will be subject to delinquency, foreclosure and loss, which could result in losses to us.

The RMBS, CMBS and B notes in which we invest will be secured by underlying mortgage loan obligations. Accordingly, our investments in our portfolio will be subject to all of the risks of the underlying obligations.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay these loans is dependent upon the borrower’s income or assets. A number of factors, including a national, regional or local economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Economic problems specific to a borrower, such as loss of a job or medical problems, may also impair a borrower’s ability to repay his or her loan.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss, that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically depends primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things:

•	tenant mix, success of tenant businesses and property management decisions,

•	property location and condition,

•	competition from comparable types of properties,

•	changes in laws that increase operating expense or limit rents that may be charged,

•	any need to address environmental contamination at the property,

•	the occurrence of any uninsured casualty at the property,

•	changes in national, regional or local economic conditions and/or specific industry segments,

•	declines in regional or local real estate values,

•	declines in regional or local rental or occupancy rates,

•	increases in interest rates, real estate tax rates and other operating expenses,

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation, and

•	acts of God, terrorism, social unrest and civil disturbances.

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In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which would reduce our cash flow from operations. Foreclosure of a mortgage loan can be an expensive and lengthy process which could reduce our return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy as determined by the bankruptcy court, and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Our assets will include syndicated bank loans, other ABS and private equity investments, which will carry higher risks of loss than our real estate-related portfolio.

Subject to maintaining our qualification as a REIT, we invest in syndicated bank loans and other ABS as our portfolio develops. Our syndicated bank loan investments or our other ABS investments, which are principally backed by small business and bank syndicated loans, may not be secured by mortgages or other liens on assets or may involve higher loan-to-value ratios than our RMBS or CMBS. Our syndicated bank loan investments, and our ABS backed by loans, may involve one or more loans that have an interest-only payment schedule or a schedule that does not fully amortize principal over the term of the loan, which will make repayment of the loan depend upon the borrower’s liquidity or ability to refinance the loan at maturity. Numerous factors affect a borrower’s ability to repay or refinance loans at maturity, including national and local economic conditions, a downturn in a borrower’s industry, loss of one or more principal customers and conditions in the credit markets. A deterioration in a company’s financial condition or prospects may be accompanied by a deterioration in the collateral for the syndicated bank loan or any ABS backed by such company’s loans.

In addition, private equity investments may also have a greater risk of loss than senior secured or other financing since such investments are subordinate to debt of the issuer, are not secured by property underlying the investment and may be illiquid, depending upon the existence of a market for the issuer’s securities, the length of time we have held the investment and any rights we may have to require registration under the Securities Act.

Our due diligence may not reveal all of an entity’s liabilities and other weaknesses in its business.

Before investing in the securities of any issuer, we will assess the strength and skills of the issuer’s management, the value of any collateral securing debt securities, the ability of the issuer and the collateral to service the debt and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we will rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the entities or, with respect to debt securities, any underlying collateral. Our due diligence processes, however, may not uncover all facts that may be relevant to an investment decision.

Risks Related to this Offering

A trading market may not develop for our common stock or, if it does, you may not be able to sell your shares at or above the initial offering price.

Before this offering, there was no market for our common stock. Although our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for our common stock will be determined by negotiation between us and the underwriters. You may not be able to sell your shares at or above the initial offering price. The market price of our common stock may also be subject to significant fluctuations in response to our future operating results, analyst reports about us, additions to or departures of key management personnel, actual or projected interest rate changes and other factors, including conditions affecting securities markets

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generally. In recent years, the markets have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performances and prospects of individual companies.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may reduce the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets before we can make any distributions to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or dividend payments that could limit our ability to make distributions to the holders of our common stock. Issuance of substantial amounts of our common stock, including shares of our common stock issued pursuant to our incentive plan, or the perception that these issuances could occur, could depress the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sales will have on the market price of our common stock. We have agreed to file a registration statement with respect to the resale of 15,333,334 shares of common stock issued in our March 2005 private offering no later than March 31, 2006. We have also agreed to register 345,000 shares of restricted stock and 651,666 shares of common stock underlying options issued to the Manager upon completion of our March 2005 private offering and any shares of common stock issued to the Manager as incentive compensation under our management agreement. We also granted an aggregate of 4,000 shares of stock to our independent directors upon the completion of the March 2005 private offering and may issue up to an additional 532,667 shares of common stock under our incentive plan. Moreover, we distributed warrants to purchase an aggregate of 1,568,244 shares of our common stock on January 13, 2006 as a dividend to our stockholders of record as of January 4, 2006 and have agreed to file a registration statement with respect to the resale of those shares within 180 days following the date when the warrants become exercisable.

We also may issue additional common stock in connection with the acquisition of investments and we may grant additional demand or piggyback registration rights in connection with such issuances.

Sales of substantial amounts of common stock or the perception that such sales could occur could reduce the price that our common stock might otherwise obtain.

Future sales of shares of our common stock by the Manager may depress the price of our shares.

Our management agreement provides that we will pay 25% of the Manager’s incentive compensation in shares of our common stock. The Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in shares of our common stock. However, the Manager may not accept common stock in payment of its incentive fees if the payment would result in its owning directly or indirectly more than 9.8% of our common stock. The Manager has registration rights with respect to the shares it receives as incentive compensation which, if exercised, would allow it to freely sell the shares. As a result of the close relationship between the Manager and us, sales of our common stock by the Manager, or the perception that such sales could occur, may cause the market price of our shares to decline and such decline could be disproportionate to the number of shares sold.

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You should not rely on lock-up agreements in connection with the private placement or this offering to limit the amount of common stock sold into the market.

We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions. Our directors and officers, members of our investment committee, the Manager and Resource America will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, and the selling stockholders will agree, with limited exceptions, for a period of 60 days after the date of this prospectus, that they will not, without the prior written consent of Credit Suisse Securities (USA) LLC, offer to sell, sell or otherwise dispose of any shares of our common stock other than the shares of common stock sold by the selling stockholders in this offering.

In addition, holders of common stock issued in our March 2005 private placement have agreed not to sell their shares for a period of 60 days following the date of this prospectus.

Credit Suisse Securities (USA) LLC may, at any time, release all or a portion of the securities subject to these lockup provisions. There are no present agreements between the underwriters and us or any of our executive officers, directors or stockholders releasing them or us from these lockup agreements. However, we cannot predict the circumstances or timing under which Credit Suisse Securities (USA) LLC may waive these restrictions. If the restrictions under the lockup agreements with members of our senior management, directors, members of our investment committee, the Manager, Resource America are waived or terminated, or upon expiration of a lockup period, approximately 1,365,667 shares will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

Your interest in us may be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we sell additional common stock in the future, sell securities that are convertible into common stock or issue shares of common stock, including shares issued as incentive compensation under our management agreement, or options exercisable for shares of common stock.

An increase in market interest rates may reduce the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For example, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, decreasing cash flow and our ability to service our indebtedness and pay distributions.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $2.34 in net tangible book value per share of our common stock, based on the mid-point of the expected price range for the shares to be sold in this offering.

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Some of our underwriters have interests in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

The following circumstances may create conflicts between us and our investors, on the one hand, and those underwriters and their affiliates, on the other:

•
We have purchased and will in the future likely purchase investments, including RMBS, ABS and syndicated loans, from or issued by affiliates of underwriters in this offering or underwritten by underwriters in this offering. As of September 30, 2005, an aggregate of approximately $833.0 million in carrying value, or 45.0%, of our portfolio, had been issued by affiliates of the underwriters in this offering or underwritten by underwriters in this offering, including Credit Suisse Securities (USA) LLC, Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Bear, Stearns International Limited.

•
Credit Suisse Securities (USA) LLC, one of our underwriters, has entered into repurchase agreements with us under which $947.1 million was outstanding at December 31, 2005. These repurchase agreements mature at various dates between January 5, 2006 and January 31, 2006, and we expect they will be extended for consecutive 30-day periods.

•
Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, entered into five interest rate swaps with us between April 15, 2005 and August 9, 2005 in an aggregate amount of $959.0 million. These swaps mature between April 15, 2006 and August 9, 2006.

•
Credit Suisse Securities (USA) LLC acted as the exclusive structurer and placement agent for us in connection with the Ischus CDO II transaction and received a fee of approximately $4.0 million and reimbursement of $12,000 of expenses in connection with the transaction. Credit Suisse Securities (USA) LLC also acted as the exclusive structurer and placement agent for us in connection with the Apidos CDO I transaction and received a fee of approximately $3.6 million and reimbursement of approximately $88,000 of expenses in connection with the transaction.

•	J.P. Morgan Securities Inc., one of our underwriters, has entered into a master repurchase agreement with us under which nothing was outstanding at December 31, 2005.

•
Bear, Stearns International Limited and Bear, Stearns Funding, Inc., affiliates of Bear, Stearns & Co. Inc., one of our underwriters, have also entered into master repurchase agreements with us under which $80.6 million was outstanding at December 31, 2005. These repurchase agreements mature on February 15, 2006, and we expect that they will be extended for consecutive 30-day periods.

•
Citigroup Financial Products, Inc., an affiliate of one of our underwriters, has entered into a warehouse agreement with us pursuant to which it has agreed to provide up to $200.0 million of financing for the acquisition of syndicated bank loans to be sold to Apidos CDO III, under which $35.3 million had been accumulated as of September 30, 2005. Citigroup Global Markets Inc. is acting as the exclusive structurer and placement agent for us in connection with the Apidos CDO III transaction and we expect that it will receive a customary fee of approximately $4.4 million and a reimbursement of approximately $100,000 of expenses in connection with the transaction.

•
Citigroup Global Markets Limited, an affiliate of Citigroup Global Markets Inc., one of our underwriters, owns 650,000 shares of our common stock. Pursuant to NASD Rule 2710(g), these shares will not be sold in this offering, or sold, transferred, assigned, pledged, or hypothecated, and Citigroup Global Markets Limited shall not enter into any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of these shares for a period of 180 days after the date of this prospectus.

As a result of these relationships, some of our underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

In light of these circumstances, although not required under the Conduct Rules of the National Association of Securities Dealers, Inc., or the NASD, this offering is being made using a “qualified independent underwriter,” as defined by the NASD. J.P. Morgan Securities Inc. has assumed the

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responsibilities of acting as a qualified independent underwriter. In such role, J.P. Morgan Securities Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of our common stock will be no higher than the price recommended by J.P. Morgan Securities Inc.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•
There are ownership limits and restrictions on transferability and ownership in our charter. For purposes of assisting us in maintaining our REIT qualification under the Internal Revenue Code, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. This restriction may:

•
discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, resulting in the forfeiture of those shares.

•
Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us. Our board of directors may amend our charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and issue common or preferred stock having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price.

•
Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price.

Maryland takeover statutes may prevent a change in control of us, and the market price of our common stock may be lower as a result.

Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. The act defines “control shares” as voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to specific exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act then, subject to specific conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved

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at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal this exemption.

Business combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transferor issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

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Our right to take action against the Manager is limited.

The obligation of the Manager under the management agreement is to render its services in good faith. It will not be responsible for any action taken by our board of directors or investment committee in following or declining to follow its advice and recommendations. Furthermore, as discussed above under “—Risks Related to Our Business,” it will be difficult and costly for us to terminate the management agreement without cause. In addition, we will indemnify the Manager, Resource America and their officers and affiliates for any actions taken by them in good faith.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future. We may in the future use uninvested offering proceeds or borrowed funds to make distributions.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be impaired by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated taxable earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s tax basis in its investment. Although we currently do not expect that we will do so, we may also use uninvested offering proceeds or borrowed funds to make distributions. Previously, we funded our first distribution in July 2005 out of uninvested proceeds from our March 2005 private offering. The distribution exceeded GAAP net income for the period from inception of operations through June 30, 2005 by $905,000. If we use uninvested offering proceeds to pay distributions in the future, we will have less funds available for investment and, as a result, our earnings and cash available for distribution would be less than we might otherwise have realized had such funds been invested. Similarly, if we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Tax Risks

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our common stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

We may realize excess inclusion income that would increase our tax liability and that of our stockholders.

If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of the stockholders. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Excess inclusion income could result if we hold a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also could be generated if we issue debt obligations, such as certain CDOs, with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage related securities securing those debt obligations, i.e., if we were to own an interest in a taxable mortgage pool. However, the Department of Treasury has not issued regulations regarding the allocation of excess inclusion income to stockholders of a REIT that owns an interest in a taxable mortgage pool. While we do not expect to acquire significant

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amounts of residual interests in REMICs, we will own residual interests in taxable mortgage pools, which means that we will likely generate significant amounts of excess inclusion income.

If we realize excess inclusion income, we may be taxable at the highest corporate income tax rate on a portion of such income that is allocable to the percentage of our stock held by “disqualified organizations,” which are generally cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income. Although the law on the matter is unclear, we may also be taxable at the highest corporate income tax rate on a portion of excess inclusion income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by disqualified organizations. We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending on December 31, 2005. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we will be subject to federal income tax, including any applicable alternative minimum tax on our taxable income, at regular corporate rates. Distributions to stockholders would not be deductible in computing our taxable income. Corporate tax liability would reduce the amount of cash available for distribution to our stockholders. Under some circumstances, we might need to borrow money or sell assets in order to pay that tax. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for the statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income, determined without regard to the dividends paid deduction and not including net capital gains, to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify. In addition, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate corporations for U.S. federal income tax purposes.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, in each calendar year we must distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

We intend to make distributions to our stockholders in a manner intended to satisfy the 90% distribution requirement and to distribute all or substantially all of our net taxable income to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that a domestic TRS distribute its after-tax net income to its parent REIT or their stockholders and Resource TRS may determine not to make any distributions to us. However, foreign non-U.S. TRSs, such as Apidos CDO I, will generally be deemed to

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distribute their earnings to us on an annual basis for federal income tax purposes, regardless of whether such TRSs actually distribute their earnings.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

If we make distributions in excess of our current and accumulated earnings and profits, they will be treated as a return of capital, which will reduce the adjusted basis of your stock. To the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. For risks related to the use of uninvested offering proceeds or borrowings to fund distributions to stockholders, see “— Risks Related to Our Organization and Structure — We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future.”

Our ownership of and relationship with our TRS will be limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the securities of one or more TRSs. A TRS may earn specified types of income or hold specified assets that would not be qualifying income or assets if earned or held directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns, whether or not it distributes that income to us. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Resource TRS will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. Income that is not distributed to us by Resource TRS will not be subject to the REIT 90% distribution requirement and therefore will not be available for distributions to our stockholders. We anticipate that the aggregate value of the securities of Resource TRS, together with the securities we hold in our other TRSs, including Apidos CDO I, will be less than 20% of the value of our total assets, including our TRS securities. We will monitor the compliance of our investments in TRSs with the rules relating to value of assets and transactions not on an arm’s-length basis. We cannot assure you, however, that we will be able to comply with such rules.

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Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges of our borrowings, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of our annual gross income determined without regard to income from qualifying hedges. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through Resource TRS. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

Tax law changes could depress the market price of our common stock.

The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. We cannot predict when or if any new federal income tax law or administrative interpretation, or any amendment to any existing federal income tax law or administrative interpretation, will become effective and any such law or interpretation may take effect retroactively. Tax law changes could depress our stock price or restrict our operations.

Dividends paid by REITs do not qualify for the reduced tax rates provided for under current law.

Dividends paid by REITs are generally not eligible for the reduced 15% maximum tax rate for dividends paid to individuals under recently enacted tax legislation. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends to which more favorable rates apply, which could reduce the value of the stocks of REITs.

The tax treatment of income inclusions from our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries is unclear for purposes of the gross income requirements for REITs.

We may be required to include in our income, even without the receipt of actual distributions, earnings from our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries, including from our current and contemplated equity investments in CDOs, such as our investment in Apidos CDO I and Apidos CDO III. We intend to treat these income inclusions as qualifying income for purposes of the 95% gross income test applicable to REITs but not for purposes of the REIT 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, we cannot assure you that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income to the extent it, together with any other non-qualifying income, exceeds 5% of our gross income.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make in this offering memorandum are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the factors described in this offering memorandum, including those set forth under the sections captioned “Risk Factors” and “Business;”

•	our future operating results;

•	our business prospects;

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates, the debt securities markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	changes in governmental regulations, tax rates and similar matters;

•	availability of investment opportunities in real estate-related and commercial finance assets;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

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USE OF PROCEEDS

We estimate that the net proceeds from our sale of 2,110,100 shares of common stock in this offering will be approximately $29.3 million and approximately $38.3 million if the underwriters exercise their over- allotment option in full, assuming an initial public offering price of $16.00 per share, the midpoint of the expected range of offering prices set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.0 million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We intend to use all of the net proceeds of this offering to repay a portion of the outstanding indebtedness under our repurchase agreements which, as of January 18, 2006, were as follows:

Repurchase agreement counterparties	Amount outstanding	Borrowing rate	Original maturity

Credit Suisse Securities (USA) LLC	$817,508,000	4.38%	January 20, 2006 – February 13, 2006
Bear, Stearns International Limited and Bear, Stearns Funding, Inc.	$80,580,000	5.61%	February 15, 2006
Deutsche Bank AG, Cayman Islands Branch	$38,531,592	5.76%	February 21, 2006

Amounts repaid may be reborrowed from time to time, subject to compliance with borrowing conditions. Credit Suisse Securities (USA) LLC, an underwriter in this offering, and Bear, Stearns International Limited and Bear, Stearns Funding, Inc., affiliates of one of the underwriters, will receive a portion of the net proceeds received by us from this offering through the repayment of indebtedness under these repurchase agreements. We used the proceeds of the repurchase agreements set forth above to finance the acquisition of our agency RMBS and commercial real estate loan portfolios. These repurchase agreements typically expire every 30 days; however, we expect that they will be extended for consecutive 30-day periods.

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INSTITUTIONAL TRADING OF OUR COMMON STOCK

There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our March 2005 private offering are eligible for trading in the PORTAL (SM) Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. To our knowledge, there has been only one trade of our common stock on PORTAL, which was executed on June 10, 2005 at a price of $15.00 per share. This information regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

As of September 30, 2005, we had 15,682,334 shares of our common stock outstanding which were held by approximately 311 beneficial owners. As of September 30, 2005, there were 28 holders of record.

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DISTRIBUTION POLICY

We will elect and intend to qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended on December 31, 2005. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. REIT taxable income does not necessarily equal net income as calculated in accordance with GAAP. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. We may generate less cash flow than REIT taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Up to 20% of the value of a REIT’s assets may consist of investments in the securities of one or more TRSs. A domestic TRS, such as Resource TRS, may retain its net income, and its earnings are subject to the 90% distribution requirement only to the extent the TRS actually distributes its earnings to the REIT. However, if a REIT invests in a foreign TRS, such as our investment in Apidos CDO I and other CDOs in which we intend to invest, the REIT must include in its income the earnings of the foreign TRS on an annual basis for federal income tax purposes, regardless of whether the foreign TRS actually distributes its earnings. The net income of a domestic TRS, such as Resource TRS, is subject to federal income tax at regular corporate rates, regardless of whether such income is retained or distributed to us. For more information, please see “Federal Income Tax Consequences of Our Qualification as a REIT—Taxation of Our Company.”

To maintain our qualification as a REIT under the Internal Revenue Code, we intend to make regular quarterly distributions to our stockholders of at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and not including net capital gain), which is determined as of the close of our taxable year. Further, to avoid any REIT level corporate income tax and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. In July 2005, our board of directors declared a quarterly distribution of $3.1 million, or $0.20 per share of common stock, which was paid on July 29, 2005. We funded the distribution from uninvested proceeds of our March 2005 private offering. We subsequently paid a distribution of $4.7 million, or $0.30 per share of common stock, on October 20, 2005. While the $7.8 million of distributions paid on July 29 and October 20, 2005 were less than our $7.9 million of REIT taxable income, they exceeded our $6.0 million of GAAP net income by $1.8 million. The difference between REIT taxable income and GAAP net income resulted from amortization of non-cash compensation relating to restricted stock and options to purchase common stock granted to the Manager in connection with our March 2005 private offering. On December 29, 2005, our board of directors declared a quarterly distribution of $5.6 million, or $0.36 per share of common stock, payable on January 17, 2006 to stockholders of record on December 30, 2005.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits for federal income tax purposes, such distributions would generally be considered a return of capital for federal income tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005 on an actual basis and on an as adjusted basis giving effect to the sale of common stock by us in this offering at an assumed initial public offering price of $16.00 per share, the mid-point of the expected range of offering prices set forth on the cover page of this prospectus, net of estimated offering expenses and underwriting discounts and commissions, and the application of net proceeds described in “Use of Proceeds.”

You should read this table together with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	As of September 30, 2005
	Actual(1)	As adjusted(2)

	(dollars in thousands)
Debt:
Repurchase agreements, including accrued interest of $1,128	$1,059,736	$1,030,388
Warehouse agreements	35,255	35,255
Collateralized debt obligations (“CDOs”)	679,129	679,129
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000,000 shares authorized; no shares outstanding, actual and as adjusted	—
Common stock, par value $0.001; 500,000,000 shares authorized; 15,682,334 shares issued and outstanding (including 349,000 restricted shares), actual; 17,792,434 shares issued and outstanding, as adjusted	16	18
Additional paid-in capital(3)	220,161	249,507
Deferred equity compensation	(3,520)	(3,520)
Accumulated other comprehensive income	(5,747)	(5,747)
Retained earnings	2,872	2,872

Total stockholders’ equity(3)	213,782	243,130

Total capitalization(3)	$1,987,902	$1,987,902

(1)
Includes 345,000 shares of restricted stock granted to the Manager upon completion of our March 2005 private offering. Does not include options to purchase 651,666 shares of our common stock at an exercise price of $15.00 that we granted to the Manager at the same time. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The Manager has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it and has so allocated 289,000 shares as of September 30, 2005. Includes an aggregate of 4,000 shares of stock granted to our independent directors upon completion of the March 2005 private offering under our stock incentive plan, which shares vest on the first anniversary of the date of grant. Also does not include 532,667 shares of our common stock available for future grant under our stock incentive plan (see “Management—2005 Stock Incentive Plan”) or the 1,568,244 shares of our common stock issuable upon exercise of warrants we distributed as a dividend on January 13, 2006 to our stockholders of record on January 4, 2006. These warrants become exercisable on January 13, 2007.

(2)
Assumes we will sell 2,110,100 shares in this offering at an initial public offering price of $16.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, for net proceeds of approximately $29.3 million after deducting the estimated underwriting discounts and commissions of approximately $2.4 million and estimated offering expenses of approximately $2.1 million, in each case payable by us.

(3)
A $1.00 increase (decrease) in the assume initial offering price of $16.00 per share would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by $2.0 million.

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DILUTION

Purchasers of our common stock offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. The net tangible book value of our common stock as of September 30, 2005 was $213.8 million, or approximately $13.63 per share. Net tangible book value per share represents the amount of our stockholders’ equity, less intangible assets, divided by 15,682,334 shares of common stock outstanding on September 30, 2005, including issued but unvested restricted stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 2,110,100 shares of common stock in this offering and after deducting the underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, our as adjusted net tangible book value as of September 30, 2005 would have been $243.1 million or $13.66 per share. This amount represents an immediate increase in net tangible book value of $0.03 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $2.34 per share to new investors who purchase our common stock in this offering at an assumed initial public offering price per share of $16.00. The following table shows this immediate per share dilution:

Assumed initial public offering price per share	$16.00

Net tangible book value per share as of September 30, 2005	$13.63
Increase in net tangible book value per share attributable to this offering	$ 0.03
As adjusted net tangible book value per share on September 30, 2005 after giving effect to this offering	$13.66
Dilution in as adjusted net tangible book value per share to new investors	$ 2.34

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share would increase (decrease) our net tangible book value after giving effect to this offering by $2.0 million, the net tangible book value per share after giving effect to this offering by $0.11 per share and the dilution in net tangible book value per share to new investors in this offering by $0.89 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of September 30, 2005, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares purchased			Total consideration		Average price
	Number		Percent	Amount	Percent	per share

Existing stockholders	15,682,334	(1)	88.1%	$230,000,010	87.2%	$14.67
New stockholders	2,110,100		11.9%	$33,761,600	12.8%	$16.00

Totals	17,792,434		100.0%	$263,761,610	100.0%	$14.82

(1)
Includes 345,000 shares of restricted stock granted to the Manager upon completion of our March 2005 private offering for which no consideration was paid and an aggregate of 4,000 shares of stock granted to our independent directors on the same date under our stock incentive plan, for which no consideration was paid. Does not include 651,666 shares of our common stock issuable upon exercise of outstanding options or 1,568,244 shares of our common stock issuable upon exercise of the warrants we issued on January 13, 2006 as a dividend to our stockholders of record on January 4, 2006.

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $2.1 million, $2.1 million and $0.11 per share, assuming

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the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to 85.3% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to 2,710,100 or 14.7%, of the aggregate number of shares of common stock outstanding after this offering.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents summary historical consolidated financial information as of and for the periods indicated. We derived the information as of June 30, 2005 and for the period March 8, 2005 (date operations commenced) through June 30, 2005 from our consolidated financial statements, which have been audited by Grant Thornton LLP, an independent registered public accounting firm, whose report is included elsewhere in this prospectus. We derived the information as of September 30, 2005 and for the three months then ended and for the period March 8, 2005 (date operations commenced) through September 30, 2005 from our unaudited financial statements included elsewhere in this prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	Three months ended September 30, 2005	Period from March 8, 2005 (date operations commenced) to June 30, 2005	Period from March 8, 2005 (date operations commenced) to September 30, 2005

	(Unaudited)		(Unaudited)
	(in thousands, except share and per share data)
Consolidated Income Statement Data:
Revenues:
Net interest income:
Interest income	$21,596	$13,093	$34,689
Interest expense	15,595	8,140	23,735

Net interest income	6,001	4,953	10,954

Other revenue:
Net realized gain (loss) on investments	192	(14)	178

Expenses:
Management fee expense-related party	822	1,016	1,838
Equity compensation expense-related party	836	1,036	1,872
Professional services	222	122	344
Insurance expense	122	150	272
General and administrative	415	383	798

Total expenses	2,417	2,707	5,124

Net income	$3,776	$2,232	6,008

Net income per share — basic	$0.25	$0.15	$0.39

Net income per share — diluted	$0.24	$0.14	$0.39

Weighted average number of shares outstanding — basic.	15,333,334	15,333,334	15,333,334

Weighted average number of shares outstanding — diluted	15,458,133	15,402,401	15,458,133

	As of September 30, 2005	As of June 30, 2005

	(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents (including restricted cash of $79,098 and $15,000)	$102,542	$100,506
Available-for-sale securities, pledged as collateral, at fair value	1,413,602	1,202,343
Available-for-sale securities, at fair value	35,503	59,078
Loans, net of allowances	402,564	179,752
Total assets	2,002,546	1,556,524
Repurchase agreements (including accrued interest of $1,128 and $503)	1,059,736	850,991
CDOs	679,129	—
Warehouse agreements	35,255	472,848
Total liabilities	1,788,764	1,335,102
Total stockholders’ equity	213,782	221,422

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion provides information to assist in understanding our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from those expressed in or implied by those forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of certain risks, uncertainties and assumptions associated with those statements.

Overview

We are a specialty finance company that intends to qualify and will elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2005. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy. We intend to invest in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We intend to finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments and to mitigate interest rate risks through derivative instruments. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives.

Our income is generated primarily from the spread between the revenues we receive from our assets and the cost to finance the purchase of those assets and hedge interest rate risks. We generate revenues from the interest we earn on our agency and non-agency RMBS, CMBS, mezzanine loans, B notes, other ABS, syndicated bank loans, dividend payments on trust preferred securities and private equity investments and lease payments on equipment leases. We use a substantial amount of leverage to enhance our returns and we finance each of our different asset classes with different degrees of leverage. The cost of borrowings to finance our investments comprises a significant part of our expenses. Our net income will depend on our ability to control these expenses relative to our revenue. In our non-agency RMBS, CMBS, other ABS, syndicated bank loans, equipment leases, private equity investments and trust preferred asset classes we intend to use warehouse facilities as a short-term financing source and CDOs and other term financing as a long-term financing source. We expect that our other term financing will consist of long-term match funded financing provided through long-term bank financing and asset-backed financing programs. In our commercial real estate loan portfolio, we intend to use repurchase agreements as a short-term financing source and CDOs and other term financing as a long-term financing source. In our agency RMBS portfolio, we finance the acquisition of our investments with short-term repurchase arrangements. We seek to mitigate the risk created by any mismatch between the maturities and repricing dates of our agency RMBS and the maturities and repricing dates of the repurchase agreements we use to finance them through derivative instruments, principally floating to fixed interest rate swap agreements and interest rate cap agreements.

On March 8, 2005, we raised net proceeds of $214.8 million through a private placement of 15,333,334 shares of common stock. Our investment portfolio as of September 30, 2005 reflects our initial investment of substantially all of the net proceeds from the private offering. As of September 30, 2005, 6.11% of our portfolio was invested in commercial real estate-related assets, 56.61% in agency RMBS, 17.83% in non-agency RMBS and 19.45% in commercial finance assets. We intend to diversify our portfolio over our targeted asset classes during the next 12 months from the allocations as of September 30, 2005 as follows: between 20% and 25% in commercial real estate-related assets, between 25% and 30% in agency RMBS, between 15% and 20% in non-agency RMBS, and between 30% and 35% in commercial finance assets, subject to the availability of appropriate investment opportunities and changes in market conditions. Because the amount of leverage we intend to use will vary by asset class, our asset allocation may not reflect the relative amounts of equity capital we have invested in the respective classes. We expect that diversifying our portfolio by shifting the mix towards higher-yielding assets will increase our earnings, subject to maintaining the credit quality of our portfolio. Credit quality refers to the probability that a loan will be repaid in a timely manner. In general, as credit quality decreases, yields increase to compensate for increased default risk. If we

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are unable to maintain the credit quality of our portfolio, we will be subject to increased default risk, including the risk of payment defaults. If we experience payment defaults, our revenues will be reduced and our costs, particularly costs we incur to enforce our rights with respect to defaulting assets, may increase, thereby reducing our earnings.

We are externally managed by the Manager, an indirect wholly-owned subsidiary of Resource America, a publicly traded specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for institutional and sophisticated individual investors in financial fund management (primarily RMBS, CMBS and ABS), real estate and equipment finance. As of September 30, 2005, Resource America managed approximately $7.1 billion of assets, including approximately $3.8 billion of assets in CDOs on a cost basis.

As we develop our investment portfolio, we expect that our ability to achieve our objectives, as well as to operate profitably, will be affected by a variety of economic and industry factors. These factors include:

•
our ability to maintain a positive spread between our MBS and the borrowings we use to fund the purchase of our MBS, which may be adversely affected by a rising interest rate environment such as existed in the period from commencement of our operations to September 30, 2005;

•
the difference between actual prepayment speeds on mortgages underlying our MBS and the prepayment speeds that we projected when we acquired the MBS; typically, prepayment speeds increase in periods of declining interest rates and decrease in periods of rising interest rates such as existed in the period from commencement of our operations to September 30, 2005.

•	our ability to obtain funding and our borrowing capacity, which affects our ability to acquire assets;

•	our intended use of leverage;

•	our borrowing costs, which affect our cost of acquiring and holding our assets;

•	our ability to obtain suitable hedging for our interest rate risks and the extent and cost of that hedging;

•	the market value of our investments;

•	our need to comply with REIT and Investment Company Act requirements, which will affect the nature and composition of our investment portfolio and the amount of revenues we derive from it; and

•	other market developments.

We expect to face increased competition for our targeted investments. This increased competition could result in our having to pay increased prices for our investments, receiving lower yields on invested capital, or both, which could reduce the net interest spread on our portfolio and, as a result, our net income. While we expect that the size and growth of the market for our targeted investments will continue to provide us with a variety of investment opportunities, increased competition may make it more difficult to identify and acquire investments that are consistent with our investment objectives. However, we also believe that bank lenders will continue their historic lending practices of requiring low loan-to-value ratios and high debt service coverage ratios, which will provide lending opportunities to us.

Results of Operations

We made our first investment on March 14, 2005 and we believe that we will fully deploy and leverage, consistent with our financing strategy, the capital raised in our March 2005 private placement by the end of the fourth quarter of 2005, subject to market conditions. As of September 30, 2005, we had approximately $23.4 million of equity capital that we had not deployed and leveraged.

Our initial portfolio investments have been agency RMBS, non-agency RMBS, other ABS, syndicated bank loans, commercial real estate loans, private equity and equipment leases. Our agency RMBS portfolio and commercial real estate loan portfolio are financed through short-term repurchase agreements and our non-agency RMBS, other ABS and syndicated bank loans are financed through warehouse facilities as a short-term financing source. We intend to use CDOs and other secured borrowings as a long-term financing source for our non-agency RMBS, other ABS, syndicated bank loans and commercial real estate loans. We

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closed our initial two CDO financings during the quarter ended September 30, 2005 and have entered into arrangements with respect to a third CDO financing. In general, to the extent that we do not hedge the interest rate exposure within our agency RMBS portfolio, rising interest rates (particularly short-term rates) such as those that existed in the period from March 8, 2005 to September 30, 2005, will decrease our net interest income from levels that might otherwise be expected, as the cost of our repurchase agreements will rise faster than the yield on our agency RMBS. In addition, our agency RMBS are subject to interest rate caps while the short-term repurchase agreements we use to finance them are not. As a result, if interest rates rise to the point where increases in our interest income are limited by these caps, our net interest income could be reduced or we could incur losses. While we have engaged in interest rate swaps that seek to hedge a substantial portion of the risks associated with increasing interest rates, these swaps generally cover a period of one year from the dates they were entered into, currently ranging from April 2006 through August 2006. We intend to extend our hedges on a quarterly basis to maintain hedging coverage of between nine months to a year. However, in a rising interest rate environment, the cost of our hedging, and the levels of the interest rates at which we are hedged, will likely increase, reducing our net income.

The yield on our RMBS may be affected by a difference between the actual prepayment rates of the underlying mortgages and those that we projected when we acquired the RMBS. See “Risk Factors—Risks Related to Our Investments—Increased levels of prepayments on our MBS might decrease our net interest income or result in a net loss.” In periods of declining interest rates, prepayments will likely increase. If we are unable to reinvest the proceeds of such repayments at comparable yields, our net interest income may suffer. In a rising interest rate environment, prepayment rates on our assets will likely slow, causing their expected lives to increase. This may cause our net interest income to decrease as our borrowing and hedging costs may rise while our interest income on these assets will remain constant.

As we seek to diversify our investment portfolio from our initial investment position in agency RMBS, we will seek to execute our match funding strategy for non-agency RMBS, commercial real estate-related assets and commercial finance assets. However, we may not be able to execute this strategy fully, or at all. We expect that, for any period in which we do not match fund these assets, they will reprice more slowly than their related funding. In a rising interest rate environment, such as existed in the period from March 8, 2005 to September 30, 2005, our net interest income could be reduced from levels that might otherwise be expected, or we could incur losses.

For the Quarter Ended September 30, 2005

Summary

Our net income for the quarter ended September 30, 2005 was $3.8 million, or $0.24 per weighted-average common share-diluted.

Net Interest Income

Net interest income for the quarter ended September 30, 2005 totaled $6.0 million. Investment income totaled $21.6 million and was comprised of $11.6 million of interest income on our agency RMBS portfolio, $4.6 million of interest income on our non-agency RMBS and other ABS portfolio, $4.1 million of interest income on our syndicated loan portfolio, $739,000 of interest income on our commercial loan portfolio, $16,000 of interest income from our private equity portfolio and $484,000 of interest income from our leasing portfolio and our temporary investment of offering proceeds in overnight repurchase agreements. Our interest income was offset by $15.6 million of interest expense consisting of $8.6 million on our repurchase agreements, $1.6 million on our warehouse agreements, $4.8 million on our CDO senior notes, $484,000 related to interest rate swap agreements and $183,000 of amortization of debt issuance costs related to our two CDO offerings.

Other Revenues

Net realized gain on investments for the quarter ended September 30, 2005 was $192,000 and was related to gains on sales of bank loans.

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Non-Investment Expenses

Non-investment expenses for the period totaled $2.4 million. Management fees for the period totaled $822,000, all of which was related to the base management fees due to the Manager pursuant to our management agreement. Equity compensation expense-related party totaled $836,000 and consisted of amortization related to the grant of restricted common stock to the Manager and our independent directors and the grant of options to purchase common stock to the Manager as of March 8, 2005. Professional services totaled $222,000 and consisted of audit, tax and legal costs. Insurance expense of $122,000 was the amortization related to our purchase of directors’ and officers’ insurance. General and administrative expenses totaled $415,000 and included $306,000 of expense reimbursements due to the Manager and $30,000 of rating agency expenses.

Income Taxes

We do not pay federal income tax on income we distribute to our stockholders, subject to our compliance with REIT qualification requirements. However, Resource TRS, our domestic TRS, is taxed as a regular subchapter C corporation under the provisions of the Internal Revenue Code. As of September 30, 2005, we did not conduct any of our operations through Resource TRS.

Apidos CDO I, our foreign TRS, was formed to complete a securitization transaction structured as a secured financing. Apidos CDO I is organized as an exempt company incorporated with limited liability under the laws of the Cayman Islands and is generally exempt from federal and state income tax at the corporate level because its activities in the United States are limited to trading in stock and securities for its own account. Therefore, despite its status as a TRS, it generally will not be subject to corporate tax on its earnings and no provision for income taxes is required; however, we generally will be required to include Apidos CDO I’s current taxable income in our calculation of REIT taxable income. We also intend to make an election to treat Apidos CDO III as a TRS.

For the Period from March 8, 2005 (Date Operations Commenced) to September 30, 2005

Summary

Our net income for the period March 8, 2005 to September 30, 2005 was $6.0 million, or $0.39 per weighted-average common share-diluted.

Net Interest Income

Net interest income for the period totaled $11.0 million. Investment income totaled $34.7 million and was comprised of $19.5 million of interest income on our agency RMBS portfolio, $7.2 million of interest income on our non-agency RMBS and other ABS portfolio, $5.6 million of interest income on our syndicated loan portfolio, $752,000 of interest income on our commercial real estate loan portfolio, $30,000 of interest income from our private equity and leasing portfolios and $1.6 million of income from our temporary investment of offering proceeds in overnight repurchase agreements. Our interest income was offset by $23.7 million of interest expense, consisting of $13.2 million on our repurchase agreements, $4.4 million on our warehouse agreements, $4.8 million on our CDO senior notes, $1.1 million related to interest rate swap agreements and $183,000 of amortization of debt issuance costs related to our two CDO offerings.

Other Revenues

Net realized gain on investments for the period was $178,000 and was related to gains on sales of bank loans and other ABS.

Non-Investment Expenses

Non-investment expenses for the period totaled $5.1 million. Management fees for the period totaled $1.8 million, all of which was related to the base management fees due to the Manager pursuant to our management agreement. Equity compensation expense-related party totaled $1.9 million and consisted of amortization related to the grant of restricted common stock to the Manager and our independent directors and the grant of options to purchase common stock to the Manager as of March 8, 2005. Professional services totaled $344,000 and consisted of audit, tax and legal costs. Insurance expense of $273,000 was the

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amortization related to our purchase of directors’ and officers’ insurance. General and administrative expenses totaled $795,000 and include $631,000 of expense reimbursements due to the Manager and $30,000 of rating agency expenses.

Financial Condition

Summary

All of our assets at September 30, 2005 were acquired with the net proceeds from our March 2005 private placement and our use of leverage.

Investment Portfolio

The table below summarizes the amortized cost and estimated fair value of our investment portfolio as of September 30, 2005, classified by interest rate type. The table below includes both (i) the amortized cost of our investment portfolio and the related dollar price, which is computed by dividing amortized cost by par amount, and (ii) the estimated fair value of our investment portfolio and the related dollar price, which is computed by dividing the estimated fair value by par amount (in thousands, except percentages):

	Amortized cost	Dollar price	Estimated fair value	Dollar price	Estimated fair value less amortized cost	Dollar price

Floating rate
Agency RMBS	$—	0.00%	$—	0.00%	$—	0.00%
Non-agency RMBS	328,375	99.11%	328,658	99.20%	283	0.09%
CMBS	472	100.00%	473	100.21%	1	0.21%
Other ABS	19,029	99.87%	19,053	100.00%	24	0.13%
B notes	81,900	100.00%	81,900	100.00%	—	0.00%
Mezzanine loans	—	0.00%	—	0.00%	—	0.00%
Syndicated bank loans	314,916	100.20%	314,916	100.20%	—	0.00%
Equipment leases	—	0.00%	—	0.00%	—	0.00%
Private equity	2,005	100.25%	1,990	99.50%	(15)	-0.75%

Total floating rate	$746,697	99.69%	$746,990	99.73%	$293	0.04%

Hybrid rate
Agency RMBS	$1,070,719	100.05%	$1,062,512	99.29%	$(8,207)	-0.76%
Non-agency RMBS	—	0.00%	—	0.00%	—	0.00%
CMBS	—	0.00%	—	0.00%	—	0.00%
Other ABS	—	0.00%	—	0.00%	—	0.00%
B notes	—	0.00%	—	0.00%	—	0.00%
Mezzanine loans	—	0.00%	—	0.00%	—	0.00%
Syndicated bank loans	—	0.00%	—	0.00%	—	0.00%
Equipment leases	—	0.00%	—	0.00%	—	0.00%
Private equity	—	0.00%	—	0.00%	—	0.00%

Total hybrid rate	$1,070,719	100.05%	$1,062,512	99.29%	$(8,207)	-0.76%

Fixed rate
Agency RMBS	$—	0.00%	$—	0.00%	$—	0.00%
Non-agency RMBS	6,000	100.00%	5,897	98.28%	(103)	-1.72%
CMBS	27,504	98.61%	27,310	97.91%	(194)	-0.70%
Other ABS	3,314	99.97%	3,212	96.89%	(102)	-3.08%
B notes	—	0.00%	—	0.00%	—	0.00%
Mezzanine loans	5,000	100.00%	5,000	100.00%	—	0.00%
Syndicated bank loans	748	99.73%	748	99.73%	—	0.00%
Equipment leases	25,097	100.00%	25,097	100.00%	—	0.00%
Private equity	—	0.00%	—	0.00%	—	0.00%

Total fixed rate	$67,663	99.42%	$67,264	98.84%	$(399)	-0.58%

Grand total	$1,885,079	99.89%	$1,876,766	99.45%	$(8,313)	-0.44%

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Credit Review

We actively monitor the quality of the investments underlying our portfolio by utilizing specialized, proprietary risk management systems and performing detailed credit analysis. When applicable, we monitor the credit rating of our investment portfolio through the use of both Moody’s and Standard & Poor’s ratings and Moody’s WARF. WARF is the quantitative equivalent of Moody’s traditional rating categories and is used by Moody’s in its credit enhancement calculations for securitization transactions. We use WARF because the credit enhancement levels of our CDOs are computed using WARF and we have included the WARF in the tables below. By monitoring Moody’s and Standard & Poor’s ratings and Moody’s WARF we can monitor trends and changes in the credit ratings of our investment portfolio. For RMBS we monitor the credit quality of the underlying borrowers by monitoring trends and changes in the underlying borrowers’ FICO scores. Borrowers with lower FICO scores default more frequently than borrowers with higher FICO scores. For residential RMBS we also monitor trends and changes in LTV ratios. Increases in LTV ratios are likely to result in higher realized credit losses when borrowers default.

For commercial real estate mortgage loans, we monitor trends and changes in elements which impact the borrower’s ability to continue making payments in accordance with the terms of the obligations or to repay the obligation with proceeds raised through a refinancing. These elements include debt-service-coverage ratios, or DSCR, original LTV ratios, property valuations and overall real estate market conditions.

For equipment leases, we monitor and analyze contractual delinquencies, economic conditions and trends, industry statistics and lease portfolio characteristics. We also include factors such as LEAF Financial’s historical loss experience in the asset class.

We performed an allowance for loans losses analysis as of September 30, 2005 and have made the determination that no allowance for loan losses was required for either our securities available-for-sale portfolio or our loan portfolio. As of September 30, 2005, all of our investments are current with respect to the scheduled payments of principal and interest and we did not own any real estate properties that we had acquired through foreclosure actions.

Residential Mortgage-Backed Securities

We invest in adjustable rate and hybrid adjustable rate agency RMBS, non-agency RMBS and, to a lesser extent, fixed rate non-agency RMBS, which are securities representing interests in mortgage loans secured by residential real property in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. In agency RMBS, the mortgage loans in the pools are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac and Ginnie Mae. In general, our agency RMBS will carry implied AAA ratings and will consist of mortgage pools in which we have the entire interest.

Adjustable rate RMBS have interest rates that reset periodically (typically monthly, semi-annually or annually) over their term. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

Hybrid ARMs have interest rates that have an initial fixed period (typically two, three, five, seven or ten years) and reset at regular intervals after that in a manner similar to traditional ARMs. Before the first interest rate reset date, hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage with a maturity equal to the period before the first reset date. After the first interest rate reset date occurs, the price sensitivity of a hybrid ARM resembles that of a non-hybrid ARM.

At September 30, 2005, the mortgages underlying our hybrid adjustable rate agency RMBS had fixed interest rates for a weighted average of approximately 54 months, after which time the rates reset and become adjustable. The average length of time until maturity of those mortgages was 29.4 years. These mortgages are also subject to interest rate caps that limit both the amount that the applicable interest rate can increase during any year, known as an annual cap, and the amount that it can rise through maturity of the mortgage, known as a lifetime cap. After the interest rate reset date, interest rates on our hybrid adjustable rate agency

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RMBS float based on spreads over various LIBOR indices. The weighted average lifetime cap for our portfolio is an increase of 6%; the weighted average maximum annual increase is 2%.

The following table summarizes our hybrid adjustable rate agency RMBS portfolio as of September 30, 2005 (dollars in thousands):

			Weighted average
Security description	Amortized cost	Estimated fair value	Coupon	Months to reset(1)
*nf
3-1 hybrid adjustable rate RMBS	$441,711	$438,731	4.16%	28.3
5-1 hybrid adjustable rate RMBS	185,357	184,408	4.74%	57.3
7-1 hybrid adjustable rate RMBS	443,651	439,373	4.82%	78.6

Total	$1,070,719	$1,062,512	4.53%	54.1

(1)	Represents number of months before conversion to floating rate.

At September 30, 2005, we held $1.1 billion of agency RMBS and $334.6 million of non-agency RMBS, at fair value, which is based on market prices provided by dealers, net of unrealized gains of $9,000 and $779,000, respectively, and unrealized losses of $8.2 million and $599,000, respectively. As of September 30, 2005, our RMBS portfolio had a weighted-average amortized cost of 99.8%. Our agency RMBS were purchased at a premium of $573,000 and are valued below par at September 30, 2005 because the weighted-average coupon of 4.53% and the corresponding interest rates of loans underlying our agency RMBS are below prevailing market rates. Our non-agency RMBS were purchased at a discount to their par value and continue to be valued below par in the aggregate at September 30, 2005 because the weighted-average coupon of 5.44% and the corresponding interest rate of loans underlying our non-agency RMBS are below prevailing market rates. In the current increasing interest rate environment, we expect that the fair value of our RMBS will continue to decrease, thereby increasing our net unrealized losses. At September 30, 2005, none of the securities whose fair market value was below amortized cost had been downgraded by a credit rating agency and 89.5% were guaranteed by either Freddie Mac or Fannie Mae. We intend and have the ability to hold these securities until maturity to allow for the anticipated recovery in fair value of the securities held as they reach maturity.

The following table summarizes our RMBS classified as available-for-sale as of September 30, 2005, which are carried at fair value (in thousands, except percentages):

	Agency RMBS	Non-agency RMBS	Total RMBS

RMBS, gross	$1,070,146	$337,313	$1,407,459
Unaccreted discount	(948)	(3,119)	(4,067)
Unamortized premium	1,521	181	1,702

Amortized cost	1,070,719	334,375	1,405,094
Gross unrealized gains	9	779	788
Gross unrealized losses	(8,216)	(599)	(8,815)

Estimated fair value	$1,062,512	$334,555	$1,397,067

Percent of total	76.1%	23.9%	100.0%

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The table below describes the terms of our RMBS portfolio as of September 30, 2005 (dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Aaa	$1,070,719	100.05%
A1 through A3	42,185	100.26%
Baa1 through Baa3	270,633	99.87%
Ba1 through Ba3	21,557	88.84%

Total	$1,405,094	99.83%

S&P ratings category:
AAA	$1,070,719	100.05%
AA+ through AA-	2,000	100.00%
A+ through A-	57,083	99.61%
BBB+ through BBB-	253,060	98.97%
BB+ through BB-	1,194	94.39%
No rating provided	21,038	100.00%

Total	$1,405,094	99.83%

Weighted average rating factor	86
Weighted average original FICO (1)	638
Weighted average original LTV (1)	80.72%

(1)	Weighted average only reflects our non-agency portfolio.

The stated contractual final maturity of the mortgage loans underlying our portfolio ranges up to 30 years; however, the expected maturities are subject to change based on the prepayments of the underlying mortgage loans.

The actual maturities of RMBS are generally shorter than stated contractual maturities. Actual maturities of our RMBS are affected by the contractual lives of the underlying mortgages, periodic scheduled payments of principal and prepayments of principal. See “Risk Factors—Risk Related to Our Investments—Increased levels of prepayments on our MBS might decrease our net interest income or result in a net loss.”

The constant prepayment rate to balloon, or CPB, on our RMBS for the period from March 8, 2005 to September 30, 2005 was 15%. CPB attempts to predict the percentage of principal that will repay over the next 12 months based on historical principal paydowns. As interest rates rise, the rate of refinancing typically declines, which we believe may result in lower prepayment rates and, as a result, a lower portfolio CPB.

The following table summarizes our RMBS as of September 30, 2005 according to estimated weighted-average life classifications (in thousands, except average coupon):

Weighed average life	Fair value	Amortized cost	Average coupon

Less than one year	$26,647	$26,639	3.22%
Greater than one year and less than five years	1,324,832	1,332,886	4.84%
Greater than five years	45,588	45,569	5.24%

Total	$1,397,067	$1,405,094	4.82%

The estimated weighted-average lives of our RMBS as of September 30, 2005 in the table above are based upon data provided through subscription-based financial information services, assuming constant principal prepayment factors to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility. The actual weighted-average lives of the RMBS in our investment portfolio could be longer or shorter than the estimates in the table above depending on the actual

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prepayment factors experienced over the lives of the applicable securities and are sensitive to changes in both prepayment factors and interest rates.

Commercial Mortgage-Backed Securities

We invest in CMBS, which are securities that are secured by or evidence interests in a pool of mortgage loans secured by commercial properties.

The yields on CMBS depend on the timely payment of interest and principal due on the underlying mortgages loans; defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

At September 30, 2005, we held $27.8 million of CMBS at fair value, which is based on market prices provided by dealers, net of unrealized gains of $74,000 and unrealized losses of $267,000. In the aggregate, we purchased the CMBS at a discount. As of September 30, 2005, the remaining discount to be accreted into income over the remaining lives of the securities was $389,000. These securities are classified as available-for-sale and as a result are carried at their fair market value.

The table below describes the terms of our CMBS as of September 30, 2005 (dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Baa1 through Baa3	$27,976	98.63%

Total	$27,976	98.63%

S&P ratings category:
BBB+ through BBB-	$12,235	98.95%
No rating provided	15,741	98.38%

Total	$27,976	98.63%

Weighted average rating factor	346

Other Asset-Backed Securities

We invest in other ABS, principally CDOs backed by small business loans and trust preferred securities of financial institutions such as banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITs.

At September 30, 2005, we held $22.3 million of other ABS at fair value, which is based on market prices provided by dealers net of unrealized gains of $24,000 and unrealized losses of $102,000. In the aggregate, we purchased the other ABS at a discount. As of September 30, 2005, the remaining discount to be accreted into income over the remaining lives of securities was $25,000. These securities are classified as available-for-sale and as a result are carried at their fair market value.

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The table below describes the terms of our other ABS as of September 30, 2005 (dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Baa1 through Baa3	$22,343	99.89%

Total	$22,343	99.89%

S&P ratings category:
BBB+ through BBB-	$19,090	99.87%
No rating provided	3,253	100.00%

Total	$22,343	99.89%

Weighted average rating factor	397

Private Equity Investments

At September 30, 2005, we held one private equity investment, a perpetual preferred security in a private bank, with a fair value of $2.0 million, based on market prices provided by dealers, net of our unrealized loss of $15,000. We invest in trust preferred securities and preferred equity investments with an emphasis on securities of small- to middle-market financial institutions, including banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITS. Trust preferred securities are issued by a special purpose trust that holds a subordinated debenture or other debt obligation issued by a company to the trust.

The table below describes the terms of our private equity investment as of September 30, 2005 (dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Ba1 through Ba3	$2,005	100.25%

Total	$2,005	100.25%

S&P ratings category:
BBB+ through BBB-	$2,005	100.25%

Total	$2,005	100.25%

Weighted average rating factor	940

Commercial Real Estate Loans

We purchase subordinate interests, referred to as B notes, and mezzanine loans from third parties. B notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A note. The subordination of a B note is generally evidenced by a co-lender or participation agreement between the holders of the A note and the B note. In some instances, the B note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. B note lenders have the same obligations, collateral and borrower as the A note lender, but typically are subordinated in recovery upon a default. B notes share certain credit characteristics with second mortgages in that both are subject to greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A note. B note investments are generally structured with an original term of up to three years, with one year extensions that bring the loan to a maximum term of five years. We expect to hold our B note investments to their maturity.

Mezzanine loans are loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees of the principals of the borrower, or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on

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the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment. We expect the stated maturity of our mezzanine financings to range from three to five years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these investments to maturity.

At September 30, 2005, our commercial real estate loan portfolio consisted of four B notes with an amortized cost of $81.9 million which bear interest at floating rates ranging from one-month LIBOR plus 2.15% to one-month LIBOR plus 3.00% and have maturity dates ranging from July 2007 to April 2008, and one mezzanine loan with an amortized cost of $5.0 million which bears interest at a fixed rate of 9.50% and matures May 2010.

On at least a quarterly basis, we evaluate our loan positions on an individual basis and determine whether an impairment has occurred. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. As of September 30, 2005, we did not record an allowance for credit losses for our commercial real estate loan portfolio.

Syndicated Bank Loans

We acquire senior and subordinated, secured and unsecured loans or syndicated bank loans made by banks or other financing entities. Syndicated bank loans may also include revolving credit facilities under which the lender is obligated to advance funds to the borrower under the credit facility as requested by the borrower from time to time. We expect that some amount of these loans will be secured by real estate mortgages or liens on other assets. Certain of these loans may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan.

At September 30, 2005, we held a total of $315.7 million of syndicated loans, of which $280.4 million are held by and secure the debt issued by Apidos CDO I. We own 100% of the equity issued by Apidos CDO I and are therefore deemed to be the primary beneficiary of the variable interest entity, or VIE. In addition, $35.3 million of our syndicated loans are financed and held on our Apidos CDO III warehouse facility. Upon review of the transaction, we determined that Apidos CDO III is a VIE and we are the primary beneficiary of the VIE. As a result, we consolidated Apidos CDO III as of September 30, 2005, even though we do not yet own any of its equity. We accrued interest income based on the contractual terms of the loans and recognized interest expense in accordance with the terms of the warehouse agreement in our consolidated statement of operations.

The table below describes the terms of our syndicated bank loan investments as of September 30, 2005 (dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Ba1 through Ba3	$127,187	100.19%
B1 through B3	188,477	100.20%

Total	$315,664	100.20%

S&P ratings category:
BBB+ through BBB-	$17,652	100.20%
BB+ through BB-	102,504	100.25%
B+ through B-	193,506	100.16%
CCC+ through CCC-	2,002	101.11%

Total	$315,664	100.20%

Weighted average rating factor	2,075

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Equipment Leases

We invest in small- and middle-ticket equipment leases. The leases are direct financing leases, which are leases in which the rent over the term of the lease returns invested capital plus an appropriate premium without consideration of the residual, that is, the value of selling or re-leasing the equipment at the end of the lease term. We focus on lease equipment and other assets that are essential for businesses to conduct their operations so that end users will be highly motivated to make required monthly payments. At September 30, 2005, we held $25.1 million of equipment leases on a cost basis, net of unearned income.

The following table describes the components of our net investment in direct financing leases as of September 30, 2005 (dollars in thousands):

Total future minimum lease payments	$30,850
Unearned rental increase	(5,753)

Total	$25,097

Interest Receivable

At September 30, 2005, we had interest receivable of $8.2 million, which consisted of $7.8 million of interest on our securities and loans, $192,000 of purchased interest that had been accrued when our securities and loans were purchased and $209,000 of interest earned on escrow and sweep accounts.

Other Assets

Other assets at September 30, 2005 of $936,000 consisted primarily of $210,000 of prepaid directors’ and officers’ liability insurance, $623,000 of prepaid costs, principally professional fees associated with the preparation and filing with the SEC of the registration statement of which this prospectus is a part, $51,000 of prepaid costs associated with the structuring of our hedging transactions and $51,000 of loan origination costs associated with our commercial real estate loan portfolio.

Hedging Instruments

Hedging involves risk and typically involves costs, including transaction costs. The costs of hedging can increase as the length of time covered by the hedges increases and during periods of rising and volatile interest rates. We may increase our hedging activity and, thus, increase our hedging costs during periods when interest rates are volatile and rising. We generally intend to hedge as much of our interest rate risk as the Manager determines is in the best interests of our stockholders, after considering the cost of such hedging transactions and our need to maintain our qualification as a REIT. Our policies do not contain specific requirements as to the percentages or amounts of interest rate risk that we must hedge. We cannot assure you that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. In addition, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. See “Risk Factors—Risks Related to Our Investments—Our hedging transactions may not completely insulate us from interest rate risk and may result in poorer overall investment performance than if we had not engaged in any hedging transactions.”

As of September 30, 2005, we had entered into hedges with a notional amount of $987.2 million. Interest rate hedges entered into during the period from March 8, 2005 to September 30, 2005 and our expected future interest rate hedging will typically consist of interest rate swaps and interest rate caps as a means of adding stability to our interest expense and to manage our exposure to interest rate movements or other identified risks. An interest rate swap is a contractual agreement entered into between two counterparties under which each agrees to make periodic payment to the other for an agreed period of time based upon a notional amount of principal. The principal amount is notional because there is no need to exchange actual amounts of principal in a single currency transaction: there is no foreign exchange component to be taken account of. However, a notional amount of principal is required in order to compute the actual cash amounts that will be periodically exchanged. An interest rate cap is a contractual agreement entered into between two counterparties under which the cap reduces the exposure to variability in future cash outflows attributable to changes in LIBOR.

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Under the most common form of interest rate swaps, a series of payments calculated by applying a fixed rate of interest to a notional principal amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-for-floating interest rate swap. Our hedges at September 30, 2005 were fixed-for-floating interest rate swap agreements whereby we swapped the floating rate of interest on the liabilities we hedged for a fixed rate of interest. The maturity of these hedges range from April to May 2006. At September 30, 2005, the unrealized gain on our interest rate swap agreements was $2.8 million. We intend to continue to seek such hedges for our floating rate debt in the future.

Liabilities

We have entered into repurchase agreements to finance our agency RMBS and commercial real estate loans. These agreements are secured by our agency RMBS and commercial real estate loans and bear interest rates that have historically moved in close relationship to LIBOR. At September 30, 2005, we had established nine borrowing arrangements with various financial institutions, including Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Bear, Stearns International Limited, three of our underwriters. As of September 30, 2005, we had utilized two of these arrangements including one with Credit Suisse Securities (USA) LLC and one with Bear Stearns International Limited. None of the counterparties to these agreements are affiliates of the Manager or us.

At September 30, 2005, we had outstanding $1.0 billion of repurchase agreements with Credit Suisse Securities (USA) LLC with a weighted-average current borrowing rate of 3.79%, all of which matured in less than 30 days. We seek to renew our repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to our repurchase agreements. Through October 31, 2005, we have encountered no difficulties in effecting renewals of our repurchase agreements. At September 30, 2005, the repurchase agreements were secured by agency RMBS with an estimated fair value of $1.0 billion and had a weighted-average maturity of 15 days. The net amount at risk, defined as the sum of the fair value of securities sold plus accrued interest income minus the sum of repurchase agreement liabilities plus accrued interest expense, was $30.5 million at September 30, 2005.

In August 2005, we also entered into a master repurchase agreement with Bear, Stearns International Limited, an affiliate of one of our underwriters, to finance the purchase of commercial real estate loans. The maximum amount of our borrowing under the repurchase agreement is $150.0 million. Each repurchase transaction specifies its own terms, such as identification of the assets subject to the transaction, sales price, repurchase price, rate and term. At September 30, 2005, we had outstanding $56.2 million of repurchase agreements with a weighted average current borrowing rate of 5.01%, all of which matured in less than 30 days. We seek to renew our repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to our repurchase agreements. Through October 31, 2005, we have encountered no difficulties in effecting renewals of our repurchase agreements. At September 30, 2005, the repurchase agreements were secured by commercial real estate loans with an estimated fair value of $81.9 million and had a weighted average maturity of 13 days. The net amount of risk, defined as the sum of the fair value of the securities sold plus accrued interest income minus the sum of the repurchase agreement liabilities plus accrued interest expense, was $26.0 million at September 30, 2005.

As of September 30, 2005, we executed two CDO transactions. In July 2005, we closed Ischus CDO II, a $400.0 million CDO transaction that provided financing for mortgage-backed and other asset-backed securities. The investments held by Ischus CDO II collateralize $376.0 million of senior notes issued by the CDO vehicle. In August 2005, we closed Apidos CDO I, a $350.0 million CDO transaction that provided financing for syndicated bank loans. The investments held by Apidos CDO I collateralize $321.5 million of senior notes issued by the CDO vehicle.

Also during the period from March 8, 2005 to September 30, 2005, we formed Apidos CDO III and began borrowing on a warehouse facility provided by Citigroup Financial Products, Inc. to purchase syndicated loans. At September 30, 2005, $35.3 million was outstanding under the facility. The facility bears interest at a rate of one-month LIBOR plus 0.25%, which was 3.99% at September 30, 2005.

At September 30, 2005, we had a liability for unsettled and unfunded securities of $3.0 million.

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Stockholders’ Equity

Stockholders’ equity at September 30, 2005 was $213.8 million and included $8.3 million of net unrealized losses on MBS, other ABS and private equity investments offset by $2.6 million of unrealized gains on cash flow hedges, shown as a component of accumulated other comprehensive loss.

As a result of our “available-for-sale” accounting treatment, unrealized fluctuations in market values of assets do not impact our income determined in accordance with GAAP or our taxable income, but rather are reflected on our balance sheet by changing the carrying value of the asset and stockholders’ equity under “Accumulated Other Comprehensive Income (Loss).” By accounting for our assets in this manner, we hope to provide useful information to stockholders and creditors and to preserve flexibility to sell assets in the future without having to change accounting methods.

REIT Taxable Income and Investment Company Act Matters

The Internal Revenue Code requires that, as of the close of each quarter, at least 75% of our total assets be “real estate assets” as defined in the Internal Revenue Code. The Internal Revenue Code also requires that, for each taxable year, at least 75% of our gross income come from real estate sources and 95% of our gross income come from real estate sources and certain other sources itemized in the Internal Revenue Code, such as dividends and interest. As of September 30, 2005, we believe that we were in compliance with such requirements. We also believe that we met all of the REIT requirements regarding ownership of our common stock as of September 30, 2005.

We are subject to federal income taxation at corporate rates on our net taxable income; however, we are allowed a deduction for the distributions we make to our stockholders, thereby subjecting the net income we distribute to taxation at the stockholders’ level only. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on our net taxable income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year and are not eligible for specified relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, a domestic TRS, such as Resource TRS, is subject to federal income taxation and to various other taxes. Since we, as a REIT, expect to make distributions based on taxable earnings, we expect that our distributions may at times be more or less than our reported earnings. REIT taxable income is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Total taxable income is the aggregate amount of taxable income generated by us and by our domestic and foreign taxable REIT subsidiaries. REIT taxable income excludes the undistributed taxable income of our domestic taxable REIT subsidiary, if any such income exists, which is not included in REIT taxable income until distributed to us. There is no requirement that our domestic taxable REIT subsidiary distribute its earning to us. REIT taxable income, however, includes the taxable income of our foreign taxable REIT subsidiaries because we will generally be required to recognize and report their taxable income on a current basis. We believe that a presentation of REIT taxable income provides useful information to investors regarding our financial condition and results of operations as this measurement is used to determine the amount of dividends that we are required to declare to our stockholders in order to maintain our status as a REIT for federal income tax purposes. We use REIT taxable income for this purpose. Because not all companies use identical calculations, this presentation of REIT taxable income may not be comparable to other similarly-titled measures of other companies. The following table reconciles our REIT taxable income to our net income.

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	Three months ended September 30, 2005	Period from March 8, 2005 (date operations commenced) through September 30, 2005

Net income	$3,776	$6,008
Additions:
Share-based compensation to related parties	836	1,873

REIT taxable income	$4,612	$7,881

We intend to operate our business so that we are not regulated as an investment company under the Investment Company Act because the regulatory requirements imposed upon registered investment companies would make it difficult to implement our investment strategies. Among other restrictions, the Investment Company Act imposes restrictions on a company’s use of leverage. In order to qualify for exclusion from regulation under the Investment Company Act, at all times no more than 40% of our assets, on an unconsolidated basis, excluding government securities and cash, may be “investment securities” as defined in the Investment Company Act. For these purposes, the equity securities of a majority-owned subsidiary which is not itself an investment company would not constitute investment securities. As of September 30, 2005, we had three subsidiaries, RCC Real Estate, RCC Commercial and Resource TRS. The equity interests of RCC Commercial and Resource TRS will constitute investment securities and must be monitored to ensure that their fair value does not exceed the 40% test. As of September 30, 2005, we had invested approximately $60.8 million of our equity in RCC Commercial, where we held $315.7 million of commercial loans, $25.1 million of direct financing leases and a $2.0 million private equity investment. At September 30, 2005, we had made no investment in Resource TRS and it held no assets. We intend to operate RCC Real Estate, which as of September 30, 2005 held a significant portion of our investments, so that it qualifies for the exclusion from regulation under Section 3(c)(5)(C) of the Investment Company Act. If it qualifies for the exclusion, the equity interests we hold in it will not be deemed to be investment securities and, as a result, we will meet the 40% test. Section 3(c)(5)(C) excludes from regulation as an investment company those companies that do not issue redeemable securities and that are “primarily engaged” in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In order to maintain this exclusion, at least 55% of RCC Real Estate’s assets must be “qualifying real estate assets” such as whole mortgage loans, whole pool MBS, MBS and B notes with respect to which we have unilateral foreclosure rights on the underlying mortgages. Other MBS may or may not constitute qualifying real estate assets, depending on their characteristics, including whether the securities are subject to risk of loss and the rights that RCC Real Estate has with respect to the underlying loans. To qualify for Section 3(c)(5)(C) exclusion from regulation, not only must RCC Real Estate maintain 55% of its assets in qualifying real estate assets, but it must also maintain at least an additional 25% of its assets in real estate-related assets, such as MBS that do not constitute qualifying real estate assets for the 55% test, or additional qualifying real estate assets. At September 30, 2005, RCC Real Estate met both the 55% and 25% tests.

Liquidity and Capital Resources

Through September 30, 2005, our principal sources of funds were the net proceeds from our March 2005 private placement, repurchase agreements totaling $1.1 billion, including accrued interest of $1.1 million with a weighted average current borrowing rate of 3.86%, CDO financings totaling $679.1 million with a weighted average current borrowing rate of 4.24% and warehouse agreements totaling $35.3 million with a weighted average current borrowing rate of 3.89%. We expect to continue to borrow funds in the form of repurchase agreements to finance our agency RMBS and commercial real estate loan portfolios and through warehouse agreements to finance our non-agency RMBS, CMBS, ABS, syndicated bank loans, trust preferred securities, private equity investments and equipment leases prior to the execution of CDOs and other term financing vehicles.

We held cash and cash equivalents of $102.5 million at September 30, 2005. We also held $35.5 million of available-for-sale securities that had not been pledged as collateral under our repurchase agreements.

We anticipate that, upon repayment of each borrowing under a repurchase agreement, we will immediately use the collateral released by the repayment as collateral for borrowing under a new repurchase agreement. We also anticipate that our borrowings under our warehouse credit facility will be refinanced

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through the issuance of CDOs. Our leverage ratio may vary as a result of the various funding strategies we expect to utilize in the future. As of September 30, 2005, our leverage ratio was 8.3 times, which is consistent with our target of eight to 12 times. We expect to have fully invested the net proceeds from our March 2005 private placement by December 31, 2005. We also expect to increase our leverage by approximately $200.0 million during the same period of time.

We have entered into master repurchase agreements with Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities Inc., Countrywide Securities Corporation, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Goldman Sachs & Co., Bear, Stearns International Limited and UBS Securities LLC. Each such agreement is a standard form providing as follows:

•
The parties may from time to time enter into repurchase transactions. The agreement for a repurchase transaction may be oral or in writing. None of the master repurchase agreements specifies a maximum amount for repurchase transactions with us.

•
Each repurchase transaction will be entered into by agreement between the parties specifying the terms of the transaction, including identification of the assets subject to the transaction, sale price, repurchase price, rate, term and margin maintenance requirements.

•
We must cover margin deficits by depositing cash or additional securities reasonably acceptable to our counterparty with it, but have the option to obtain payment from our counterparty of the amount by which the market value of the securities subject to a transaction exceeds the applicable margin amount for the transaction, either in cash or by delivery of securities.

•	We are entitled to receive all income paid on or with respect to the securities subject to a transaction, provided that the counterparty may apply income received to reduce our repurchase price.

•	It is an event of default under the agreement if:

•	we fail to transfer or our counterparty fails to purchase securities after we reach an agreement with respect to a particular transaction;

•	either party fails to comply with the margin and margin repayment requirements;

•	the counterparty fails to pay to us or credit us with income from the securities subject to a transaction;

•	either party commences a proceeding or has a proceeding commenced against it, under any bankruptcy, insolvency or similar laws; or

•	either party shall admit its inability to, or intention not to, perform any of its obligations under the master repurchase agreement.

•
Upon an event of default, the non-defaulting party may accelerate the repurchase date for the transaction and all income paid upon the securities will belong to the non-defaulting party. If we are the defaulting party, our counterparty may sell the securities or give us credit for the value of the securities on the date of default, and we would remain liable for any deficit. If our counterparty is the defaulting party, we may purchase replacement securities, or elect to be deemed to have purchased replacement securities, with our counterparty being liable for the cost of the replacement securities or the amount by which the deemed repurchase price exceeds the stated repurchase price. We may also, by tender of the repurchase price, be deemed to have the securities automatically transferred to us. The defaulting party will also be liable to the non-defaulting party for all costs, expenses and damages, including the costs of entering into or terminating hedge transactions, of the non-defaulting party, plus interest at the rate specified in the repurchase agreement.

The master repurchase agreement may be terminated by either party without cause upon written notice, but will remain in effect as to any transactions then outstanding.

As of September 30, 2005, we had $1.0 billion outstanding under our agreement with Credit Suisse Securities (USA) LLC to finance our agency RMBS portfolio. Our repurchase agreement with Credit Suisse Securities (USA) LLC also provides that it will terminate if:

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•	our net asset value declines 20% on a monthly basis, 30% on a quarterly basis, 40% on an annual basis, or 50% or more from the highest net asset value since the inception of the repurchase agreement;

•	we fail to maintain a minimum net asset value of $100 million;

•	the Manager ceases to be our manager;

•	we fail to qualify as a REIT; or

•	we fail to deliver specified documents, including financial statements or financial information due annually, quarterly or monthly, or an estimate of net asset values.

We have also entered into a master repurchase agreement with Bear, Stearns International Limited, an affiliate of Bear, Stearns & Co. Inc., one of our underwriters. As of September 30, 2005, we had $56.2 million outstanding under this agreement. The agreement provides as follows:

•	Bear, Stearns International Limited, in its sole discretion, will purchase assets from us, and will transfer those assets back to us at a particular date or on demand;

•	the maximum aggregate amount of outstanding repurchase is $150.0 million;

•
each repurchase transaction will be entered into by agreement between the parties specifying the terms of the transaction, including identification of the assets subject to the transaction, sale price, repurchase price, rate, term and margin maintenance requirements; and

•	if we control the servicing of the purchased assets, we must service the assets for the benefit of Bear, Stearns International Limited.

It is an event of default under the agreement if:

•	Bear, Stearns International Limited is not granted a first priority security interest in the assets;

•	we fail to repurchase securities, we fail to pay any price differential or we fail to make any other payment after we reach an agreement with respect to a particular transaction;

•	any governmental or regulatory authority takes any action materially adverse to our business operations;

•	Bear, Stearns International Limited determines, in good faith:

•	that there has been a material adverse change in our corporate structure, financial condition or creditworthiness;

•	that we will not meet or we have breached any of our obligations; or

•	that a material adverse change in our financial condition may occur due to pending legal actions;

•	we have commenced a proceeding, or had a proceeding commenced against us, under any bankruptcy, insolvency, reorganization or similar laws;

•	we make a general assignment for the benefit of creditors;

•	we admit in writing our inability to pay our debts as they become due;

•
we have commenced a proceeding, or had a proceeding commenced against us, under the provisions of the Securities Investor Protection Act of 1970, which we consent to or do not timely contest, results in the entry of an order for relief, or is not dismissed within 15 days;

•	a final judgment is rendered against us in an amount greater than $1.0 million and remains undischarged or unpaid for 90 days;

•	we have defaulted or failed to perform under any other note, indenture, loan, guaranty, swap agreement or any other contract to which we are a party which results in:

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•	a final judgment involving the failure to pay an obligation in excess of $1.0 million or

•
a final judgment permitting the acceleration of the maturity of obligations in excess of $1.0 million by any other party to or beneficiary of such note, indenture, loan, guaranty, swap or any other contract; or

•
we breach any representation, covenant or condition, fail to perform, admit inability to perform or state our intention not to perform our obligations under the repurchase agreement or in respect to any repurchase transaction.

Upon our event of default, Bear, Stearns International Limited may accelerate the repurchase date for each transaction. Unless we have tendered the repurchase price for the assets, Bear, Stearns International Limited may sell the assets and apply the proceeds first to its costs and expenses in connection with our breach, including legal fees; second, to the repurchase price of the assets; and third, to any of our other outstanding obligations.

The repurchase agreement also provides that we shall not, without the prior written consent of Bear, Stearns International Limited:

•
permit our net worth at any time to be less than the sum of 80% of our net worth on the date of the agreement and 75% of the amount received by us in respect of any equity issuance after the date of the agreement;

•	permit our net worth to decline by more than 15% in any calendar quarter or more than 30% during any trailing consecutive twelve month period;

•	permit our ratio of total liabilities to net worth to exceed 15:1; or

•	permit our consolidated net income, determined in accordance with GAAP, to be less than $1.00 during the period of any four consecutive calendar months.

We have a warehouse facility with Citigroup Financial Products, Inc., an affiliate of Citigroup Global Markets, Inc., pursuant to which it will provide up to $200.0 million of financing for the acquisition of syndicated bank loans to be sold to Apidos CDO III, subject to an increase in the total amount of bank loans to be financed by Citigroup Financial Products, Inc. upon mutual agreement of the parties. Apidos serves as the collateral manager for the loans and has the right to select the loans and direct Apidos CDO III to purchase them.

Under the terms of the facility, loans that Apidos CDO III acquires through funding provided by the facility are assigned to Citigroup Financial Products, Inc., which holds them until the facility terminates or the loans are sold. Apidos CDO III has granted Citigroup Financial Products, Inc. a first priority security interest in all of its assets as further security for the facility. The facility will terminate on the earlier to occur of the date on which Apidos CDO III first issues CDO securities or May 16, 2006. The facility may be earlier terminated by either party on 10 days’ notice, except that if Citigroup Financial Products, Inc. will be required to bear any losses upon termination (effectively, losses in excess of $20.0 million, as referred to below), it must consent to the termination.

Upon consummation of its offering of CDO securities, Apidos CDO III has the right to repurchase the loans held in the facility at a price equal to:

•
the repurchase price, which is generally the sum of the original purchase price of the loans plus any additional amounts paid by Citigroup Financial Products, Inc. with respect to the loans, plus all accrued but unpaid interest, minus principal payments with respect to the loans; minus

•	sales proceeds from any loan sales; plus

•	an interest rate factor, pro rated over the time the loans were held in the facility, equal to one-month LIBOR, reset daily, plus 0.25% per year; minus

•	administration fees, such as fees payable to brokers; minus

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•
excess interest, which is defined as the difference between the interest received by Citigroup Financial Products, Inc. with respect to the loans and the sum of the interest rate factor and warehousing fee, referred to below.

If the Apidos CDO III offering of CDO securities is not consummated, or if Apidos CDO III otherwise fails to repurchase one or more loans held in the facility, Citigroup Financial Products, Inc. will liquidate the portfolio. We must reimburse Citigroup Financial Products, Inc. for any collateral losses upon liquidation up to a maximum of $20.0 million. Upon any liquidation of the portfolio, we have the right to purchase the entire portfolio at the repurchase price described above.

For providing the warehouse facility, Citigroup Financial Products, Inc. receives a daily warehousing fee equal to the aggregate purchase price of the loans held in the facility on that day, plus any additional amounts paid by Citigroup Financial Products, Inc. with respect to the loans, less principal payments and the proceeds of any loan sales, multiplied by the product of 0.25% and 1/360. The fee is payable from the proceeds of Apidos CDO III’s offering of CDO securities.

At September 30, 2005, approximately $35.3 million had been funded through the facility at an interest rate of 3.99%.

Our liquidity needs consist principally of funds to make investments, make distributions to our stockholders and pay our operating expenses, including our management fees. Our ability to meet our liquidity needs will be subject to our ability to generate cash from operations and, with respect to our investments, our ability to obtain additional debt financing and equity capital. We may increase our capital resources through offerings of equity securities (possibly including common stock and one or more classes of preferred stock), CDOs or other forms of term financing. Such financing will depend on market conditions. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, we may be unable to implement our investment strategies successfully and may be required to liquidate portfolio investments. If required, a sale of portfolio investments could be at prices lower than the carrying value of such assets, which would result in losses and reduced income.

In order to maintain our qualification as a REIT and to avoid corporate-level income tax on the income we distribute to our stockholders, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. This requirement can impact our liquidity and capital resources.

During the quarter ended September 30, 2005, we declared and paid a dividend of $3.1 million, or $0.20 per common share. In addition, subsequent to the quarter end, we declared and paid a dividend of $4.7 million, or $0.30 per common share.

Contractual Obligations and Commitments

The table below summarizes our contractual obligations as of September 30, 2005. The table excludes contractual commitments related to our derivatives, which we discuss in “—Qualitative and Quantitative Disclosures about Market Risk,” and the incentive fee payable under the management agreement that we have with our Manager, which we discuss in “Management—Management Agreement,” because those contracts do not have fixed and determinable payments.

	Contractual commitments (in thousands) Payments due by period
	Total	Less than 1 year	1—3 years	3—5 years	More than 5 years

Repurchase agreements(1)	$1,059,736	$1,059,736	$—	$—	$—
Warehouse agreements	35,255	35,255	—	—	—
CDOs	679,129	—	—	—	679,129
Base management fees(2)	3,307	3,307	—	—	—

Total	$1,777,427	$1,098,298	$—	$—	$679,129

(1)	Includes accrued interest of $1,128.

(2)
Calculated only for the next 12 months based on our current equity, as defined in our management agreement. As adjusted to give effect to the sale of common stock in this offering, the total amount and the amount due in less than one year would be $3,748.

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At September 30, 2005, we had six interest rate swap contracts with a notional value of $972.2 million. These contracts are fixed-for-floating interest rate swap agreements under which we contracted to pay a fixed rate of interest for the term of the hedge and will receive a floating rate of interest. As of September 30, 2005, the average fixed pay rate of our interest rate hedges was 3.89% and our receive rate was one-month LIBOR, or 3.71%.

At September 30, 2005, we also had one interest rate cap with a notional value of $15.0 million. This cap reduces our exposure to the variability in future cash flows attributable to changes in LIBOR.

In addition, we will pay the Manager a monthly base management fee based on our then current equity, as defined in the management agreement. For the period March 8, 2005 (date operations commenced) to December 31, 2005, the base management fee would be $2.7 million, based upon our current equity.

Off-Balance Sheet Arrangements

As of September 30, 2005, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities or VIEs, established for the purpose of facilitating off-balance sheet arrangements or contractually narrow or limited purposes. Further, as of September 30, 2005, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Recent Developments

In October 2005, our board of directors declared a quarterly distribution of $0.30 per share of common stock, which was paid on October 20, 2005 to stockholders of record as of October 13, 2005. In December 2005, our board of directors declared a quarterly distribution of $0.36 per share of common stock, which will be payable on January 17, 2006 to stockholders of record as of December 30, 2005.

As of December 31, 2005, we had outstanding repurchase obligations under our repurchase agreement with Credit Suisse Securities (USA) LLC totaling $947.1 million with a weighted-average current borrowing rate of 4.34%. In addition, we entered into five one-year interest rate swap agreements whereby we swap the floating rate of interest on the liability we are hedging for a fixed rate of interest. The aggregate notional amount of these hedges was $959.0 million and the average fixed rate we paid was 3.88% as of October 31, 2005.

On November 10, 2005, we entered into a master repurchase agreement with Bear, Stearns Funding, Inc., an affiliate of Bear, Stearns & Co. Inc. This repurchase agreement is on substantially similar terms as the repurchase agreement with Bear, Stearns International Limited. The maximum amount of our borrowings under both repurchase agreements is an aggregate of $150.0 million. As of December 31, 2005, we had outstanding repurchase obligations under these repurchase agreements totaling $80.6 million with a weighted-average current borrowing rate of 5.51%.

As of December 31, 2005, we had outstanding repurchase obligations under our repurchase agreements with Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank Securities Inc., totaling $38.5 million with a weighted-average current borrowing rate of 5.63%. The agreement provides as follows:

•	Deutsche Bank will purchase assets from us and will transfer those assets back to us on a particular date;

•	the maximum aggregate amount of outstanding repurchase obligations is $300.0 million;

•
each repurchase transaction will be entered into by written agreement between the parties including identification of the assets subject to the transaction, sale price, repurchase price, rate, term and margin maintenance requirements; and

•	we must cover margin deficits by depositing cash or additional securities acceptable to Deutsche Bank in its sole discretion.

It is an event of default under the agreement if:

•	we fail to repurchase or Deutsche Bank fails to transfer assets after we reach an agreement with respect to a particular transaction;

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•	any governmental, regulatory, or self-regulatory authority takes any action with has a material adverse effect on our financial condition or business;

•	we have commenced a proceeding under any bankruptcy, insolvency, reorganization or similar laws;

•
we have commenced a proceeding, or had a proceeding commenced against us, under the provisions of the Securities Investor Protection Act of 1970, which we consent to or do not timely contest, results in the entry of an order for relief, or is not dismissed within 60 days;

•	we make a general assignment for the benefit of creditors;

•	we admit in writing our inability to pay our debts as they become due;

•	a final judgment is rendered against us in an amount greater than $5.0 million and remains unpaid for a period of 60 days;

•	we have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract agreement or transaction to which we are a party which results in:

•	the failure to pay a monetary obligation in excess of $1 million or

•	the acceleration of the maturity of obligations in excess of $1 million by any other party to a note, indenture, loan agreement, guaranty, swap agreement or other contract agreement; or

•	we breach or fail to perform under the repurchase agreement.

Upon our event of default, Deutsche Bank may accelerate the repurchase date for each transaction. Unless we have tendered the repurchase price for the assets, Deutsche Bank may sell the assets and apply the proceeds first to cover its actual out-of-pocket costs and expenses; second to cover its actual out-of-pocket costs to cover hedging transactions; third to the repurchase price of the assets; fourth to pay an exit fee and other of our obligations; and fifth, to return to us any excess.

We are entitled to terminate a repurchase transaction without cause upon written notice to Deutsche Bank and the repayment of the repurchase price plus fees.

As of October 31, 2005, we entered into one interest rate swap agreement with AIG Financial Products Corp., whereby we swap a floating rate of interest in the liability we are hedging for a fixed rate of interest and one interest rate cap, reducing our exposure to the variability of future cash flows attributable to changes in LIBOR. The notional amount of these agreements are $13.2 million and $15.0 million, respectively. The fixed rate we paid on our interest rate swap was 4.49% as of October 31, 2005.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared by management in accordance with GAAP. Note 3 to our financial statements, “Summary of Significant Accounting Policies,” includes a detailed description of our significant accounting policies. Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and our financial results. We believe that certain of our policies are critical because they require us to make difficult, subjective and complex judgments about matters that are inherently uncertain. The critical policies summarized below relate to classifications of investment securities, revenue recognition, accounting for derivative financial instruments and hedging activities, and stock-based compensation. We have reviewed these accounting policies with our board of directors and believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at the time. We rely on the Manager’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates.

Classifications of Investment Securities

Statement of Financial Accounting Standards, or SFAS, No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires us to classify our investment portfolio as either trading investments, available-for-sale investments or held-to-maturity investments. Although we generally plan to hold most of our investments to maturity, we may, from time to time, sell any of our investments due to changes in market

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conditions or in accordance with our investment strategy. Accordingly, SFAS No. 115 requires us to classify all of our investment securities as available-for-sale. We report all investments classified as available-for-sale at fair value, based on market prices provided by dealers, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. As of September 30, 2005, we had aggregate unrealized losses on our available-for-sale securities of $9.2 million which, if not recovered, may result in the recognition of future losses.

We evaluate our available-for-sale investments for other-than-temporary impairment charges on available-for-sale securities under SFAS 115 in accordance with Emerging Issues Task Force, or EITF, 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” SFAS 115 and EITF 03-01 requires an investor to determine when an investment is considered impaired (i.e., decline in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the investment value will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. EITF 03-01 also includes disclosure requirements for investments in an unrealized loss position for which other-than-temporary impairments have not been recognized.

Investment securities transactions are recorded on the trade date. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on investment securities are determined on the specific identification method.

Repurchase Agreements

We finance the acquisition of our agency RMBS solely through the use of repurchase agreements. In addition, we intend to use repurchase agreements as a short-term financing source for our commercial real estate loan portfolio prior to the execution of a CDO. Although structured as a sale and purchase obligation, a repurchase agreement operates as a financing under which we pledge our securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral, while we retain beneficial ownership of the pledged collateral. We carry these repurchase agreements at their contractual amounts, as specified in the respective agreements. We recognize interest expense on all borrowings on an accrual basis.

Interest Income Recognition

We accrue interest income on our MBS, other ABS, syndicated bank loans, equipment leases and private equity investments using the effective yield method based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. We amortize or accrete into interest income premiums and discounts over the lives of the securities also using the effective yield method (or a method that approximates effective yield), adjusted for the effects of estimated prepayments based on SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” For investment purchased at par, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires that we make estimates of future prepayment rates for our investments that can be contractually prepaid before their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that we use directly impact the estimated remaining lives or our investments. We review and adjust our prepayment estimates as of each quarter end or more frequently if we become aware of any material information that would lead us to believe that an adjustment is necessary. If our estimate of prepayments is incorrect, we may have to adjust the amortization or accretion of premiums and discounts, which would have an impact on future income.

We use both our experience and judgment and third-party prepayment projections when developing our estimates of future prepayment rates. Prepayment rates for residential mortgage loans and their related RMBS

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are very difficult to predict accurately because the underlying borrowers have the option to prepay their mortgages at any time before the contractual maturity date of their mortgages, generally without incurring any prepayment penalties. Prepayment models attempt to predict borrower behavior under different interest rate scenarios and the related projected prepayment rates. The experience of the Manager’s managers indicates that prepayment models are less accurate during periods when there are material interest rate changes and material changes in the shape of the interest rate yield curves.

If we experience material differences between our projected prepayment rates and the actual prepayment rates that we realize, the remaining estimated lives of our investments may change and result in greater earnings volatility and/or lower net income than originally estimated. We may mitigate this risk by minimizing the amount of purchase premium and purchase discount on our investment portfolio and by purchasing investments where the underlying borrowers have no or fewer prepayment options. As of September 30, 2005, the aggregate amount of unamortized purchase premium on our RMBS portfolio totaled approximately $1.7 million and the aggregate amount of unaccreted purchase discount totaled approximately $4.1 million. Net purchase discount and purchase premium accretion totaled approximately $277,000 for the period from March 8, 2005 to September 30, 2005.

Accounting for Derivative Financial Instruments and Hedging Activities

Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate forwards, as a means of mitigating our interest rate risk on forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements or the interest rate repricing of repurchase agreements, or hedged items, for a specified future time period.

As of September 30, 2005, we had engaged in six interest rate swaps and one interest rate cap with an aggregate notional value of $987.2 million and fair value of $2.8 million to seek to mitigate our interest rate risk for specified future time periods as defined in the terms of the hedge contracts. The contracts we have entered into have been designated as cash flow hedges and are evaluated at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. The futures and interest rate swap contracts are carried on the balance sheet at fair value. Any ineffectiveness which arises during the hedging relationship must be recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gain and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on futures contracts are reclassified into earnings as an adjustment to interest expense during the specified hedge time period. Realized gains and losses on interest rate swap contracts are reclassified into earnings as an adjustment to interest expense during the period after the swap repricing date through the remaining maturity of the swap. For REIT taxable income purposes, realized gains and losses on futures and interest rate swap contracts are reclassified into earnings immediately when positions are closed or have expired.

We are not required to account for futures and interest rate swap contracts using hedge accounting as described above. If we decided not to designate the futures and interest rate swap contracts as hedges and to monitor their effectiveness as hedges, or if we entered into other types of financial instruments that did not meet the criteria to be designated as hedges, changes in the fair values of these instruments would be recorded in the statement of operations, potentially resulting in increased volatility in our earnings.

Income Taxes

We expect to operate in a manner that will allow it to qualify and be taxed as a REIT and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income which is distributed to its stockholders, provided, that at least 90% of REIT taxable income is distributed and certain other requirements are met. If we fail to meet these requirements and do not qualify for certain statutory relief provisions, we will be subject to federal income tax. We have a wholly-owned domestic subsidiary, Resource TRS, that we and

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Resource TRS have elected to be treated as a taxable REIT subsidiary. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the us with respect to our interest in Resource TRS, because it is taxed as a regular subchapter C corporation under the provisions of the Internal Revenue Code. As of September 30, 2005, Resource TRS did not have any taxable income. Apidos CDO I, our foreign TRS, is organized as an exempted company incorporated with limited liability under the laws of the Cayman Islands, and is generally exempt from federal and state income tax at the corporate level because its activities in the United States are limited to trading in stock and securities for its own account. Therefore, despite its status as a taxable REIT subsidiary, it generally will not be subject to corporate tax on its earnings and no provision from income taxes is required; however because it is a “controlled foreign corporation,” we will generally be required to include its current taxable income in our calculation of REIT taxable income. We also intend to make an election to treat Apidos CDO III as a TRS.

Loans

Our investments in corporate leveraged loans and commercial real estate loans are held for investment and, therefore, we record them on our balance sheet initially at their purchase price and subsequently account for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances when the credit fundamentals underlying a particular loan have changed in such a manner that our expected return on investment may decrease, we may sell a loan held for investment. Since the determination has been made that we will no longer hold the loan for investment, we will account for the loan at the lower of amortized cost or market value.

Direct Financing Leases

We invest in small- and middle-ticket equipment leases. Investments in leases are recorded in accordance with SFAS No. 13, “Accounting for Leases,” as amended and interpreted. Direct financing leases transfer substantially all benefits and risks of equipment ownership to the customer. Our investment in direct financing leases consists of the sum of the total future minimum lease payments receivable, less unearned finance income. Unearned finance income, which is recognized over the term of the lease by utilizing the effective interest method, represents the excess of the total future minimum lease payments over the cost of the related equipment.

Loan Interest Income Recognition

Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When we purchase a loan or pool of loans at a discount, we consider the provisions of AICPA Statement of Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” to evaluate whether all or a portion of the discount represents accretable yield. If a loan with a premium or discount is prepaid, we immediately recognize the unamortized portion as a decrease or increase to interest income.

Stock Based Compensation

Pursuant to our 2005 Stock Incentive Plan, we granted 345,000 shares of restricted stock and options to purchase 651,666 shares of common stock to the Manager. Holders of the restricted shares have all of the rights of a stockholder, including the right to vote and receive dividends. We account for the restricted stock and stock options granted in accordance with the consensus in Issue 1 of EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with EITF 96-18, we recorded the stock and options in stockholders’ equity at fair value through an increase to additional paid-in-capital and an off-setting entry to deferred equity compensation (a contra-equity account). We will amortize the deferred compensation over a three year graded vesting period with the amortization expense reflected as equity compensation expense. The unvested stock and options are adjusted quarterly to reflect changes in fair value as performance under the agreement is completed. We reflect change in fair value in stockholders’ equity in the equity compensation expense recognized in that quarter and in future quarters until the stock and options are fully vested.

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We also issued 4,000 shares of stock to our directors on March 8, 2005. The stock awards vest in full one year after the date of the grant. We account for this issuance using the fair value based methodology prescribed by SFAS No. 123. Pursuant to SFAS No. 123, we measured the fair value of the award on the grant date and recorded this value in stockholders’ equity through an increase to additional paid-in capital and an offsetting entry to deferred equity compensation. This amount is not remeasured under the fair value-based method. The deferred compensation is amortized and included in equity compensation expense.

Incentive Compensation

Our management agreement with the Manager provides for incentive compensation if our financial performance exceeds certain benchmarks. See “Management—Management Agreement—Incentive Compensation,” for a description of this compensation. Under the management agreement, the incentive compensation will be paid 75% in cash and 25% in restricted stock. The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. In accordance with SFAS No. 123 and EITF 96-18, the restricted stock portion of the incentive fee is also accrued and expensed during the period for which it is calculated and earned. Shares granted in connection with the incentive fee will vest immediately. No incentive fee was incurred during the period from March 8, 2005 to September 30, 2005.

Variable Interest Entities

In December 2003, the Financial Accounting Standards Board, or FASB, issued FIN 46-R, “Consolidation of Variable Interest Entities.” FIN 46-R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to a VIE and requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that has a controlling financial interest in it. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity which we refer to as variable interests. We consider all counterparties to a transaction to determine whether a counterparty is a VIE and, if so, whether our involvement with the entity results in a variable interest in the entity. If we determine that we have a variable interest in the entity, we perform analysis to determine whether we are the primary beneficiary. As of September 30, 2005, we determined that Ischus CDO II, Apidos CDO I and Apidos CDO III were VIEs and that we were the primary beneficiary of the VIEs. We own 100% of the equity interests of Ischus CDO II and Apidos CDO I and have provided a guarantee of the first $20.0 million in losses on the portfolio of bank loans financed by the Apidos CDO III warehouse agreement. Accordingly, we consolidated these entities.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123-R, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach to accounting in Statement 123-R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the issuer’s financial statements based on their fair value. We do not expect that the adoption of SFAS No. 123-R will have a material effect on our financial condition, results of operation or liquidity.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error corrections. It established retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily by our

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net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Qualitative and Quantitative Disclosures about Market Risk

As of September 30, 2005, the primary component of our market risk was interest rate risk, as described below. While we do not seek to avoid risk completely, we do seek to assume risk that can be quantified from historical experience, to actively manage that risk, to earn sufficient compensation to justify assuming that risk and to maintain capital levels consistent with the risk we undertake or to which we are exposed.

Interest Rate Risk

We are subject to interest rate risk in conjunction with our investments in fixed rate, adjustable rate and hybrid adjustable rate agency RMBS and our related debt obligations, which, as of September 30, 2005, were generally repurchase agreements of limited duration that are periodically refinanced at current market rates, and our derivative contracts.

Effect on Net Interest Income

We invest in hybrid adjustable-rate agency RMBS. Hybrid adjustable-rate agency RMBS have interest rates that are fixed for the first few years of the loan (typically three, five, seven or 10 years) and thereafter their interest rates reset periodically on the same basis as adjustable-rate agency RMBS. We compute the projected weighted-average life of our hybrid adjustable-rate agency RMBS based on the market’s assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. When we acquire a hybrid adjustable-rate agency RMBS with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related agency RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related RMBS. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related RMBS could extend beyond the term of the swap agreement or other hedging instrument. This situation could negatively impact us as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate agency RMBS would remain fixed. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. This situation may also cause the market value of our hybrid adjustable-rate agency RMBS to decline with little or no offsetting gain from the related hedging transactions. In certain situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

Hybrid Adjustable-Rate Agency RMBS Interest Rate Cap Risk

We also invest in hybrid adjustable-rate agency RMBS which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which an adjustable-rate or hybrid adjustable-rate agency RMBS’s interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid adjustable-rate agency RMBS would effectively be limited by caps. This problem will be magnified to the extent we acquire adjustable-rate and hybrid adjustable-rate agency RMBS that are not based on mortgages which are fully-indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our adjustable-rate and hybrid adjustable-rate agency RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would negatively impact our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisitions of hybrid adjustable-rate agency RMBS with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of the RMBS. Thus, we anticipate that in most cases the

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interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations.

Our analysis of risks is based on management’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by the Manager may produce results that differ significantly from our expectations.

Prepayment Risk

Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of the mortgage loan. Prepayment rates for existing RMBS generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable rate agency RMBS generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of RMBS could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate agency RMBS may bear initial “teaser” interest rates that are lower than their “fully-indexed” rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate mortgage-backed security. Although we currently do not own any adjustable-rate agency RMBS with “teaser” rates, we may obtain some in the future which would expose us to this prepayment risk. Additionally, we currently own RMBS that were purchased at a premium. The prepayment of such RMBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new RMBS to replace the prepaid RMBS, our financial condition, cash flow and results of operations could be negatively impacted.

Effect on Fair Value

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

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The following sensitivity analysis table shows, at September 30, 2005, the estimated impact on the fair value of our interest rate-sensitive investments and repurchase agreement liabilities of changes in interest rates, assuming rates instantaneously fall 100 basis points and rise 100 basis points (dollars in thousands):

	Interest rates fall 100 basis points	Unchanged	Interest rates rise 100 basis points

Hybrid adjustable-rate agency RMBS and other ABS(1)
Fair value	$1,130,831	$1,099,720	$1,070,014
Change in fair value	$31,111	$—	$(29,706)
Change as a percent of fair value	2.83%	—	2.70%

Repurchase and warehouse agreements(2)
Fair value	$1,094,991	$1,094,991	$1,094,991
Change in fair value	$—	$—	$—
Change as a percent of fair value	—	—	—

Hedging instruments
Fair value	$(5,935)	$2,796	$5,935
Change in fair value	$(8,731)	$—	$3,139
Change as a percent of fair value	n/m	—	n/m

(1)	Includes the fair value of other available-for-sale investments that are sensitive to interest rate changes.

(2)	The fair value of the repurchase agreements and warehouse agreements would not change materially due to the short-term nature of these instruments.

For purposes of the table above, we have excluded our investments with variable interest rates that are indexed to LIBOR. Because the variable rates on these instruments are short-term in nature, we are not subject to material exposure to movements in fair value as a result of changes in interest rates.

It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points from current levels. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above and such difference might be material and adverse to our stockholders.

Risk Management

To the extent consistent with maintaining our status as a REIT, we seek to manage our interest rate risk exposure to protect our portfolio of RBMS and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our mortgage-backed securities and our borrowings;

•	attempting to structure our borrowing agreements for our RMBS to have a range of different maturities, terms, amortizations and interest rate adjustment periods; and

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our RMBS and our borrowing.

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BUSINESS

Our Company

We are a specialty finance company that intends to qualify and will elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2005. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategy. We intend to invest in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We intend to finance a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments, and to mitigate interest rate risk through derivative instruments. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives.

Our investments will target the following asset classes:

Asset class	Principal investments

Commercial real estate-related assets	•	CMBS
	•	B notes
	•	Mezzanine debt related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing

Residential real estate-related assets	•	Agency RMBS
	•	Non-agency RMBS

Commercial finance assets	•	Syndicated bank loans
	•	Other ABS, backed principally by small business and syndicated bank loans and, to a lesser extent, by consumer receivables
	•	Equipment leases, principally small- and middle-ticket commercial direct financing leases
	•	Trust preferred securities of financial institutions
	•	Private equity investments, principally issued by financial institutions

We use multiple strategies to finance our investment portfolio. In our non-agency RMBS, CMBS, other ABS, syndicated bank loans, equipment lease and trust preferred asset classes, we intend to use warehouse facilities as a short-term financing source before the execution of CDOs or other term financing secured by these assets. In our commercial real estate loan portfolio, we intend to use repurchase agreements as a short-term financing source and CDOs and other term financing as a long-term financing source. We finance our agency RMBS portfolio with short-term repurchase arrangements. We seek to mitigate the risk created by any mismatch between the maturities and repricing dates of our agency RMBS and the maturities and repricing dates of the repurchase agreements we use to finance them through derivative instruments, principally floating to fixed interest rate swap agreements.

Our investment portfolio as of September 30, 2005 reflects our initial investment of substantially all of the $214.8 million net proceeds of our March 2005 private offering. We intend to diversify our portfolio over our targeted asset classes during the next 12 months as follows: between 20% and 25% in commercial real estate—related assets, between 25% and 30% in agency RMBS, between 15% and 20% in non-agency RMBS, and between 30% and 35% in commercial finance assets, subject to the availability of appropriate investment opportunities and changes in market conditions. We expect that diversifying our portfolio by shifting the mix towards higher-yielding assets will increase our earnings, subject to maintaining the credit quality of our portfolio. Credit quality refers to the probability that a loan will be repaid in a timely manner. In general, as credit quality decreases, yields increase to compensate for increased default risk. If we are unable to maintain the credit quality of our portfolio, we will be subject to increased default risk, including the risk of payment defaults. If we experience payment defaults, our revenues will be reduced and our costs,

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particularly costs we incur to enforce our rights with respect to defaulting assets, may increase, thereby reducing our earnings. Because the amount of leverage we intend to use will vary by asset class, our asset allocation may not reflect the relative amounts of equity capital we have invested in the respective classes.

We have not adopted policies that require us to establish or maintain any specific asset allocations. As a result, we cannot predict the percentage of our assets that we will invest in each asset class or whether we will invest in other asset classes or investments. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk and credit risk. We may change our investment strategies and policies, and the percentage of assets that may be invested in each asset class, without a vote of our stockholders.

Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be excluded from regulation under the Investment Company Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, B notes with unilateral foreclosure rights on the underlying mortgages, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, other B notes, mezzanine debt, other ABS, syndicated bank loans, equipment leases, trust preferred securities, private equity and other types of investments is limited, unless those investments comply with federal income tax requirements for REIT qualification and requirements for exclusion from Investment Company Act regulation.

Our income is generated primarily from the net interest spread, or the difference between the interest income we earn on our investment portfolio and the cost of financing our investment portfolio, which includes the interest expense, fees, and related expenses that we pay on our borrowings and the cost of the interest rate hedges that we use to manage our interest rate risk.

On March 8, 2005, we raised gross proceeds of $230 million through a private placement of 15,333,334 shares of common stock to accredited investors as defined under Regulation D under the Securities Act and qualified institutional buyers as defined by Rule 144A under the Securities Act and through offers and sales that occurred outside of the U.S. within the meaning of Regulation S of the Securities Act. Credit Suisse Securities (USA) LLC acted the initial purchaser/placement agent in connection with the offering.

Our Investment Portfolio

As of September 30, 2005, our investment portfolio consisted of the following (dollars in thousands):

	Amortized cost	Estimated fair value	Percent of our total investments(1)	Weighted average coupon(1)

Commercial real estate-related assets
CMBS	$27,976	$27,783	1.48%	5.57%
B notes	81,900	81,900	4.36%	6.63%
Mezzanine loans	5,000	5,000	0.27%	9.50%

Total commercial real estate-related assets	114,876	114,683	6.11%	6.50%

Residential real estate-related assets
Agency RMBS	1,070,719	1,062,512	56.61%	4.53%
Non-agency RMBS	334,375	334,555	17.83%	5.44%

Total residential real estate-related assets	1,405,094	1,397,067	74.44%	4.75%

Commercial finance assets
Syndicated bank loans	315,664	315,664	16.82%	6.10%
Other ABS	22,343	22,265	1.19%	5.29%
Equipment leases	25,097	25,097	1.34%	10.04%
Private equity	2,005	1,990	0.10%	6.18%

Total commercial finance assets	365,109	365,016	19.45%	6.32%

Total	$1,885,079	$1,876,766	100.00%	5.16%

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(1)	Based on estimated fair value.

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The table below summarizes our borrowings as of September 30, 2005 (dollars in thousands):

	Repurchase agreements(1)	CDOs(2)	Warehouse facility	Total

Outstanding borrowings	$1,059,736	$679,129	$35,255	$1,774,120
Weighted-average borrowing rate	3.86%	4.24%	3.89%	4.01%
Weighted-average remaining maturity	15 days	24.1 years	182 days

_____________

(1)	Includes accrued interest of $1.1 million.

(2)	Amount represents principal outstanding of $689.5 million less unamortized issuance costs of $10.4 million.

Business Strengths

Experienced senior management team. Our senior management team, led by Edward E. Cohen and Jonathan Z. Cohen, has significant experience in real estate investment, commercial lending, financing, securitization, capital markets, transaction structuring and risk management. Individually and through their involvement with Resource America, they also have significant experience in sponsoring and managing public companies in the real estate, financial services and energy sectors, including the sponsorship of a REIT, RAIT Investment Trust (NYSE: RAS), for which Jonathan Z. Cohen serves as Vice Chairman and a member of the investment committee. We believe that the broad experience of our executive officers will enable us to generate investment opportunities across all of our targeted asset classes and effectively manage and finance our portfolio. Before its experience in managing us, the Manager had not managed a REIT.

Deep experience in targeted asset classes. Through the Manager and Resource America, we have access to a team of 51 investment professionals that has broad experience originating, investing in, managing and financing commercial and residential real estate-related assets and commercial finance assets. We believe that their deep experience in these areas will enable us to achieve our portfolio objectives.

Established asset management platform. We benefit from access to Resource America’s mature administrative infrastructure, which includes proactive credit analysis and risk management procedures, technology, operations, transaction processing, accounting, legal and compliance and internal audit functions.

Disciplined credit culture and credit perspective. Resource America’s disciplined credit culture serves as the backbone for all of its financial services-related businesses. We benefit from Resource America’s highly specialized, proprietary credit analysis techniques, such as its proprietary credit and collateral stratifications, stress assessments and its PROTECT procedures for early detection of troubled and deteriorating securities. The Manager, Resource America and our executive officers have extensive experience operating companies in the financial services, real estate and energy sectors and lending to companies in a large group of industries. Through their diverse and ongoing credit experience, they have the ability to bring perspectives from multiple asset sectors together in their analysis of investment opportunities.

Significant experience in asset-liability management. Since 2002, Resource America has sponsored 11 CDOs with approximately $3.8 billion in assets on a cost basis, including two of our CDOs, Ischus CDO II and Apidos CDO I, which financed over $665.1 million of our assets. In addition, Resource America’s professionals have significant experience in using hedging instruments to manage the interest rate risk associated with the asset classes we invest in, and managed $972.2 million in notional amount of interest rate swaps and an interest rate cap agreement with a notional amount of $15.0 for us as of September 30, 2005.

Business Strategy

Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while managing the risks associated with our investment strategy. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives. We intend to achieve this objective by constructing a diversified investment portfolio, using our disciplined

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approach to credit analysis to identify appropriate opportunities in our targeted asset classes. The Manager intends to apply its credit-based investment strategies to selecting investments in the following general asset classes: commercial real estate-related investments, residential real estate-related investments and commercial finance assets. We expect our agency RMBS to provide us with a stable foundation where our credit risk will be limited and we can manage our interest rate exposure. We expect our other investments to provide enhanced returns and limited interest rate risk. The core components and values of our business strategy are described in more detail below.

Disciplined credit underwriting and active risk management. The backbone of Resource America’s investment process is credit analysis. Resource America and its senior management have extensive experience in underwriting the credit risk associated with our targeted asset classes, and conduct detailed due diligence on all credit-sensitive investments, including the use of proprietary credit stratifications and collateral stresses. After making an investment, Resource America engages in active monitoring of its investments through several highly specialized, proprietary risk management systems, including its PROTECT procedures for early detection of troubled and deteriorating securities. If a default occurs, our senior management team’s strong asset management skills will be utilized to mitigate the severity of any losses, and we will seek to optimize the recovery from assets in the event that we foreclose upon them.

Investment in higher-yielding assets. We intend for a portion of our portfolio to be comprised of assets such as mezzanine loans, B notes, RMBS and CMBS rated below AAA, and syndicated bank loans, which generally have higher yields than more senior obligations or agency RMBS. A critical component of our success will be our ability to manage the credit risk we assume when we make such investments.

Diversification of investments. We intend to complement our investments in residential real estate-related assets with commercial real estate-related assets such as mezzanine loans, B notes and CMBS, and commercial finance assets such as syndicated bank loans, equipment leases and trust preferred investments. We believe that this strategy of diversifying our portfolio assets will allow us to continually allocate our capital to the most attractive sectors, enhancing the returns we will be able to achieve, while reducing the overall risk of our portfolio through the non-correlated nature of these various asset classes. The percentage of assets that we may invest in certain of our targeted asset classes is subject to the federal income tax requirements for REIT qualification and the requirements for exclusion from Investment Company Act regulation.

Use of leverage. We use leverage to increase the potential returns to our stockholders, and seek to achieve leverage consistent with our analysis of the risk profile of the investments we finance and the borrowing sources available to us. Our income is generated primarily from the net spread between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. Leverage can enhance returns but also magnifies losses.

Active management of interest rate risk and liquidity risk. We expect to finance a substantial portion of our portfolio investments on a long-term basis through borrowing strategies that seek to match the maturity and repricing dates of our investments with the maturities and repricing dates of our financing. These strategies allow us to mitigate our interest rate risk and liquidity risk, resulting in more stable and predictable cash flows and will include the use of CDOs structured for us by the Manager. We will retain the equity portion of the CDO and can retain one or more series of the subordinated obligations issued by the CDO. We also use derivative instruments such as interest rate swaps to hedge the borrowings we use to finance our assets on a short-term basis. We intend to maintain borrowing arrangements with multiple counterparties in order to manage the liquidity risk associated with our short-term financing.

Investment Strategy

We seek to implement our business strategies in each of our targeted asset classes as described in this section. We have not adopted policies that require us to establish or maintain any specific asset allocations. As a result, we cannot predict the percentage of our assets that we will invest in each asset class or whether we will invest in other asset classes or investments. We may change our investment strategies, policies and guidelines and the percentage of our assets that may be invested in each asset class or, in the case of securities, in a single issuer, without a vote of our stockholders.

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Commercial Real Estate-Related Investments

CMBS. We invest in CMBS, which are securities that are secured by or evidence interests in a pool of mortgage loans secured by commercial properties. These securities may be senior or subordinate and may be either investment grade or non-investment grade. We expect that the majority of our CMBS investments will be rated by at least one nationally recognized rating agency.

The yields on CMBS depend on the timely payment of interest and principal due on the underlying mortgages loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

As of September 30, 2005, $27.8 million on a fair value basis ($28.0 million on an amortized cost basis), or 1.48% of our total investments, consisted of CMBS. We expect that CMBS will decrease to 1% or less of our total investments in the next 12 months as we diversify our investments. The table below describes the terms of our CMBS (unaudited, dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Baa1 through Baa3	$27,976	98.63%

Total	$27,976	98.63%

S&P ratings category:
BBB+ through BBB-	$12,235	98.95%
No rating provided	$15,741	98.38%

Total	$27,976	98.63%

Weighted average rating factor	346

As of September 30, 2005, our investments in CMBS were leveraged 13.6 times, and we expect our leverage ratio to increase to 13.9 times upon the issuance of the remaining delayed draw notes by Ischus CDO II. In general, after financing our CMBS through CDOs or other term financing, we expect our leverage for this asset class to be in the range of 10 to 15 times.

Subordinate interests in whole loans (B notes). We invest in subordinate interests in whole loans, referred to as B notes, from third parties. B notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A note. The subordination of a B note is generally evidenced by a co-lender or participation agreement between the holders of the A note and the B note. In some instances, the B note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. B note lenders have the same obligations, collateral and borrower as the A note lender, but typically are subordinated in recovery upon a default. B notes share certain credit characteristics with second mortgages in that both are subject to greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A note. Our B note investments are expected to have LTVs of between 60% and 80%. Typical B note investments will have terms of three years to five years, and are generally structured with an original term of up to three years, with one year extensions that bring the loan to a maximum term of five years. We expect to hold our B note investments to their maturity.

In addition to the interest payable on the B note, we may earn fees charged to the borrower under the note or additional income by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. Our ownership of a B note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B

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note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A note may be able to foreclose or modify the note against our wishes as owner of the B note. As a result, our economic and business interests may diverge from the interests of the owner of the A note.

As of September 30, 2005, we held four B notes with a fair value and an amortized cost of $81.9 million, or 4.36% of our total investments. We expect that B notes will increase to between 18% and 20% of our total investments in the next 12 months as we diversify our investments. The leverage we used for our B notes investments was 2.2 times. The loans bear interest at a floating rate of LIBOR plus a weighted average spread of 277 bps and mature between July 2007 and April 2008. In general, we expect to leverage our investments in B notes in the range of two to six times.

Mezzanine financing. We invest in mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees of the principals of the borrower, or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment. Our mezzanine investments are expected to have LTVs between 70% and 85%. We expect the stated maturity of our mezzanine financings to range from three to five years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these investments to maturity.

As of September 30, 2005, we held one mezzanine loan with a fair value of $5.0 million, or 0.27% of our total investments. The loan bears interest at a fixed rate of 9.50% and matures May 2010. We currently expect to leverage our investments in mezzanine obligations in the range of two to six times. We expect that mezzanine loans will increase to between 2% and 5% of our total investments in the next 12 months as we diversify our investments.

Residential Real Estate-Related Investments

We invest in adjustable rate and hybrid adjustable rate agency RMBS, which are securities representing interests in mortgage loans secured by residential real property in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. In agency RMBS, the mortgage loans in the pools are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac and Ginnie Mae. In general, our agency RMBS will be AAA-rated and will consist of mortgage pools in which we have the entire interest.

Adjustable rate RMBS have interest rates that reset periodically (typically monthly, semi-annually or annually) over their term. Because the interest rates on ARMs fluctuate based on market conditions, ARMS tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

Hybrid ARMs have interest rates that have an initial fixed period (typically two, three, five, seven or ten years) and reset at regular intervals after that in a manner similar to traditional ARMs. Before the first interest rate reset date, hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage with a maturity equal to the period before the first reset date. After the first interest rate reset date occurs, the price sensitivity of a hybrid ARM resembles that of a non-hybrid ARM. However, because many hybrid ARMs are structured with a relatively short initial fixed interest rate period, even during that fixed rate period, the price sensitivity of hybrid ARMs may be low.

The investment characteristics of pass-through RMBS differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the RMBS, as described above, and the possibility that principal may be prepaid on the RMBS at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than

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is the case with traditional fixed-income securities. On the other hand, the guarantees on agency RMBS by Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, the U.S. government, provide reasonable assurance that the investor will be ultimately repaid the principal face amount of the security.

Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through RMBS increase during periods of falling mortgage interest rates and decrease during periods of stable or rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our portfolio.

As of September 30, 2005, we had invested $1.1 billion on a fair value and an amortized cost basis, or 56.61% of our total investments, in agency RMBS. We expect that agency RMBS will decrease to between 25% and 30% of our total investments in the next 12 months as we diversify our investments. The leverage we used for our investments in agency RMBS was 14.7 times. In general, we expect our leverage for this asset class to be in the range of eight to 12 times.

We also invest in non-agency RMBS. The principal difference between agency RMBS and non-agency RMBS is that the mortgages underlying the non-agency RMBS do not conform to agency guidelines as a result of documentation deficiencies, high LTV ratios or credit quality issues. We expect that our non-agency RMBS will include loan pools with home equity loans (loans that are secured by subordinate liens), residential B/C loans (loans where the borrower’s FICO score, a measure used to rate the financial strength of the borrower, is low, generally below 625), “Alt-A” loans (where the borrower’s FICO score is between 675 and 725) and “high LTV” loans (loans where the LTV 95% or greater).

As of September 30, 2005, we had invested $334.6 million on a fair value basis ($334.4 million on an amortized cost basis), or 17.83% of our total investments, in non-agency RMBS. We expect that non-agency RMBS will decrease to between 15% and 20% of our total investments in the next 12 months as we diversify our investments. The table below describes the terms of our non-agency RMBS (unaudited, dollars in thousands). Dollar price is compared by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
A1 through A3	$42,185	100.26%
Baa1 through Baa3	270,633	99.87%
Ba1 through Ba3	21,557	88.84%

Total	$334,375	99.13%

S&P ratings category:
AA+ through AA-	$2,000	100.00%
A+ through A-	57,083	99.61%
BBB+ through BBB-	253,060	98.97%
BB+ through BB-	1,194	94.38%
No rating provided	21,038	100.00%

Total	$334,375	99.13%

Weighted average rating factor	358
Weighted average original FICO	638
Weighted average original LTV	80.72%

As of September 30, 2005, our investments in non-agency RMBS were leveraged 13.6 times, and we expect our leverage ratio to increase to 13.9 times upon the issuance of the remaining delayed draw notes. In general, after financing our non-agency RMBS through CDOs or other term financing, we expect our leverage for this asset class to be in the range of 10 to 15 times.

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Commercial Finance Investments

Syndicated bank loans. We invest in senior and subordinated, secured and unsecured loans made by banks or other financing entities. Syndicated bank loans may also include revolving credit facilities, under which the lender is obligated to advance funds to the borrower under the credit facility as requested by the borrower from time to time. We expect that some amount of these loans will be secured by real estate mortgages or liens on other assets. Certain of these loans may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. These loans may include restrictive financial and operating covenants. We also intend to invest, to a lesser extent, in bonds which pay holders a coupon periodically until maturity of the bonds, when the face value is due.

As of September 30, 2005, we had invested $315.7 million on a fair value and an amortized cost basis, or 16.82% of our total investments, in syndicated bank loans. We expect that syndicated bank loans will increase to between 27% and 30% of our total investments in the next 12 months. The table below describes the terms of our syndicated bank loan investments (unaudited, dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Ba1 through Ba3	$127,187	100.19%
B1 through B3	188,477	100.20%

Total	$315,664	100.20%

S&P ratings category:
BBB+ through BBB-	$17,652	100.20%
BB+ through BB-	102,504	100.25%
B+ through B-	193,506	100.16%
CCC+ through CCC-	2,002	101.06%

Total	$315,664	100.20%

Weighted average rating factor	2,075

As of September 30, 2005, our investments in syndicated bank loans financed through Apidos CDO I were leveraged 11.3 times and our investments in syndicated bank loan financing on our Apidos CDO III warehouse line were leveraged 7.1 times, principally as a result of using warehouse facilities to accumulate these assets. In general, after financing our syndicated bank loans through CDOs or other term financing, we expect our leverage for this asset class to be in the range of five to 12 times.

Other asset-backed securities. We invest in other ABS, principally CDOs backed by small business loans and trust preferred securities of financial institutions such as banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITs. As with CDOs collateralized by RMBS and CMBS, discussed above, we may invest in either the equity or debt tranches of the CDOs. Although we currently have no plans to do so, we may also invest in consumer ABS, such as ABS backed by credit card receivables and automobile loans. As with CDOs collateralized by RMBS and CMBS, to avoid actual or potential conflicts of interest we will not invest in any CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf.

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As of September 30, 2005, we had invested $22.3 million on a fair value and amortized cost basis, or 1.19% of our total investments, in other ABS. We expect that other ABS will decrease to 1% or less of our total investments in the next 12 months as we diversify our investments. The table below describes the terms of our other ABS (unaudited, dollars in thousands). Dollar price is computed by dividing amortized cost by par amount.

	Amortized cost	Dollar price

Moody’s ratings category:
Baa1 through Baa3	$22,343	99.89%

Total	$22,343	99.89%

S&P ratings category:
BBB+ through BBB-	$19,090	99.87%
No rating provided	3,253	100.00%

Total	$22,343	99.89%

Weighted average rating factor	397

As of September 30, 2005, our investments in other ABS were leveraged 13.6 times, and we expect our leverage ratio to increase to 13.9 times upon the issuance of the remaining delayed draw notes. In general, after financing our other ABS through CDOs or other term financing, we expect our leverage for this asset class to be in the range of 10 to 15 times.

Equipment leases. We intend to invest in small- and middle-ticket equipment leases. These leases will be direct financing leases, which are leases in which the rent over the term of the lease returns invested capital plus an appropriate premium without consideration of the residual, that is, the value of selling or re-leasing the equipment at the end of the lease term. We expect that we will focus on lease equipment and other assets that are essential for businesses to conduct their operations so that end users will be highly motivated to make required monthly payments. We anticipate that we will focus on equipment in the following areas:

•	general office equipment, such as office machinery, furniture and telephone and computer systems;

•	medical and dental practices and equipment for diagnostic and treatment use;

•	energy and climate control systems;

•	industrial equipment, including manufacturing, material handling and electronic diagnostic systems; and

•	agricultural equipment and facilities.

As of September 30, 2005, we held $25.1 million on both a fair value and an amortized cost basis, or 1.34% of our total investments, of equipment leases, net of unearned income. We expect that equipment leases will remain at between 1% and 4% of our total investments in the next 12 months. We currently expect to leverage our investment in equipment leases in the range of three to nine times.

Trust preferred securities. We intend to invest in trust preferred securities, with an emphasis on securities of small- to middle-market financial institutions, including banks, savings and thrift institutions, insurance companies, holding companies for these institutions and REITS. Trust preferred securities are issued by a special purpose trust that holds a subordinated debenture or other debt obligation issued by a company to the trust. The company holds the equity interest in the trust, with the preferred securities of the trust being sold to investors. The trust invests the proceeds of the preferred securities in the sponsoring company through the purchase of the debenture issued by the company. Issuers of trust preferred securities are generally affiliated with financial institutions because, under current regulatory and tax structures, unlike the proceeds from debt securities the proceeds from trust preferred securities may be treated as primary regulatory capital by the financial institution, while it may deduct the interest it pays on the debt obligation held by the trust from its income for federal income tax purposes. Our focus will be to invest in trust preferred securities issued by financial institutions that have favorable characteristics with respect to market demographics, cash flow stability and franchise value.

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As of September 30, 2005, we had not invested in trust preferred securities. We expect that trust preferred securities will constitute 1% or less of our total investments in the next 12 months. We currently expect to leverage our investment in trust preferred securities in the range of six to 12 times.

Collateralized Debt Obligations

We intend to invest in the debt tranches of CDOs collateralized by CMBS, non-agency RMBS, other ABS and bank loans. To avoid any actual or perceived conflicts of interest with the Manager and Resource America, we will not invest in any CDO structured or co- structured by them other than those structured or co-structured on our behalf.

In general, CDOs are issued by special purpose vehicles that hold a portfolio of debt obligation securities. The CDO vehicle issues tranches of debt securities of different seniority, and equity to fund the purchase of the portfolio. The debt tranches are typically rated based on portfolio quality, diversification and structural subordination. The equity securities issued by the CDO vehicle are the “first loss” piece of the vehicle’s capital structure, but they are also generally entitled to all residual amounts available for payment after the vehicle’s obligations to the debt holders have been satisfied.

As of September 30, 2005, we had invested $19 million in CDO transactions, which are included in other asset-backed securities. We currently expect to leverage our investments in CDOs in the range of 10 to 15 times.

Private Equity Investments

To a lesser extent, subject to limitations imposed by REIT qualification standards and requirements for exclusion from regulation under the Investment Company Act, we also may invest from time to time in equity securities, which may or may not be related to real estate. We do not have a policy regarding the amount in these investments we may hold, but do not expect that they will exceed 2% of our total assets. These investments may include direct purchases of private equity as well as purchases of interests in private equity funds. While we do not have a policy or limitation with respect to the types of securities we may acquire, or the activities of the person in which we may invest, we expect that any such investments will consist primarily of private equity securities issued by financial institutions, particularly banks and savings and thrift institutions. We will follow a value-oriented investment approach and focus on the anticipated future cash flows generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider other factors such as the strength of management, the liquidity of the investment, the underlying value of the assets owned by the issuer, and prices of similar or comparable securities.

As of September 30, 2005 we had invested $2.0 million on a fair value and an amortized cost basis, or 0.10% of our total investments, in a private equity investment in a bank. We expect that private equity investments will constitute 1% or less of our total investments in the next 12 months. We expect to leverage our private equity investments in the range of one to three times.

The Manager

We are externally managed and advised by the Manager, an indirect wholly-owned subsidiary of Resource America, with whom it shares personnel. We do not have any ownership interest in the Manager. Under our management agreement, the Manager is responsible for providing us with all of the management and support personnel and services necessary for our operation. For a description of the duties of the Manager, see “Management – Management Agreement – Duties.” Neither we nor the Manager expect to have any employees of our own, nor does either of us expect to have any independent officers, although our chief financial officer is exclusively dedicated to our operations.

The officers and directors of the Manager are as follows:

Name	Position

Edward E. Cohen	Chairman of the Board
Jonathan Z. Cohen	Chief Executive Officer, President and Director
Thomas C. Elliott	Chief Financial Officer
Steven J. Kessler	Senior Vice President – Finance and Director
Michael S. Yecies	Chief Legal Officer and Secretary

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For biographical information on Messrs. Cohen, Cohen, Kessler, Elliott and Yecies, please see “Management — Directors and Executive Officers” and “ — Other Significant Personnel.”

Resource America is a publicly-traded specialized asset management company that uses industry-specific expertise to generate and administer investment opportunities for its own account and for institutional and sophisticated individual investors in structured finance (primarily RMBS, CMBS and other ABS), real estate, equipment leasing and financial services. As of September 30, 2005, Resource America managed approximately $7.1 billion of assets in these sectors, including approximately $3.8 billion in CDOs on a cost basis. We do not control the assets or personnel of Resource America.

To provide its services, the Manager draws upon the expertise and experience of Resource America which, as of September 30, 2005, had 154 employees involved in asset management, including 51 asset management professionals and 103 asset management support personnel. Resource America conducts its asset management activities through the following subsidiaries:

•
Ischus invests in, finances, structures and manages RMBS, CMBS and other ABS. As of September 30, 2005, Ischus had a team of six asset management professionals and two asset management support personnel managing over $2.8 billion of MBS and other ABS on a cost basis, of which over $1.4 billion was managed on our behalf, including $384.7 million of assets on a cost basis that were financed through Ischus CDO II, which closed July 27, 2005 and in which we own 100% of the equity. These equity interests are subordinate in right of payment to all other securities issued by the CDO.

•
Resource Real Estate originates, finances and manages investments in real estate and real estate loans. As of September 30, 2005, Resource Real Estate had a team of 15 asset management professionals and six asset management support personnel managing over $618.8 million of commercial and multi-family real estate assets, of which $86.9 million were managed on our behalf.

•
Apidos invests in, finances and manages syndicated bank loans. As of September 30, 2005, Apidos had a team of nine asset management professionals and two asset management support employees who managed approximately $420.9 million of syndicated bank loans on a cost basis, of which $315.7 million were managed on our behalf, including $280.4 million of syndicated bank loans on a cost basis that were financed through Apidos CDO I, which closed August 4, 2005 and in which we own 100% of the equity, and approximately $35.3 million of assets on a cost basis which have been accumulated on our behalf in a warehouse facility for Apidos CDO III, in which we intend to purchase 100% of the equity. The Apidos CDO I equity interests are, and the Apidos CDO III equity interests will be, subordinate in right of payment to all other securities issued by the CDO.

•
Trapeza, a joint venture between Resource America and an unaffiliated third party, originates, structures, finances and manages trust preferred securities of banks and other financial institutions. As of September 30, 2005, Trapeza managed or co-managed over $2.9 billion of trust preferred securities on a cost basis, of which $2.7 billion were held by eight CDOs. This includes $2.0 million of assets managed on our behalf. Resource America had three asset management professionals and four asset management support personnel dedicated to Trapeza’s operations as of September 30, 2005.

•
LEAF Financial originates, manages and services small- and middle-ticket equipment lease assets. LEAF Financial had 16 asset management professionals and 65 asset management support personnel at September 30, 2005 managing over $314.6 million in book value of equipment lease assets, of which $25.1 million was managed on our behalf.

The amount of time asset management and other personnel devote to managing our assets depends on the relative amount of assets managed on our behalf and on behalf of Resource America. As of September 30, 2005, Ischus personnel devoted approximately 51% of their time, Resource Real Estate personnel devoted approximately 14% of their time, Apidos personnel devoted approximately 75% of their time, Trapeza personnel devoted less than 1% of their time and LEAF Financial personnel devoted approximately 7% of their time to managing our assets. The amount of time our executive officers, other than our chief financial officer, will devote to our operations will depend upon whether we are actively investing capital, when they will devote between approximately 40% and 60% to us, or we are simply managing our portfolio, when they

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will devote between approximately 20% and 25% to us. Our chief financial officer is exclusively dedicated to our operations.

Asset Management and Administrative Resources of the Manager and Resource America

Under our management agreement, we will have access to the management infrastructure that Resource America has built as a Sarbanes Oxley compliant public company.

Resource America has a total of 154 employees who carry out its management operations, and will provide us with the following functions:

•
An 11-person accounting and finance department reporting to Resource America CFO Steven Kessler provides accounting and internal audit functions. This group also manages, with respect to the CDOs managed by Resource America, investor reporting, the monitoring of cash flows, and interactions with trustees.

•
A three-person technology department which is responsible for managing the technology infrastructure of each of Resource America’s asset management divisions and its business continuity and disaster recovery functionality.

•
A three-person legal department led by Resource America Chief Legal Officer Michael Yecies, which is responsible for legal and regulatory compliance functions, as well as the monitoring of traders and other employees for compliance with Resource America’s internal policies and procedures.

•
LEAF Financial has a total of 81 employees, including a field sales force and telephone sales force dedicated to originating leasing assets, as well as a servicing department that manages collection through strong telephone and mail efforts. LEAF has a complete technology platform that enables automated application, credit scoring based on Dun & Bradstreet data, customer relationship management, asset tracking, collection management, and document generation.

Investment Process

General. Our investment process is managed broadly by our investment committee and, under its guidance, more specifically by the Manager and, through it, the asset management divisions of Resource America. See “—The Manager” and “Management — Investment Committee.” The members of our investment committee are Messrs. J. Cohen, E. Cohen, Allen, Blomstrom, Bloom, Feldman, Shook and DeMent and Ms. Bergstresser. For biographical information regarding members of our investment committee please see “— Directors and Executive Officers” and “ — Other Significant Personnel.” Our investment committee does not review investments for any other entities. Our investment committee meets at least weekly to establish and review allocation of capital to specific investment strategies and to establish and review guidelines for the specific investment strategies to which capital is allocated. The investment decision process for each strategy consists of various types of diligence and quantitative analyses, depending upon the asset class. However, in general, the Manager follows the decision-making process shown below:

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Investment Guidelines. We have established and comply with investment policies and procedures and investment guidelines that are reviewed and approved by our investment committee and board of directors. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. We review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

Our board of directors and investment committee have adopted the following guidelines, among others, for our investments and borrowings:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	with the exception of real estate, no industry shall represent greater than 20% of the securities in our portfolio.

These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

As a result of our investment strategies and targeted asset classes, we acquire our investments primarily for income. We do not have a policy that requires us to focus our investments in one or more particular geographic areas.

Investment Sourcing. The Manager originates portfolio investments, other than equipment leases and trust preferred securities, through a variety of financial industry sources including investment banks, brokerage firms, commercial banks and loan originators including Banc Investment Group, LLC, Barclays Capital Inc, Bear, Stearns International Limited, Citibank N.A., Credit Suisse Securities (USA) LLC, FIG Partners, LLC, Friedman, Billings, Ramsey & Co., Inc., Howe Barnes Investments, Inc., Keefe, Bruyette & Woods, Inc., Lehman Brothers Inc., Morgan Keegan & Co., Inc., Morgan Stanley & Co. Incorporated, RBS Greenwich Capital, Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC. The Manager bases its origination capability on relationships its investment professionals have developed with these sources over their professional careers, as well as upon its, Resource America’s and our current presence in the marketplace as sponsor, originator, holder or acquiror of assets in our asset classes.

LEAF Financial will be responsible for sourcing of our equipment lease investments. LEAF Financial’s strategy for lease originations involves marketing to direct sales organizations which offer LEAF Financial’s leases as part of their equipment marketing package. By developing and maintaining these programs, LEAF Financial is able to use the sales forces of these organizations, and those of their distributors, dealers and resellers, to market its leasing products and services to the highly dispersed population of small- to middle-sized businesses.

Our ability to source trust preferred investment opportunities comes from Resource America’s relationships with the regional broker-dealer community that services smaller financial services companies. We also expect to source investments directly through our own relationships in the commercial banking sector.

Credit and Risk Management Analysis. The backbone of the Manager’s and Resource America’s investment process is credit analysis. The Manager and Resource America focus their attention on credit and risk assessment from the earliest stage of its investment selection process. The Manager and Resource America also will screen and monitor all potential investments to determine their impact on maintaining our REIT qualification and our exclusion from regulation under the Investment Company Act. Risks related to portfolio management, including the management of risks related to credit losses, interest rate volatility, liquidity and counterparty credit, are generally managed on a portfolio-by-portfolio basis by each of Resource America’s asset management divisions, although there is often interaction and cooperation between divisions in this process.

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The factors the Manager considers in its credit analysis process are shown below:

The Manager and Resource America use several proprietary risk management systems, including proprietary quantitative analytics, proprietary internal rating methodologies and investment committee processes, in determining investment and sale decisions. The Manager and Resource America conduct continuous ongoing surveillance of our portfolio and interacts with their affiliates on identifying and monitoring credit trends. In addition to these features, the investment managers will use a broad array of software and technology to manage risk. Key features of the risk management system include:

•
PROTECT: Principal Recovery and Collateral Tracking. PROTECT is a proprietary surveillance and risk management process developed by Resource America for the early identification of troubled and deteriorating securities in the RMBS, CMBS and ABS sectors. Under the principal recovery portion of the process, PROTECT examines not only net loss rates, but also the composition of net loss rates, such as gross loss rates and recovery rates, in order to detect negative pool trends and/or accounting irregularities for securities held in the portfolio. PROTECT’s collateral tracking methodology includes:

•	the monitoring of individual bond payments, prepayments, delinquencies, losses, subordination, excess spread and overcollateralization build-up;

•	portfolio impact stress-testing for changes in prepayment speeds, loss rates, and interest rate scenarios;

•	analysis of servicer’s and loan originator’s financial condition;

•	analysis of sector performance and vintage comparison;

•	frequent marking to market of the portfolio; and

•	analysis of ratings events or downgrades.

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•
Proprietary Credit Stratifications. Resource America has developed a set of proprietary credit stratifications to identify and measure the risks associated with potential non-agency RMBS, CMBS and other ABS investments. Data points for these stratifications include credit scores, LTV ratios, debt-to-income ratios, interest only loans, documentation type, mortgage insurance (where applicable), floating-rate/fixed-rate composition, credit enhancement and geographic dispersion. Stratifications are designed to focus on loans that are outside normal parameters, or outliers, as well as means and medians, in order to measure the dispersion of collateral.

•
Proprietary Collateral Stresses. The Manager and Resource America run proprietary collateral stresses to analyze the amount of structural protection associated with non-agency RMBS, CMBS and other ABS investments. Default assumptions are combined in the stress runs with

•	varying prepayment speeds on various collateral subgroups,

•	interest rate shocks,

•	varying recovery rates on defaulted loans, and

•	servicer advancement and timeliness

to determine how much cumulative loss the investment can withstand and still pay the contractual coupon and/or principal invested.

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•
Technology and Software. Resource America has built an extensive technology platform. This platform is critical to portfolio monitoring and credit analysis. The Manager and Resource America use the following software and technology in monitoring portfolios:

Product	Function	Agency RMBS	Non- agency RMBS	CMBS/B notes/ mezzanine loans	Syndicated bank loans	ABS/ CDO	Trust preferred securities	Equipment leases

Derivative Solutions	Risk mgt/portfolio analytics	X	X		X	X

Intex	Cash flows/static data/security analytics	X	X		X	X

Bloomberg	Market data/collateral data/ security analytics	X	X	X	X	X

Trepp	CMBS			X

Moody’s	Credit/surveillance		X	X	X	X

Standard & Poors	Credit/surveillance		X	X	X	X

Fitch	Credit/surveillance		X	X	X	X	X

CoStar	Market data/collateral data/surveillance			X

Claritas	Market data			X

Smith Travel Research	Market data/collateral data/surveillance			X

REIS	Market data/collateral data/surveillance			X

Wall Street Office	Risk management/portfolio analytics				X

Dun & Bradstreet	Credit/credit scoring							X

SNL Datasource	Financial institution regulatory and market data					X

KMV Risk Calc	Credit					X

Lease Tracking	App entry/credit/documentation							X

INFOLease	Asset tracking/invoicing, collections/lease accounting/ sales tax							X

CRM	Tracks all activity/usage levels for leasing vendors							X

Proprietary	Risk mgt/portfolio analytics	X	X	X	X	X
Our Financing Strategy

Overview. We use leverage in order to increase potential returns to our stockholders and for financing our portfolio. We do not expect to speculate on changes in interest rates. However, our use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. While we have identified our leverage targets for each of our targeted asset classes, our investment policies require no minimum or maximum leverage and our investment committee will have the discretion, without the need for further approval by our board of directors, to increase the amount of leverage we incur above our targeted range for individual asset classes. As of September 30, 2005, our leverage ratio was 8.3 times. We typically accumulate investments in our warehouse facilities or through repurchase arrangements and, upon our acquisition of the assets in those facilities, refinance them with CDOs. We are not limited to CDOs for our refinancing needs, and may use other forms of term financing if we believe that market conditions make it appropriate. While we may use other forms of term financing, such as long-term match funded financing provided through bank financing and asset-backed financing programs, we do not expect that they will be a material part of our financing structure.

Warehouse facilities. We rely on warehouse credit facilities for the capital we need to accumulate our investments, other than agency RMBS. These facilities are typically lines of credit from financial institutions

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that we can draw from to fund our investments. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.

The pool of assets in a warehouse facility typically must meet specified requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also specified requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

As of September 30, 2005, we had one warehouse facility with an aggregate total draw of $35.3 million and with $164.7 million of current availability. We entered into agreements for two CDO financings in the aggregate amount of $750 million to provide term financing for the assets accumulated in warehouse facilities. Ischus CDO II closed July 27, 2005 and Apidos CDO I closed August 4, 2005, whereupon the assets in the warehouse facilities were transferred to them and the facilities terminated.

Repurchase agreements. We finance our agency RMBS and B notes through the use of repurchase agreements. These agreements allow us to borrow against RMBS and B notes we own. We sell our RMBS and B notes to a counterparty and agree to repurchase the same RMBS and B notes from the counterparty at a price equal to the original sale price plus an interest factor. We account for these agreements as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related RMBS and B notes and pay interest to the counterparty.

Our repurchase agreement counterparties are commercial and investment banks with whom we have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties have been formally approved by our investment committee and are monitored for changes in their financial condition.

As of September 30, 2005, we were party to repurchase agreements with nine counterparties. As of September 30, 2005 we had $1.1 billion outstanding with Credit Suisse Securities (USA) LLC, one of the underwriters of this offering, and Bear, Stearns International Limited, an affiliate of one of the underwriters. For a description of the terms of our repurchase agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” We intend to use the net proceeds of this offering to repay indebtedness under our repurchase agreements. See “Use of Proceeds.”

Term financing — CDOs. We expect to finance our non-agency RMBS, CMBS, B notes, mezzanine loans and commercial finance assets through term match funding strategies and, in particular, through the use of CDOs. We describe the general structure of a CDO in “— Investment Strategy — Collateralized Debt Obligations.”

Unlike typical securitization structures, the underlying assets in a CDO pool may be sold, subject to certain limitations, without a corresponding pay-down of the CDO provided the proceeds are reinvested in qualifying assets. As a result, CDOs enable the sponsor to actively manage the pool of assets. We believe CDO financing structures may be an appropriate financing vehicle for our targeted asset classes other than agency RMBS because they will enable us to lock in our cost of funds on a long-term basis and minimize the risk that we will have to refinance our liabilities before our investments mature or reprice, while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

As of September 30, 2005, we closed two CDO financings in the aggregate amount of $750 million on July 27, 2005 and August 4, 2005. For a description of the terms of these CDOs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition.”

Hedging and interest rate risk management strategy. Repurchase agreements generally have maturities of 30 to 90 days while the weighted average life of the RMBS we will own generally will be longer. The difference in maturities, in addition to reset dates and reference indices, creates potential interest rate risk.

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We may from time to time use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Under the federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, provided that our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our total gross income.

We intend to engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Because of the tax rules applicable to REITs, we may be required to implement some of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	interest rate swaps, including options and forward contracts;

•	interest rate caps, including options and forward contracts;

•	interest rate collars, including options and forward contracts; and

•	interest rate lock agreements, principally Treasury Lock agreements.

These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under short-term repurchase agreements. Interest rate swap agreements have historically been structured such that the party seeking the hedge protection receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements will effectively fix our borrowing cost and will not be held for speculative or trading purposes.

As of September 30, 2005, we had hedged the repurchase agreements through which we financed our agency RMBS portfolio by entering into five one-year interest rate swaps with Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, one of our underwriters. The total value of such swaps was $959.0 million and the weighted average fixed rate we pay is 3.89%.

As of September 30, 2005, we had entered into one interest rate swap agreement with AIG Financial Products, Corp. whereby we swap a floating rate of interest in the liability we are hedging for a fixed rate of interest, and one interest rate cap whereby we reduce our exposure to the variability of future cash flows attributable to changes in LIBOR. The notional amount of these agreements were $13.2 million and $15.0 million, respectively. The fixed rate we paid on our interest rate swap was 4.49% as of September 30, 2005.

Interest rate management techniques do not eliminate interest rate risk but, rather, seek to mitigate it. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

•	the weighted average life of our MBS would be extended because prepayments of the underlying mortgage loans would decrease; and

•	the market value of any fixed rate MBS would decline as long-term interest rates increased.

Competition

Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate-related assets, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous MBS and other mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase

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competition for the available supply of mortgage assets suitable for purchase. Many of our competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition to existing companies, other companies may be organized for similar purposes, including companies organized as REITs focused on purchasing mortgage assets. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the market price of our common stock. Moreover, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. For additional information concerning the competitive risks we face, see “Risk Factors—Risks Related to Our Business—We operate in a highly competitive market for investment opportunities, which may result in higher prices, lower yields and a narrower net interest spread for our investments, and may inhibit the growth or delay the diversification of our portfolio.”

Our Formation and Structure

We were organized on January 31, 2005 as a Maryland corporation and completed a private offering of our common stock in March 2005 in which we sold 15,333,334 shares of our common stock, resulting in net proceeds to us of $214.8 million. Credit Suisse Securities (USA) LLC acted as our exclusive initial and purchaser placement agent in this offering. Resource America, the corporate parent of the Manager, and entities affiliated with it purchased 1,000,000 shares of our common stock in the offering, representing 6.1% of our common stock on a fully-diluted basis. 900,000 of the shares purchased by Resource America, or 5.5% of our common stock on a fully-diluted basis, are held by Resource Capital Investor, a wholly owned subsidiary of Resource America. The remaining 100,000 shares purchased by Resource America, or 0.6% of our common stock on a fully-diluted basis, are held by the Manager. Directors, officers and other persons related to us, the Manager and Resource America and their affiliated entities purchased 278,000 shares, or 1.7% of our common stock on a fully-diluted basis, in that offering. In addition, at the completion of the offering, we granted to the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of our common stock at an exercise price of $15.00 per share, of which 344,079 shares of restricted stock were allocated to persons who are directors, officers and employees of the Manager or of Resource America providing services through the Manager, representing 2.1% of our common stock on a fully-diluted basis. After giving effect to the allocated shares, the Manager holds options and shares representing 4.6% of our common stock on a fully-diluted basis.

Following completion of this offering, Resource America, the Manager and their affiliates, including our officers and directors, will collectively own 2,441,370 shares of our common stock, representing approximately 12.2% of shares outstanding on a fully-diluted basis, including options to purchase 651,666 shares of our common stock and, from our issuance of warrants as a dividend to our stockholders of record on January 4, 2006 (see “Description of Capital Stock and Warrants”), warrants to purchase 162,704 shares of our common stock, representing approximately 4.1% of our common stock on a fully-diluted basis. If Resource Capital Investor purchases the maximum 1,000,000 shares it may purchase in this offering, Resource America, the Manager and their affiliates will own 3,441,370 shares of our common stock, representing approximately 17.2% of shares outstanding on a fully-diluted basis. Our principal office is located at 712 Fifth Avenue, 10th Floor, New York, New York 10019.

Our investment activities are managed by the Manager and, through it, by Resource America, which we consider to be our promoters, and are supervised by our investment committee and board of directors. Edward E. Cohen, the Chairman of Resource America and the Manager, and Jonathan Z. Cohen, the Chief Executive Officer and President of Resource America and the Manager, hold the same positions with us.

Exclusion from Regulation under the Investment Company Act

We intend to operate our business so as to be excluded from regulation under the Investment Company Act. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion from regulation under the Investment Company Act, but also that each of our subsidiaries so qualifies.

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We believe that RCC Real Estate, Inc., the subsidiary that as of September 30, 2005 held all of our assets other than our syndicated bank loans, is excluded from Investment Company Act regulation under Sections 3(c)(5)(C) and 3(c)(6), provisions designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. To qualify for this exclusion, at least 55% of RCC Real Estate’s assets must consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the Investment Company Act, which we refer to as “qualifying real estate assets.” Moreover, an additional 25% of RCC Real Estate’s assets must consist of qualifying real estate assets and other real estate-related assets. RCC Real Estate does not intend to issue redeemable securities.

We consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 25% test.

We generally do not expect that investments in non-agency RMBS, CMBS and B notes will constitute qualifying real estate assets for the 55% test, unless we determine that those investments are the “functional equivalent” of owning mortgage loans, which will depend, among other things, on whether we have unilateral foreclosure rights with respect to the underlying real estate collateral. Instead, these investments generally will be classified as real estate-related assets for purposes of the 25% test. We generally consider mezzanine loans to be real estate-related assets for purposes of the 25% test, although we may treat some or all of these assets as qualifying real estate assets for purposes of the 55% test if the SEC or its staff express the view that mezzanine loans do so qualify. We do not expect that investments in CDOs, other ABS, syndicated bank loans, equipment leases, trust preferred securities and private equity will constitute qualifying real estate assets. Moreover, to the extent that these investments are not backed by mortgage loans or other interests in real estate, they will not constitute real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of RCC Real Estate’s assets.

We do not expect that our other subsidiaries, RCC Commercial and Resource TRS, will qualify for this exclusion. However, we do expect them to qualify for another exclusion under Section 3(c)(7). Accordingly, as required by that exclusion, we will not allow either entity to make, or propose to make, a public offering of its securities, and we will require that each owner of securities issued by those entities be a “qualified purchaser” so that those entities are not investment companies subject to regulation under the Investment Company Act. If we form other subsidiaries, we must ensure that they qualify for an exemption or exclusion from regulation under the Investment Company Act.

Moreover, we must ensure that Resource Capital Corp. itself qualifies for an exclusion from regulation under the Investment Company Act. We will do so by monitoring the value of our interests in our subsidiaries. At all times, we must ensure that no more than 40% of our assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the Investment Company Act. Our interest in RCC Real Estate does not constitute an “investment security” for these purposes, but our interests in RCC Commercial and Resource TRS do constitute “investment securities.” Accordingly, we must monitor the value of our interest in these two subsidiaries to ensure that the value of our interests in them never exceeds 40% of the value of our total assets. We will monitor the value of our interest in Resource TRS for tax purposes as well; the applicable tax rules require us to ensure that the total value of the stock and other securities of Resource TRS and any other TRS held directly or indirectly by us does not exceed 20% of the value of our total assets. These requirements may limit our flexibility in acquiring assets in the future.

We have not received, nor have we sought, a no-action letter from the SEC regarding how our investment strategy fits within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using. To the extent that the SEC provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may have to adjust our

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investment strategy accordingly. Any additional guidance from the SEC could provide additional flexibility to us or it could further inhibit our ability to pursue the investment strategy we have chosen.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have not in the past but may in the future offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future. As described above under “— Our Financing Strategy,” we intend to borrow money in the ordinary course of business.

We have not in the past but may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may make such investments for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have not in the past but may in the future make loans to third parties in the ordinary course of business for investment purposes. We will not underwrite the securities of other issuers.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Legal Proceedings

We and the Manager are not subject to any material legal proceedings as of the date of this prospectus.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers. All of our executive officers are employees of Resource America. Neither we nor the Manager expect that we will have any employees and, with the exception of our chief financial officer, our executive officers are not exclusively dedicated to our operations. Our board of directors has determined that Messrs. Beach, Hart, Levin and Neff are independent consistent with the rules of the New York Stock Exchange.

Name	Age	Title

Edward E. Cohen	66	Chairman and Director
Jonathan Z. Cohen	35	Chief Executive Officer, President and Director
Walter T. Beach	39	Director
William B. Hart	62	Director
Murray S. Levin	62	Director
P. Sherrill Neff	54	Director
Thomas C. Elliott	32	Chief Financial Officer, Chief Accounting Officer and Treasurer
Jeffrey D. Blomstrom	37	Senior Vice President — CDO Structuring
Steven J. Kessler	62	Senior Vice President — Finance
David E. Bloom	41	Senior Vice President — Real Estate Investments

Edward E. Cohen has been our Chairman since March 2005. Mr. Cohen is Chairman of Resource America, a position he has held since 1990. He was Resource America’s Chief Executive Officer from 1988 to 2004 and its President from 2000 to 2003. He is Chairman, Chief Executive Officer and President of Atlas America, Inc., a publicly traded (NASDAQ: ATLS) energy company, a position he has held since 2000, and Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC, a wholly-owned subsidiary of Atlas America that is the general partner of Atlas Pipeline Partners, L.P., a publicly-traded (NYSE: APL) natural gas pipeline company. He is also a director of TRM Corporation, a publicly traded (NASDAQ: TRMM) consumer services company, and Chairman of Brandywine Construction & Management, Inc., a privately-held real estate management company. From 1981 to 1999 he was Chairman of the Executive Committee of JeffBanks, Inc., a bank holding company acquired by Hudson United Bancorporation. From 1969 to 1989 he was Chairman of the Executive Committee of State National Bank of Maryland (now a part of Wachovia Bank). Mr. Cohen is the father of Jonathan Z. Cohen.

Jonathan Z. Cohen has been our Chief Executive Officer and President and a director since March 2005. Mr. Cohen has been President since 2003, Chief Executive Officer since 2004 and a Director since 2002 of Resource America. He was Executive Vice President of Resource America from 2001 to 2003, and a Senior Vice President from 1999 to 2001. He has been Vice Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999 and Vice Chairman of Atlas America since 2000. He has been the Vice Chairman of RAIT Investment Trust, a publicly traded (NYSE: RAS) REIT, since 2003, and Secretary, trustee and member of RAIT’s investment committee since its formation in 1997. Since 2003 he has been the general partner of Castine Partners, L.P., a financial services hedge fund. Mr. Cohen is a son of Edward E. Cohen.

Walter T. Beach has been a director since March 2005. Mr. Beach has been Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where, beginning in 1994, he was responsible for the firm’s investment decisions for its principal equity product. Before that he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of The Bancorp, Inc., a Delaware bank holding company, and its subsidiary bank, The Bancorp Bank, since 1999.

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William B. Hart has been a director since March 2005. Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004. He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-held health insurance company, from 2000 to 2004. Mr. Hart was Director of SIS Bancorp (now Banknorth Massachusetts, a division of Banknorth, N.A.) from 1995 to 2000. From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of the Audit Committee and Chairman of the Board of Directors from 1996 to 1999. He also served as President of the Foundation for the National Capital Region, Washington, DC, from 1993 to 1996 and President of The Dunfey Group, a private investment firm, from 1986 to 1998. From 1986 to 1994 he was also director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Murray S. Levin has been a director since March 2005. Mr. Levin is a senior litigation partner at Pepper Hamilton LLP, a law firm with which he has been associated since 1970. Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe. He is a past president of the American Chapter and a member of the board of directors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association. Mr. Levin was a member of the managing board of Atlas Pipeline Partners GP from 2001 to March 2005.

P. Sherrill Neff has been a director since March 2005. Mr. Neff is a founder of Quaker BioVentures, Inc., a life sciences venture fund, and has been Managing Partner since 2002. He was a director of Resource America from 1998 to March 2005. From 1994 to 2002 he was President and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a publicly-traded life sciences company. Mr. Neff was also a director of The Bancorp from its formation in 1999 until 2002.

Thomas C. Elliott has been our Chief Financial Officer, Chief Accounting Officer and Treasurer since September 2005. He was Senior Vice President — Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as Vice President — Finance from March 2005. Mr. Elliott has been Senior Vice President since 2005 and was Vice President — Finance from 2001 to 2005 at Resource America. He has also been Chief Financial Officer of Resource Financial Fund Management, or RFFM, since 2004. From 1997 to 2001 Mr. Elliott was a Vice President at Fidelity Leasing, Inc. where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments.

Jeffrey D. Blomstrom has been our Senior Vice President — CDO structuring since March 2005. Mr. Blomstrom has been President and Managing Director of RFFM since 2003. Mr. Blomstrom also currently serves as the head of collateral origination and as a member of the credit committee for Trapeza Capital Management. From 2001 to 2003 Mr. Blomstrom was a Managing Director at Cohen Brothers and Company, a Philadelphia-based investment bank specializing in the financial services sector. From 2000 to 2001 he was Senior Vice President of iATMglobal.net, Inc., an ATM software development company. Mr. Blomstrom was, from 1999 to 2000, an associate at Covington & Burling, a law firm, where he focused on mergers and acquisitions and corporate governance.

Steven J. Kessler has been our Senior Vice President – Finance since September 2005 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005. Mr. Kessler has been Executive Vice President since 2005 and Chief Financial Officer since 1997 and was Senior Vice President from 1997 to 2005 of Resource America. He was Vice President — Finance and Acquisitions at Kravco Company, a national shopping center developer and operator, from 1994 to 1997. He has been a Trustee of GMH Communities Trust, a publicly traded specialty housing REIT, since 2004. From 1983 to 1993 he was employed by Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer. Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

David E. Bloom has been our Senior Vice President — Real Estate Investments since March 2005. Mr. Bloom has been Senior Vice President of Resource America since 2001. He has also been President of Resource Real Estate since 2004 and President of Resource Capital Partners since 2002. From 2001 to 2002 he was President of Resource Properties. Before that he was Senior Vice President at Colony Capital, LLC, an international real estate opportunity fund, from 1999 to 2001. From 1998 to 1999 he was Director at

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Sonnenblick-Goldman Company, a real estate investment bank. From 1995 to 1998 he was an attorney at the law firm of Willkie Farr & Gallagher, LLP.

Other Significant Personnel

Christopher D. Allen, 36, has been our Senior Vice President — Commercial Lending since March 2005. Mr. Allen has been a Managing Director of RFFM since 2003. At RFFM, Mr. Allen is in charge of identifying, implementing and overseeing new CDO products. He is a member of the investment committee of Ischus and is also a member of the investment committee of Apidos where he serves as the Chief Operating Officer and Director of Product Management. Before joining RFFM, from 2002 to 2003 he was a Vice President at Trenwith Securities, the investment banking arm of BDO Seidman, LLP, where he was in charge of corporate finance, mergers and acquisitions and restructuring transactions. From 1994 to 1997 he was an Associate with Citicorp Venture Capital working on leveraged buyout and recapitalization transactions.

Gretchen L. Bergstresser, 43, has been our Senior Vice President — Syndicated Loans since March 2005. Ms. Bergstresser has been the President and Senior Portfolio Manager of Apidos since 2005. Before joining Apidos, from 2003 to 2005 she was the Managing Director and Portfolio Manager of MJX Asset Management, a greater than $1.5 billion boutique asset management firm managing leveraged loans across five structured vehicles. From 1996 to 2003 Ms. Bergstresser was CDO Portfolio Manager and Head Par Loan Trader at Eaton Vance Management, an investment management company. From 1995 to 1996 she was a Vice President in the Diversified Finance Division of Bank of Boston. From 1991 to 1995 she was a Vice President at ING (U.S.), Capital Markets, an investment banking firm.

John R. Boyt, 31, has been our Vice President — Director of Loan Originations since January 2006. He has also been Senior Vice President of Resource Real Estate, Inc., a wholly-owned subsidiary of Resource America, since 2005. From 2004 to 2005 he was a principal of Structured Property Advisors, LLC, a CMBS investment advisory firm. From 1998 to 2004 he was an Associate Director of Bear, Stearns & Co. Inc., where he was a senior member of the commercial mortgage group involved in loan origination, underwriting, and CMBS sales. Before that, from 1997 to 1998, Mr. Boyt worked for Bankers Trust Company within their mortgage backed securities services unit, focusing on MBS and whole loan sales.

Crit DeMent, 53, has been our Senior Vice President — Equipment Leasing since March 2005. Mr. DeMent has been Chairman and Chief Executive Officer of LEAF Financial Corporation since 2001. Mr. DeMent was Chairman and Chief Executive Officer of its subsidiary, LEAF Asset Management, Inc., from 2002 until 2004. From 2000 to 2001 he was President of the Small Ticket Group, an equipment leasing division of European American Bank. Before that, he was President and Chief Operating Officer of Fidelity Leasing, Inc. and its successor, the Technology Finance Group of CitiCapital Vendor Finance from 1996 to 2000. From 1987 to 1996 he was Vice President of Marketing for Tokai Financial Services, an equipment leasing firm.

Alan F. Feldman, 42, has been our Senior Vice President — Real Estate Investments since March 2005. Mr. Feldman has been Senior Vice President of Resource America and President of Resource Properties since 2002. He has also been Chief Executive Officer of Resource Real Estate since 2004. From 1998 to 2002, Mr. Feldman was Vice President at Lazard Freres & Co., an investment banking firm, specializing in real estate mergers and acquisitions, asset and portfolio sales and recapitalization. From 1992 through 1998, Mr. Feldman was Executive Vice President of PREIT-RUBIN, Inc. the management subsidiary of Pennsylvania Real Estate Investment Trust, a publicly-traded REIT, and its predecessor, The Rubin Organization. Before that, from 1990 to 1992 he was a Director at Strouse, Greenberg & Co., a regional full service real estate company.

Kevin M. Finkel, 34, has been our Vice President — Real Estate Investments since January 2006. He has also been employed by Resource Capital Partners, Inc. since 2002, and has been its Vice President and Director of Acquisitions since 2003. Mr. Finkel has also been with Resource Real Estate since 2004, and is currently its Senior Vice President and Director of Acquisitions. In 2000, Mr. Finkel was an Associate at Lehman Brothers, a global investment banking firm. From 1998 to 1999, Mr. Finkel was an Associate at

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Barclays Capital, the investment banking division of Barclays Bank PLC. From 1994 to 1998, Mr. Finkel was an investment banker at Deutsche Bank Securities, the investment banking division of Deutsche Bank AG.

Andrew P. Shook, 36, has been our Senior Vice President — RMBS and CMBS since March 2005. Mr. Shook has been the President, Chief Investment Officer and Senior Portfolio Manager of Ischus since 2004. In 2001 Mr. Shook founded and ran HSBC Bank USA’s structured finance credit arbitrage book until 2004. Before that, Mr. Shook worked domestically and in London for Bank of America from 1996 to 2001. From 1994 to 1996 he was a Senior Securities Analyst at Hyperion Capital Management, a commercial and residential mortgage related fixed income investment advisor.

Victor Wang, 44, has been our Vice President — Director of Asset Management since January 2006. He has also been Vice President — Director of Asset Management of Resource Real Estate since 2002. From 2000 to 2002, Mr. Wang was Vice President, Financing and Dispositions at Sonnenblick-Goldman Company, a national recognized real estate investment banking firm. From 1998 to 1999, Mr. Wang was a Senior Asset Manager at NorthStar Presidio Management Company, an asset management arm of Northstar Capital Investment Corp. Before that, from 1994 to 1998, Mr. Wang was an Asset Manager and Senior Analyst at Newkirk and Odin Management Companies, an asset management company specializing in the management of highly leveraged net lease and operating real estate.

Michael S. Yecies, 38, has been our Chief Legal Officer and Secretary since March 2005. Mr. Yecies has been Senior Vice President of Resource America since 2005 and Chief Legal Officer and Secretary since 1998. From 1994 to 1998 he was an attorney at the law firm of Duane Morris LLP.

Investment Committee

The role of our investment committee is to review and approve our investment policies, and review and approve our investment portfolio holdings and related compliance with our investment policies. The investment committee will meet at least weekly. The members of our investment committee are Messrs. J. Cohen, E. Cohen, Allen, Blomstrom, Bloom, Feldman, Shook and DeMent and Ms. Bergstresser. For biographical information regarding members of our investment committee please see “— Directors and Executive Officers” and “ — Other Significant Personnel.”

Board Committees

Our board of directors has three standing committees, consisting solely of independent directors: the audit committee, the compensation committee, and the nominating and corporate governance committee. We set forth below the committees on which directors serve, the chairman of each committee and a description of the functions of each committee.

Audit Committee. Our audit committee consists of Mr. Neff, chairman, and Messrs. Beach and Hart. Our board of directors has determined that all the members of the audit committee satisfy the independence requirements of the New York Stock Exchange and the SEC, and that Messrs. Beach and Neff are audit committee financial experts.

Our audit committee operates pursuant to a written charter adopted by our board of directors. Among other things, the audit committee charter calls upon the audit committee to oversee:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the adequacy of our internal accounting controls and considering the range of audit and non-audit fees.

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Compensation Committee. Our compensation committee consists of Mr. Beach, chairman, and Messrs. Levin and Neff. Our board of directors has determined that all members of the compensation committee qualify as independent directors under the New York Stock Exchange independence standards. The principal functions of the compensation committee are to:

•	review the compensation payable to our officers and directors;

•	review the compensation and fees payable to the Manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of the Manager or Resource America who perform services for us.

Nominating and Corporate Governance. Our nominating and governance committee consists of Mr. Levin, as chairman, and Messrs. Beach and Hart. The committee is responsible for seeking, considering and recommending to our full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board and our corporate governance, and annually recommends to our board nominees for each committee of the board.

Code of Business Conduct and Ethics. Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to the Manager’s or Resource America’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

Any member of our board of directors who is also an employee of the Manager or Resource America does not receive additional compensation for serving on our board of directors. Each other director receives an annual retainer of $35,000. In addition, we grant each director who is not an employee of the Manager or Resource America stock awards under our stock incentive plan equal to $15,000 divided by the fair market value of our common stock on the date of grant for each year of service on our board. The stock awards will vest one year after the date of grant. We also reimburse our directors for their travel expenses incurred in connection with their attendance at board and committee meetings.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers will be compensated by the Manager from the income it receives under our management agreement.

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2005 Stock Incentive Plan

We have established the 2005 stock incentive plan for the purpose of attracting and retaining our executive officers, directors and other persons and entities that provide services to us, including portfolio managers and other employees of the Manager and Resource America. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights. Up to 1,533,333 shares of common stock were originally available for issuance under the stock incentive plan and 532,667 remain available for issuance. Administration of the stock incentive plan will be carried out by the compensation committee of our board of directors. The compensation committee or our board of directors may delegate its authority under the stock incentive plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Securities Exchange Act of 1934. As used in this summary, the term “administrator” means the compensation committee or the board of directors and its delegate.

The stock incentive plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

Except for stock awards made to our independent directors, the administrator will select the participants who are granted options and, consistent with the terms of the stock incentive plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. Except for adjustments on account of stock dividends, stock splits and similar events described above, the option price of an outstanding option cannot be reduced without the approval of our stockholders. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant’s death but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership. No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value, determined as of the option grant, exceeding $100,000.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the stock incentive plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial or operational measures that the administrator may designate. Before vesting of the award, the participant will have all the rights of a stockholder, including the right to receive distributions and vote the shares, but we will retain custody of the certificates evidencing the shares granted under the award and the participant will not be able to sell, transfer or pledge the shares. Each of our non-employee directors will be granted stock awards for stock equal to $15,000 divided by the fair market value of our common stock on the date of grant for each year of service on our board. The stock awards will vest one year after the date of grant.

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The stock incentive plan also authorizes the grant of performance shares, which are the right to receive a future payment, based on the value of the common stock, if certain conditions are met. The administrator will select the participants who are granted performance share awards and will establish the terms of each award. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

The administrator also will select the participants who receive stock appreciation rights under the stock incentive plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

The stock incentive plan provides that outstanding awards will be exercisable, vested or earned upon a change in control, as defined in the plan. The stock incentive plan also provides that the benefits or amounts payable under awards will be reduced to avoid the parachute payment excise tax unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. The preceding limitation will not apply, however, if the award agreement or other agreement provides that we will indemnify the participant from any excise tax liability.

No awards may be granted under the stock incentive plan after March 2015. Our board of directors may amend or terminate the stock incentive plan at any time, but an amendment will not become effective without the approval of our stockholders if it increases the number of shares of common stock that may be issued under the plan, other than changes to reflect certain corporate transactions and changes in capitalization as described above. No amendment or termination of the stock incentive plan will affect a participant’s rights under outstanding awards without the participant’s consent.

Upon completion of our March 2005 private offering, we granted to the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of our common stock with an exercise price of $15.00 per share, the price in the March 2005 private offering. These shares and options will vest or become exercisable in three equal annual installments beginning on March 8, 2006. The Manager allocated 344,079 shares, and may allocate the options, to its officers, employees and other individuals who provide services to it. We also granted our non-employee directors an aggregate of 4,000 shares of stock on the terms discussed above.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision limiting directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

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Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of any issue, claim or matter in such a proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

In addition to the provisions in our charter and bylaws, we have indemnification agreements with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our charter and bylaws and Maryland law, it provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against them by reason of any acts or omissions in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our

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directors, officers and controlling persons, or, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Management Agreement

Duties. Our management agreement with the Manager and Resource America requires the Manager to manage our business affairs in conformity with the policies and the investment guidelines established by our board of directors. See “Business — Investment Process — Investment Guidelines.” The Manager’s role as manager is under the supervision and direction of our board of directors. The Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. The agreement requires the Manager to provide us with all services necessary or appropriate for us to conduct our business, including the following:

•	serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

•	investigating, analyzing and selecting possible investment opportunities;

•
with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

•
engaging and supervising, on our behalf and at our expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•
administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by the Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•
communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

•
evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, and consistent with our qualification as a REIT;

•
counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder;

•	counseling us regarding the maintenance of our exclusion from the Investment Company Act and monitoring compliance with the requirements for maintaining an exclusion from the Investment Company Act;

•
assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate- related assets and non-real estate related assets;

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•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by the Manager;

•
monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•
investing or reinvesting any money or securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

•
causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•
assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

•
taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury regulations applicable to REITs;

•
handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•
using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	advising us with respect to obtaining appropriate warehouse or other financing for our assets;

•
advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any structured transaction;

•
performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

The Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager, Resource America, their directors, officers, managers, employees and affiliates will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify the Manager, Resource America and their affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager, Resource America or their affiliates not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good

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faith in accordance with and pursuant to the management agreement. The Manager, Resource America and their affiliates have agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager, Resource America or their affiliates constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by employees of the Manager, Resource America or their affiliates relating to the terms and conditions of their employment. The Manager and Resource America carry errors and omissions and other customary insurance.

The management agreement requires the Manager to provide us with our management team, including a chief executive officer, president and chief financial officer, along with support personnel necessary to provide the management services it is required to provide under the management agreement. Our chief financial officer is exclusively dedicated to our operations.

Initial Term; Termination. The initial term of the management agreement expires on March 31, 2008 and will be automatically renewed for a one year term on each anniversary date thereafter. Our board of directors will review the Manager’s performance annually. After the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the management fees payable to the Manager are not fair, subject to the Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. Our board of directors must provide 180 days’ prior notice of any such termination. The Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive compensation earned by the Manager during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the management agreement for cause with 30 days’ prior written notice from our board of directors. No termination fee is payable with respect to a termination for cause. The management agreement defines cause as:

•	The Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof;

•	the Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	the Manager’s gross negligence in the performance of its duties under the management agreement;

•	the bankruptcy or insolvency of the Manager, or the filing of a voluntary bankruptcy petition by the Manager;

•	the dissolution of the Manager; and

•
a change of control (as defined in the management agreement) of the Manager if a majority of our independent directors determines, at any point during the 18 months following the change of control, that the change of control was detrimental to the ability of the Manager to perform its duties in substantially the same manner conducted before the change of control.

Cause does not include unsatisfactory performance that is materially detrimental to our business.

The management agreement will terminate at the Manager’s option, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Base Management Fee. We pay the Manager a monthly base management fee of 1/12 of our equity times 1.50%. For these purposes, “equity” means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount will be reduced by any amount that we pay for repurchases of our common stock. The calculation of

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the base management fee will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

The Manager will calculate the base management fee within 15 business days after the end of each month and must deliver its calculation to us promptly. We must pay the base management fee within 20 business days after the end of each month.

Reimbursement of Expenses. Because employees of Resource America will perform certain legal, accounting, due diligence and other services that outside professionals or outside consultants otherwise would perform, we reimburse the Manager and Resource America for the documented cost of performing such tasks. The reimbursement amount may be no greater than the amount which we would be required to pay outside professionals or consultants on an arm’s-length basis. We must reimburse the Manager’s and Resource America’s expenses by the 15th business day of each month for the prior month’s expenses.

We are responsible for all of our operating expenses except those that the Manager has specifically agreed to assume under the management agreement. The Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of employees of the Manager and Resource America (except as referred to in the previous paragraph) and other related expenses. The expenses required to be paid by us include, but are not limited to:

•	issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	legal, tax, accounting, consulting, auditing and administrative fees and expenses;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs);

•
the costs incurred to third parties, including affiliates of the Manager and Resource America, for servicing and special servicing of our assets, which will include servicing fees, in the amount of 1% of the book value of assets under management, to LEAF Financial for servicing our equipment lease investments;

•	expenses associated with other securities offerings of ours;

•	expenses relating to making distributions;

•	expenses connected with communications to holders of our securities and in complying with the reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	the allocable costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors used for us;

•	the costs incurred by employees of the Manager and Resource America for travel on our behalf;

•	the allocable costs incurred with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, and custodial fees and expenses;

•
the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf; and

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from the offices of the Manager.

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In addition, we are responsible for our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its affiliates required for our operations.

Incentive Compensation. In addition to the base management fee, the Manager will receive quarterly incentive compensation in an amount equal to the product of:

•	25% of the dollar amount by which

•
our net income (determined in accordance with GAAP) before non-cash equity compensation expense and incentive compensation (but after the base management fee) for the quarter per common share (based on the weighted average number of common shares outstanding for the quarter)

•	exceeds an amount equal to

•	the weighted average of $15.00, the price per share of the common shares in our March 2005 offering, and the prices per common share in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by

•	the greater of

•	2.00% or

•	0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter;

•	multiplied by the weighted average number of common shares outstanding during the quarter;

provided, that the foregoing calculation of incentive compensation will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The management agreement defines the Ten Year Treasury Rate to be the average of weekly average yields to maturity for U.S. Treasury securities, adjusted to a constant maturity of 10 years, during a fiscal quarter.

The following is an example of how we would calculate the incentive compensation under hypothetical performance assumptions. For purposes of this calculation, we have assumed that:

•	GAAP net income before non-cash equity compensation expense, or adjusted GAAP net income, is $7,000,000;

•	15,682,334 shares of common stock are outstanding, with the weighted average common shares outstanding being 15,682,334;

•	the U.S. 10-year treasury rate is 4.125%; and

•	the weighted average offering price per share is $15.00.

Under these assumptions, the incentive compensation would be calculated as follows:

• Adjusted GAAP net income per share ($7,000,000 7 15,682,334)	$.4464
• Weighted average offering price per share ($15.00) multiplied by the greater of (i) 2.00% or (ii) .50% plus one-fourth of the ten-year U.S. Treasury rate (1.03%)	$.3000
• Excess of adjusted GAAP net income per share over amount in the second bullet point, above	$.1464
• Weighted average number of shares outstanding multiplied by the amount in the third bullet point, above (15,682,334 x .1464)	$2,295,894
• Incentive compensation equals 25% of the amount calculated in the fourth bullet point, above	$573,974

We structured the Manager’s incentive compensation so that the Manager will receive this compensation only to the extent the return from our investments in any quarter exceeds the greater of a base rate of 2% per

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quarter or one-fourth of the average Ten Year Treasury Rate plus 0.50% per quarter, as described above. We believe that this provides the Manager with an incentive to achieve net income for us above this threshold, so that our stockholders receive a minimum return before the Manager receives additional compensation. While the structure of the incentive compensation rewards the Manager for achieving net income in excess of the base amount, it also has the effect of reducing the amount of income above the base amount that would be available absent the incentive compensation, and involves risks which we discuss in “Risk Factors — Risks Related to Our Business — The incentive fee we pay the Manager may induce it to make riskier investments.” In addition, because the incentive fee is calculated on a quarterly basis, the Manager may receive an incentive fee in any particular quarter even though the annual return on our investments is less than the threshold or even negative.

The Manager will compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter. We must pay the quarterly incentive compensation within five business days following the delivery to us of the Manager’s written computation of the incentive fee for such quarter. The management agreement provides that 25% of the Manager’s incentive compensation will be paid in shares of our common stock provided that the Manager may not own more than 9.8% of our common stock) and the balance in cash. The Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. Under our management agreement, the Manager may not elect to receive shares of our common stock as payment of its incentive compensation except in accordance with all applicable securities exchange rules and securities laws.

The number of shares the Manager receives will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable; however, the Manager has agreed not to sell the shares before one year after the date they are paid. This transfer restriction will lapse if the management agreement is terminated. The Manager may allocate these shares to its officers, employees and other individuals who provide services to it; however, the Manager has agreed not to make any such allocations before the first anniversary of the date of grant of such shares.

We have agreed to register the resale of these shares by the Manager. We have also granted the Manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

Restricted Stock and Option Grant. Upon completion of our March 2005 private offering and execution of the management agreement, we granted the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of our common stock under our stock incentive plan. We describe these grants in “— 2005 Stock Incentive Plan.”

Conflicts of Interest in Our Relationship with the Manager and Resource America

We are entirely dependent upon the Manager for our day-to-day management and do not have any independent officers. Our chairman, two of our other directors, our executive officers and the members of our investment committee also serve as officers and/or directors of the Manager or Resource America. As a result, conflicts of interest may arise between the Manager and Resource America, on the one hand, and us, on the other. These conflicts include the following:

•
Our management agreement was negotiated between related parties and its terms, including fees payable and the termination provisions, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

•
The Manager and Resource America are permitted to invest in, and to manage entities that invest in, asset classes that are the same as or similar to our targeted asset classes, except that they may not raise capital for, sponsor or advise any new publicly-traded REIT that invests primarily in domestic MBS in the United States. In addition, our officers, other than our chief financial officer, and the employees of Resource America who provide services to us are not required to work full time on our

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affairs and anticipate devoting significant time to the affairs of Resource America. As a result, there may be significant conflicts between us, on the one hand, and the Manager and Resource America on the other, regarding allocation of the Manager’s and Resource America’s resources to the management of our investment portfolio.

•
Our agreements with the Manager and Resource America do not prohibit us from entering into any investment opportunity in which the Manager or Resource America have an interest. We currently own 100% of the equity interests in two CDOs structured for us by the Manager and we anticipate that we will invest in the equity portions of future CDOs structured for us by the Manager. We may also invest in real estate loans and equipment leases originated and managed by the Manager and Resource America. A conflict of interest may arise between us and the Manager and Resource America with respect to the terms upon which we would make such an investment. In the event that any such investment opportunity is made available to us, the transaction will require the approval of a majority of our independent directors.

•
We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of the Manager and Resource America who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us.

•
The compensation we pay to the Manager consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to the Manager to seek to achieve attractive returns for us. The risk of the incentive fee component is that it may cause the Manager to place undue emphasis on the maximization of short-term net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

•
The Manager will receive at least 25% of its incentive fee in the form of shares of our common stock, and, at the Manager’s option, it may receive up to 100% of its incentive fee in the form of shares of our common stock. The Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. Any such shares received would have the benefit of registration rights.

•	As described in “—Management Agreement—Initial Term; Termination,” termination of the management agreement without cause is difficult and costly.

•
The Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager, Resource America, their directors, officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which the Manager would not be liable. The Manager, Resource America and their affiliates have agreed to indemnify us, our directors and officers with respect to all claims and damages arising from acts of the Manager, Resource America or their affiliates constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement or any claims by employees of the Manager, Resource America or their affiliates relating to the terms

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and conditions of their employment. The Manager and Resource America carry directors’ and officers’ insurance.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

The Manager and Resource America must offer us the right to consider all investments they identify that are within the parameters of our investment strategies and policies. For all potential investments other than in equipment leases, if the Manager and Resource America identify an investment that is appropriate both for us and for one or more other investment programs managed by them, but the amount available is less than the amount sought by all of their investment programs, they will allocate the investment among us and such other investment programs in proportion to the relative amounts of the investment sought by each. If the portion of the investment allocable to a particular investment program would be too small for it to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints (such as REIT qualification or exclusion from regulation under the Investment Company Act) or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

To equitably allocate investments that the Manager or Resource America has acquired at varying prices, the Manager and Resource America will allocate the investment so that each investment program will pay approximately the same average price.

With respect to equipment leases, if an investment is appropriate for more than one investment program, including us, the Manager and Resource America will allocate the investment based on the following factors:

•	which investment program has been seeking investments for the longest period of time;

•	whether the investment program has the cash required for the investment;

•	whether the amount of debt to be incurred with respect to the investment is acceptable for the investment program;

•	the effect the investment will have on the investment program’s cash flow;

•	whether the investment would further diversify, or unduly concentrate, the investment program’s investments in a particular lessee, class or type of equipment, location or industry; and

•	whether the term of the investment is within the term of the investment program.

The Manager and Resource America may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

The Manager has also instituted policies designed to mitigate potential conflicts of interest between it and us, including:

•
We will not be permitted to invest in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf. The Manager and Resource America will not receive duplicate management fees from any such investment fund or CDO to the extent we invest in it.

•
We will not be permitted to purchase investments from, or sell investments to, the Manager or Resource America, except that we may purchase investments originated by those entities within 60 days before our investment.

Any transaction between entities managed by the Manager or Resource America and us must be approved by a majority of our independent directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number and percentage of shares of our common stock beneficially owned as of January 16, 2006 by each of our directors and executive officers, all of our directors and executive officers as a group and other persons who beneficially own 5% or more of our outstanding common stock. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Before offering		After offering(1)
Name and address	Shares owned	Percentage	Shares owned	Percentage

Executive officers and directors:(2)
Edward E. Cohen(3)	203,333	1.3%	203,333	*
Jonathan Z. Cohen(3)	200,000	1.3%	200,000	*
Walter T. Beach(4)(5)	144,333	*	144,333	*
William B. Hart(5)	11,000	*	11,000	*
Murray S. Levin(5)	5,000	*	5,000	*
P. Sherrill Neff(5)	1,000	*	1,000	*
Steven J. Kessler(3)	12,500	*	12,500	*
Jeffrey D. Blomstrom(3)	12,666	*	12,666	*
Thomas C. Elliott(3)	21,500	*	21,500	*
David E. Bloom(3)	9,166	*	9,166	*

All executive officers and directors as a group (10 persons)	620,498	4.0%	620,498	3.5%

Owners of 5% or more of outstanding shares:(6)
Resource America, Inc.(7)	1,000,921	6.4%	1,000,921	5.6%
Elliott & Associates(8)	1,334,000	8.5%	1,334,000	7.5%
JD Capital Management LLC(9)	800,000	5.1%	800,000	4.5%
Omega Advisors, Inc.(10)	2,066,667	13.2%	2,066,667	11.6%
Rockbay Capital Management(11)	1,000,000	6.4%	1,000,000	5.6%
Kadima Partners, L.P.(12)	1,000,000	6.4%	—	—

*	Less than 1%.
(1)
Assumes issuance of 2,110,100 shares offered hereby. Does not reflect 600,000 shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment option, 651,666 shares of common stock issuable upon exercise of options granted to the Manager upon completion of our March 2005 private offering, 532,667 shares of common stock available for future grant under our stock incentive plan or 1,568,244 shares of common stock issuable upon exercise of the warrants we issued on January 13, 2006 as a dividend to our stockholders of record on January 4, 2006.

(2)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 10th Floor, New York, New York 10019.
(3)
Includes shares originally issued to the Manager as part of the 345,000 shares of restricted stock we granted to it in connection with our March 2005 private offering, and transferred by it, without consideration, as follows: E. Cohen — 70,000; J. Cohen — 133,333; S. Kessler — 7,500; J. Blomstrom — 11,666; T. Elliott — 20,000; and D. Bloom — 6,666. Each such person has the right to receive distributions on and vote, but not to transfer, such shares. One-third of the grant amount vests in the recipient each year, commencing March 8, 2006, except that the vesting period for 33,333 of the shares transferred to J. Cohen; 1,666 shares transferred to J. Blomstrom and 1,666 shares transferred to D. Bloom commences January 3, 2007.

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(4)
Includes 143,333 shares purchased by Beach Investment Counsel, Inc., an investment management firm for which Mr. Beach acts as managing director and possesses investment and/or voting power over the 143,333 shares. The address for Beach Investment Counsel, Inc. is Three Radnor Corporate Center, Suite 410, Radnor, Pennsylvania 19087.

(5)
Includes 1,000 restricted shares issued to each non-employee director in connection with our March 2005 private offering. Each non-employee director has the right to receive distributions on and vote, but not to transfer, such shares. All such shares vest in the recipient on March 8, 2006.

(6)
The addresses for our 5% or more holders are as follows: Resource Capital Investor and the Manager: 712 Fifth Avenue, 10th Floor, New York, New York 10019; Elliott & Associates: 712 Fifth Avenue, 36th Floor, New York, New York 10019; JD Capital Management LLC: Two Greenwich Plaza, 2nd Floor, Greenwich, Connecticut 06830; Omega Advisors, Inc.: 88 Pine Street, New York, New York 10005; Rockbay Capital Management: 600 Fifth Avenue, 24th Floor, New York, New York 10020; and Kadima Partners, L.P.: c/o Brandywine Trust Co., 7234 Lancaster Pike, Hockessin, Delaware 19707.

(7)
Includes 921 shares of restricted stock granted to the Manager in connection with our March 2005 private placement that the Manager has not allocated, 100,000 shares purchased by the Manager and 900,000 shares purchased by Resource Capital Investor, Inc. Does not include the maximum 1,000,000 shares that Resource Capital Investor may purchase in this offering. The Manager and Resource Capital Investor are wholly-owned subsidiaries of Resource America. The address for Resource America is 1845 Walnut Street, Philadelphia, Pennsylvania 19103.

(8)	Paul Singer has voting and/or investment power over these shares.
(9)	Eric Madoff has voting and/or investment power over these shares.
(10)	Leon G. Cooperman has voting and/or investment power over these shares.
(11)	Atul Khanna has voting and/or investment power over these shares.
(12)	Richard E. Carlson, John A. Ciccarone and W. Scott Campbell, the investment committee of Brandywine Managers, LLC, has voting and/or investment power over these shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into a management agreement under which the Manager receives substantial fees. We describe the management agreement and the fees payable under its provisions in “Management — Management Agreement.” From March 8, 2005, the date we commenced operations, through September 30, 2005, the Manager had earned base management fees of approximately $1.8 million and received expense reimbursements of $631,000. We did not accrue or pay any incentive fees through September 30, 2005. The Manager is an indirect wholly-owned subsidiary of Resource America. Edward E. Cohen, the Chairman of Resource America and the Manager, and Jonathan Z. Cohen, the Chief Executive Officer and President of Resource America and the Manager, in the aggregate beneficially owned 20.7% of Resource America’s common stock as of December 1, 2005. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

Employees of Resource America act as our officers and employees. Two of our directors, Edward E. Cohen and Jonathan Z. Cohen, are also directors of Resource America, and our chief executive officer, Jonathan Cohen, is also the chief executive officer of Resource America. We reimburse the Manager and Resource America for expenses, including compensation expenses for employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform. See “Management — Directors and Executive Officers,” “— Management Agreement” and “— Conflicts of Interest in our Relationship with the Manager and Resource America.”

Resource America and entities affiliated with it purchased 1,000,000 shares (or 6.1% on a fully-diluted basis) of our common stock in our March 2005 private offering and the officers and directors of us, the Manager and Resource America collectively purchased 278,000 additional shares (or 1.7% on a fully-diluted basis) of common stock in that offering. The Manager also has agreed to receive at least 25% of its incentive fee under our management agreement in shares of our common stock, subject to certain limitations in our management agreement, and not to transfer those shares before one year after the date they are paid. In addition, upon completion of our March 2005 private offering, we granted to the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of the date of this prospectus on a fully-diluted basis. See “Management — 2005 Stock Incentive Plan.”

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The Manager subsequently allocated 344,079 shares of the 345,000 shares of restricted stock to persons who are directors, officers and employees of the Manager or of Resource America providing management services through the Manager. The table set forth below identifies these persons:

Name	Number of shares

Jonathan Z. Cohen	133,333
Edward E. Cohen	70,000
Andrew P. Shook	23,333
Thomas C. Elliott	20,000
Christopher D. Allen	19,166
Jeffrey D. Blomstrom	11,666
Gretchen L. Bergstresser	10,000
Crit DeMent	10,000
Steven J. Kessler	7,500
David E. Bloom	6,666
Alan F. Feldman	6,666
Anne McCarthy	5,000
Andrew Lorimer	4,163
John Sullivan	2,335
Susan Aldsworth	2,001
Michael S. Yecies	2,000
Darshan Patel	2,000
John Boyt	2,000
Bennett Leichman	1,500
Phil Raciti	1,500
Jasper Brice	1,000
Jennifer Patrickakos	1,000
Justin Sughrue	750
Greg Todisco	250
Brian Hawkins	250

Total	344,079

On January 13, 2006, we issued warrants to our stockholders of record on January 4, 2006, including holders of restricted stock, as a dividend. We describe these warrants in “Description of Capital Stock and Warrants—Warrants.” Stockholders received one warrant for each ten shares of common stock held. As a result of this dividend, Resource America and entities affiliated with it, including the Manager, received 105,600 warrants, and officers and directors of us, the Manager and Resource America collectively received an additional 57,104 warrants.

LEAF Financial will originate and manage our equipment lease investments. LEAF Financial will originate leases on our behalf, which we will then purchase from LEAF Financial at a price equal to their book value plus a reimbursable origination cost not to exceed 1% to compensate LEAF Financial for its origination costs. In addition, we will pay LEAF Financial an annual servicing fee, equal to 1% of the book value of managed assets, for servicing our equipment lease investments.

In July 2005, the Ischus CDO II warehouse facility terminated and $321 million of non-agency RMBS, CMBS and other ABS were transferred to Ischus CDO II, in which we purchased 100% of the equity for $27.0 million. These equity interests are subordinate in right of payment to all other securities issued by the CDO.

In August 2005, the Apidos CDO I warehouse facility terminated and $218 million of syndicated loan assets were transferred to Apidos CDO I, in which we purchased 100% of the equity for $28.5 million. These equity interests are subordinate in right of payment to all other securities issued by the CDO. In addition, Apidos managed $35.3 million of syndicated loan assets that have been accumulated for Apidos CDO III.

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SELLING STOCKHOLDERS

The following table sets forth information as of January 5, 2006, with respect to the selling stockholders and the common stock that they propose to offer pursuant to this prospectus. The common stock being offered by the selling stockholders was sold to them in our March 2005 private offering.

If the lead underwriters advise us that the number of shares that the selling stockholders want to include in this offering exceeds the number which can be sold, this offering will include all of the common stock we propose to sell and the balance will be allocated among the selling stockholders pro rata in accordance with the relative number of shares for which registration has been requested. In accordance with notices that we received from the selling stockholders, we expect to include 1,889,900 shares of their common stock in this offering.

Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker- dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Exchange Act.

No selling stockholder has been identified as a broker-dealer or as an affiliate of a broker-dealer.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale(1)	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale(1)	Percentage of Class Beneficially Owned After Resale(1) (2)

1991 Investment Co.	14,000	7,000	7,000	*
Ann L. Weir	4,000	4,000	—	—
Auscal LP	3,000	3,000	—	—
Barbara Bishop Gollan Irrevocable Trust 1996	3,000	3,000	—	—
Barry M. Goldstein, Gale E. Goldstein	2,800	2,800	—	—
Beatrice B. Davis Family Irrevocable Trust	3,800	3,800	—	—
Beatrice B. Davis Revocable Trust	3,800	3,800	—	—
Bruce C. Bramley & Cherie M. Bramley	1,000	1,000	—	—
Carol Luber	1,000	1,000	—	—
Charlene Wilson	7,000	7,000	—	—
Charles M. Gately	49,000	49,000	—	—
Christopher M. Scott	2,500	2,500	—	—
Davis Family Office LLC	2,000	2,000	—	—
Davis Investments IV LP	3,200	3,200	—	—
Elizabeth Bishop Deluca Irrevocable Trust 1996	3,000	3,000	—	—
Frederica Wagman	3,500	3,500	—	—
George J. & MaryEllen K. Cooper	2,000	2,000	—	—
Gilbert Silverman	17,000	17,000	—	—
Howard Wagman	5,000	5,000	—	—
IRA FBO Jeffrey McDowell	2,000	2,000	—	—
IRA FBO Michael Schermer	3,000	3,000	—	—
Jack Rubin	3,300	3,300	—	—
Jack A. Shiller	1,000	1,000	—	—

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Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale(1)	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale(1)	Percentage of Class Beneficially Owned After Resale(1) (2)

James D. Bishop 2002 Trust	6,000	6,000	—	—
James D. Bishop Jr Irrevocable Trust 1996	3,000	3,000	—	—
John Kennedy Family Trust	14,000	14,000	—	—
Kadima Partners, L.P.	1,000,000	1,000,000	—	—
Les Feingold	2,500	2,500	—	—
Linda Fotiu Irrevocable Trust 1996	3,000	3,000	—	—
Marc Friedfertig	33,000	33,000	—	—
Marvin M. Shiller	4,000	4,000	—	—
Mekn Investment LLC	16,500	16,500	—	—
Michael Sullivan & Jill Sullivan JTTEN	17,000	17,000	—	—
Patrick H. Mackay	1,000	1,000	—	—
R&C Tyre Living Trust dated 12/20/02	5,000	5,000	—	—
Randolph K. Luskey	60,000	60,000	—	—
Robert J. Natoli & Peggy S. Natoli JTWROS	10,000	10,000	—	—
Roy Goecks	17,000	17,000	—	—
Sandra Liu	2,000	2,000	—	—
Spring Street Partners, L.P.	10,000	10,000	—	—
Scott Roskind	3,000	3,000	—	—
Stichting Pensioenfonds ABP	550,000	550,000	—	—

Total	1,896,900	1,889,900	7,000	*

*	Less than 1%
(1)
This information is reported in accordance with beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Accordingly, this information excludes shares of common stock underlying the warrants we issued to our stockholders, including the selling stockholders, on January 13, 2006.

(2)
Assumes that each selling stockholder sells all of the common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, after the date as of which we obtained information regarding its holdings.

No selling stockholder has, or has had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities, in transactions exempt from the registration requirements of the Securities Act.

The selling stockholders will each agree, with limited exceptions, for a period of 60 days after the date of this prospectus that, without the prior written consent of Credit Suisse Securities (USA) LLC, they will not, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares or our common stock or our other capital stock, other than the shares of common stock sold by them in this offering.

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DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a summary description of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of September 30, 2005, we had 15,682,334 shares of common stock outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors and holders of less than a majority of such shares will be unable to elect any director.

Warrants

On January 13, 2006, we issued warrants to our stockholders of record on January 4, 2006, including holders of restricted stock, as a dividend. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $15.00 per share. Stockholders received one warrant for each 10 shares of common stock held. If an existing stockholder owned shares in other than a ten-share increment, the stockholder received an additional warrant. The warrants will expire on January 13, 2009, and will not be exercisable until January 13, 2007. The exercise price of the warrants, and the number of shares issuable upon exercise of the warrants is subject to adjustment in the event of payment of a stock dividend with respect to, or a distribution of shares of, our common stock, a combination or reclassification of our common stock, or a consolidation or merger. Investors who purchase shares in this offering will not receive the warrants.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of

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our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board has waived the ownership limit for Omega Advisors, Inc. in its capacity as the manager of funds and accounts which purchased common stock in the March 2005 private offering. Our board has set Omega’s ownership limit at 15% of our outstanding capital stock in the aggregate, provided that no one of such funds or accounts can own more than 9.8% of our outstanding capital stock. Our board may reduce each of these ownership limits at its discretion; however, any such reduction will not be effective as to shares then owned by Omega’s funds and accounts which are in excess of the reduced limit. As of September 30, 2005, none of such funds or accounts individually owns more than 9.8% of our outstanding common stock although, collectively, they own 13.2%. Each such fund or account would be deemed to be a separate holder for Internal Revenue Code purposes.

Our charter also prohibits any person from:

•
beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing

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restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Our charter provides that, until all classes of our equity securities are “publicly-traded” for purposes of resolutions issued by the U.S. Department of Labor regarding assets of benefit plans, which we refer to as the DOL Plan Asset Regulations, equity participation in any class of our capital stock by benefit plan investors is limited to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets (such as the Manager and its affiliates), so that such participation in that class of our stock by benefit plan investors will not be deemed to be “significant.” Following this offering, we will have only one outstanding class of capital stock, which we expect will be deemed to be “publicly traded” under DOL Plan Asset Regulations.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

•
the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust, and

•
the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares

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that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift), and

•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

Common Stock. The holders of common stock issued in our March 2005 private offering and their tranferees, which we refer to as the initial investors, are entitled to the benefits of a registration rights agreement. Pursuant to this agreement, we will, at our expense:

•	file a registration statement with the SEC no later than March 31, 2006 for the resale of their shares,

•	use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing, and

•	maintain the registration statement’s effectiveness under the Securities Act until the first to occur of:

•	such time as all of the shares of common stock covered by the registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 under the Securities Act,

•
such time as, in the opinion of counsel, all of the common stock not held by our affiliates, and covered by the registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule), and

•	the second anniversary of the effective date of the registration statement.

We also agreed to use our commercially reasonable efforts to list our common stock on the New York Stock Exchange or the NASDAQ Stock Market.

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The initial investors have the right to participate in this offering in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters. Initial investors who include any of their shares in this offering will not be able to sell any remaining shares not included in this offering for a period of at least 180 days and, in the case of any subsequent underwritten offering in which an initial investor’s shares are included, any remaining shares not included in that offering may not be sold for a period of at least 60 days, in each case as determined between us and the underwriters.

Notwithstanding the foregoing, we may suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if

•
the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•
our board of directors determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•
our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide notice of the suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case we must terminate the blackout period immediately following the effective date of the post-effective amendment.

Our management agreement provides that in the event that the resale registration statement is not filed with the SEC on or before March 31, 2006, the Manager will forfeit its base management fee in respect of the period from and after that date until the registration statement is actually filed. In addition, all incentive fee payments in respect of such period will be deferred until such registration statement is filed.

Warrants. The holders of the warrants have the right to have the common stock underlying the warrants registered for resale. The rights of the warrant holders are similar to those of the holders of common stock issued in our March 2005 private offering, except that:

•	the registration statement must be filed on or before July 12, 2007;

•	there are no rights to include the underlying common stock in any registration statement we may file on behalf of ourselves or any other person; and

•	there are no provisions requiring forfeiture of base management fees or deferral of incentive management fees by our Manager if the registration statement is not filed within the specified time.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market or the perception that such sales could occur, could adversely affect market prices prevailing from time to time.

Upon completion of this offering, we will have 17,792,434 shares of common stock outstanding assuming no exercise of outstanding options and excluding shares that may be issued to the Manager in partial payment of its incentive management fee. The common stock sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our private placement and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

•	No restricted shares will be eligible for immediate sale on the date of this prospectus;

•	11,546,767 restricted shares will be eligible for sale upon expiration of lock-up agreements 60 days after the date of this prospectus subject to Rule 144;

•	2,015,667 restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this prospectus subject to Rule 144; and

•	230,000 restricted shares will be eligible for sale subject to vesting dates beginning on March 8, 2007.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who owns shares that were purchased from us or any affiliate at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock (177,924 shares immediately after this offering) or the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any affiliate at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 710

Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 710 may be relied upon with respect to the resale of securities originally purchased from us by our directors, officers, consultants or advisers before we become subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only

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to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

The holders of 15,333,334 shares of common stock, or their transferees, are entitled to various rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates) immediately upon the effectiveness of such registration. See “Description of Capital Stock — Registration Rights.”

Lock-Up Agreements

We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse Securities (USA) LLC, subject to limited exceptions.

All of our officers and directors, members of our investment committee, the Manager, Resource America and their directors and officers, who own our common stock have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse Securities (USA) LLC. However, these contractual restrictions may be released before expiration of the lock-up period.

In addition, holders of common stock issued in our March 2005 private offering have agreed not to sell their shares for a period of up to 60 days following the effective date of the registration statement of which this prospectus forms a part.

As of September 30, 2005, options to purchase a total of 651,666 shares of common stock pursuant to our stock incentive plan were outstanding and will vest in three equal installments beginning on the first anniversary of the completion of our March 2005 private offering. All of the shares subject to options are subject to lock-up agreements. An additional 532,667 shares of common stock were available for future grants under the stock incentive plan.

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CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summarizes material provisions of Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies. However, our charter provides that, at such time as we have at least three independent directors and a class of our common or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•
by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

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With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•
provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

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Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle, or (iii) under a merger, consolidation, or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation, or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

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A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

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FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Ledgewood has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below).

The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT.

Taxation of Our Company

We will elect to be taxed as a REIT under the federal income tax laws effective for our initial taxable year ending on December 31, 2005. We believe that, commencing with such taxable year, we will be organized and will operate in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Ledgewood is rendering an opinion that, commencing with our taxable year ending on December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. Ledgewood’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and isn’t binding upon the Internal Revenue Service, which we refer to in this discussion as the IRS, or any court. In addition, Ledgewood’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Ledgewood will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute to our stockholders, but taxable income generated by Resource TRS will be subject to regular corporate income tax. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that

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substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•
We will pay a 100% tax on net income earned on sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test due to reasonable cause and not willful neglect, as described below under “—Requirements for Qualification—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•
In the event of a failure of any of the asset tests (other than certain de minimis failures of the 5% and 10% asset tests), as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the violation is due to reasonable cause, we may retain our qualification as a REIT but will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

     we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

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•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•
If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative

We do not currently intend to hold REMIC residual interests but it is likely that we directly or through a qualified REIT subsidiary of ours will own residual interests in taxable mortgage pools, such as our interest in Ischus CDO II.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest, including Resource TRS, will be subject to federal corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

•	It is managed by one or more trustees or directors.

•	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

•	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

•	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

•	At least 100 persons are beneficial owners of its shares or ownership certificates.

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•
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

•
It elects to be a REIT, or has made such an election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

•	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth requirements will apply to us beginning with our 2006 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated the sixth requirement, we will be deemed to have satisfied the sixth requirement for that taxable year. For purposes of determining share ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

If we comply with regulatory rules pursuant to which we are required to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the sixth requirement, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain our REIT qualification, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder which we have satisfied or intend to satisfy.

Qualified REIT Subsidiaries.     A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

Other Disregarded Entities and Partnerships.     An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets,

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liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.     A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is generally a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

We have jointly elected with Resource TRS to treat Resource TRS as a TRS of ours. As a TRS, Resource TRS will be subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that Resource TRS is required to pay taxes, it will have less cash available for distribution to us. If Resource TRS pays dividends to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from Resource TRS, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.” The decision as to whether Resource TRS will distribute its after-tax income to us will be made on a periodic basis, subject to our compliance with the 20% asset test.

We have made a TRS election with respect to Apidos CDO I, and we anticipate that we will likely continue to make TRS elections with respect to certain entities that issue equity interests to us pursuant to CDO securitizations, such as our anticipated investment in Apidos CDO III. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of certain non-U.S. corporations are currently required to include in their income their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Apidos CDO I and, we expect, certain of the additional CDO vehicles such as Apidos CDO III in which we may invest and with which we will jointly make a TRS election, will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ anticipated status as TRSs, such entities would generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of these TRSs. This could affect our ability to comply with the REIT income tests and distribution requirements. See “—Gross Income Tests” and “—Distribution Requirements.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Taxable Mortgage Pools.     An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

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Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

The Ischus CDO II securitization of mortgage loans is classified as a taxable mortgage pool securitization.

We likely will continue to make investments or enter into financing and securitization transactions, similar to Ischus CDO II, that give rise to us being considered to own an interest in one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the tax liability on the REIT and the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income” and allocated to our stockholders. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders and (iv) would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax- exempt entities are not subject to unrelated business income tax, including governmental organizations). See “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” and “—Taxation of Non-U.S. Stockholders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences describe above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, or we fail to qualify as a REIT, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

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Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•
income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into in the normal course of our business to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but will be included in the denominator for purposes of the 75% gross income test). We will monitor the amount of our non-qualifying income and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest.     The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•
an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying, “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the

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interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally, including B notes, will be qualifying income for purposes of both gross income tests. We expect that some of our loans, which we have called mezzanine loans, will not be secured by a direct interest in real property. Instead, such loans will be secured by ownership interests in a non-corporate entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and the loans will be treated as qualifying assets for the purposes of the 75% asset test, provided several requirements are satisfied. Some of our mezzanine loans, however, may not qualify for that safe harbor. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive law. In situations where a loan is secured by interests in non-corporate entities but not all of the requirements of the safe harbor are met, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. In addition, some of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Further, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Equipment Lease Income.     Any income we receive as lease payments from equipment leases in which we may invest will be qualifying income for purposes of the 95% gross income test only if the lease is considered a “financing lease” and not a “true lease” for federal income tax purposes. Although the classification of a lease as a “financing lease” or a “true lease” is sometimes a difficult one, where the fixed rents during the base term of the lease are sufficient for the lessor to recover its entire investment in the equipment plus a market interest rate of return, and the lessor is not entitled to any substantial residual value of its equipment, the lease will be characterized as a “financing lease.” It is expected that all of our equipment leases will be structured in that manner and thus the interest component of the payments received will qualify for the 95% gross income test. In no event will income from equipment leases qualify for the 75% gross income test.

Fee Income.     We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by Resource TRS, will not be included for purposes of the gross income tests.

Dividends.     Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

We intend to treat income inclusions received with respect to our current and contemplated equity investments in non-U.S. TRSs, such as Apidos CDO I and our anticipated investment in Apidos CDO III, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, we cannot assure you that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. See “—Failure to Qualify.” Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income to the extent it, together with other non-qualifying income we receive, exceeds 5% of our gross income. See “—Failure to Satisfy the Gross Income Tests.”

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Rents from Real Property.     We currently do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions.     From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but will be treated as non qualifying income for purposes of the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Prohibited Transactions.     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when a sale of real property will not be characterized as a prohibited transaction. We cannot assure you however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our assets through a TRS.

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Foreclosure Property.     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests.     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

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•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC.

However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described above if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

We hold, and it is possible that we may hold in the future, real estate mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test described above. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, any real estate mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor.

We believe that most of the residential mortgage loans (including the B notes) and mortgage-backed securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We anticipate that value of our investment in Resource TRS, together with the value of our interest in the securities of our TRS securitizations such as Apidos CDO I and our anticipated investment in Apidos CDO III, will be less than 20% of the value of our total assets.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests (other than a de minimis failure of the 5% and 10% asset tests described in the preceeding sentence), as long as the failure was due to

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reasonable cause and not to willful neglect, we will not lose our REIT qualification if we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter and pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

To avoid an inadvertent violation of the second, third or fourth asset tests described above, we may form a trust, the sole beneficiary of which will be Resource TRS. Upon an uncured violation of the second, third or fourth asset tests described above, the asset or assets causing the violation would be deemed automatically to have been transferred to the trust before the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on Resource TRS’s tax returns and would be subject to federal, state and local income tax. Similar trusts are currently under review by the IRS and there can be no assurance that the IRS would respect the deemed transfer of assets to the trust.

We currently believe that the mortgage-related assets, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets, such as the securities of some of our TRSs, may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually make the distribution before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We

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intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow if any of our MBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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We will include in our taxable income for federal income tax purposes, items of income from certain of our CDO entities, such as Apidos CDO I, in which we hold an interest, even in the absence of actual cash distributions.

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We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts

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to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction, and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS, other than certain foreign TRSs, is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We have made an election to treat Resource TRS as a TRS. In addition, we have made an election to treat Apidos CDO I as our TRS, and we expect to make an election to treat our anticipated investment in Apidos CDO III as a TRS. We believe that all transactions between us and Resource TRS and any other TRS that we form or acquire will be conducted on an arm’s-length basis.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by noncorporate taxpayers to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 35% in 2009 and

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39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends attributable to dividends received by us from non-REIT corporations, such as our domestic TRSs (but generally not from our TRSs organized as Cayman organizations), and to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock became ex-dividend.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will

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decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Any excess inclusion income (See “—Requirements for Qualification — Taxable Mortgage Pools” for a definition of excess inclusion income) that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

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A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to

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withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” does not generally include mortgage loans or MBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a non-resident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder, may receive a credit against our tax liability for the amount we withhold. However, if our common stock becomes regularly traded on an established securities market in the future, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If our common stock becomes regularly traded on an established securities market in the future, an additional exception to the tax under FIRPTA will become available, even if we do not qualify as a

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domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

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UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated           , 2006, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares

Credit Suisse Securities (USA) LLC

Friedman, Billings, Ramsey & Co., Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Bear, Stearns & Co. Inc.

Piper Jaffray & Co.

Flagstone Securities LLC

Total	4,000,000

At our request, one of the underwriters has reserved for sale to Resource Capital Investor up to 1,000,000 shares of our common stock offered by this prospectus at the initial public price per share. Any reserved shares purchased by Resource Capital Investor will be purchased for investment purposes only and not with a view toward distribution. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase up to 600,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $           per share. The underwriters and selling group members may allow a discount of $           per share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Under Rule 2720 of the rules and regulations of the NASD, when an NASD member with a conflict of interest participates as an underwriter in a public offering, the initial public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Although this

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rule does not apply to REITs and therefore to this offering, we have retained J.P. Morgan Securities Inc. to act as a qualified independent underwriter. In such role, J.P. Morgan Securities Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of our common stock will be no higher than the price recommended by J.P. Morgan Securities Inc. We have agreed to indemnify J.P. Morgan Securities Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

We intend to use approximately 100% of the net proceeds from the sale of our common stock to repay approximately $29.3 million of our obligations under our repurchase agreements with affiliates of Bear, Stearns & Co. Inc., one of our underwriters. We intend to use the net proceeds resulting from any exercise by the underwriters of their over-allotment option to repay a portion of our obligations under our repurchase agreements with Credit Suisse Securities (USA) LLC, another of our underwriters.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) before the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension. The lock-up provisions do not prohibit us from filing a resale registration statement to register the resale of the shares issued in our March 2005 private placement.

Our officers, directors, members of our investment committee, Resource America, the Manager and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 180 days after the date of this prospectus (or with respect to our selling stockholders, 60 days after the date of this prospectus). However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) before the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension. The lock-up provisions do not prohibit us from filing a resale registration statement to register the resale of the shares issued in our March 2005 private placement.

We have been advised by the underwriters that:

•
they have not offered or sold, and, before the expiration of the period of six months from the closing date for the issue of our common stock, will not offer or sell any of our common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities

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Regulations 1995; they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 or FSMA, with respect to anything done by them in relation to our common stock in, from or otherwise involving the United Kingdom; they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	they will not offer or sell any of our common stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•
they and each of their affiliates have not (i) offered or sold and will not offer or sell in Hong Kong, by means of any document, our common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in their possession for the purposes of issue, and will not issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice;

•
this prospectus or any other offering material relating to our common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and our common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, our common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act;

•
they are aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements;

•	shares of our common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, they have not offered or sold and will not offer or sell,

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directly or indirectly, any of our common stock to the public in the Republic of France, and that they have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to our common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998; and

•	shares of our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “RSO.”

Before this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our management, our estimated net income, our estimated cash available for distribution to our common stockholders, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us, and the current state of the commercial real estate industry and the economy as a whole. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source

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of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•
In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

We have purchased and will in the future likely purchase investments, including RMBS, ABS and syndicated loans, from or issued by affiliates of underwriters in this offering or underwritten by underwriters in this offering. As of September 30, 2005, an aggregate of approximately $833.0 million in carrying value, or 45.0%, of our portfolio, had been issued by affiliates of the underwriters in this offering or underwritten by underwriters in this offering, including Credit Suisse Securities (USA) LLC, Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and Bear, Stearns International Limited.

Credit Suisse Securities (USA) LLC, one of our underwriters, has entered into repurchase agreements with us under which $947.1 million was outstanding at December 31, 2005. These repurchase agreements mature at various dates between January 5, 2006 and January 31, 2006. We expect these repurchase agreements to be extended for consecutive 30-day periods.

Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, entered into five interest rate swaps with us between April 15, 2005 and August 9, 2005 in an aggregate amount of $959.0 million. These swaps mature between April 15, 2006 and August 9, 2006.

Credit Suisse Securities (USA) LLC acted as the exclusive structurer and placement agent for us in connection with the Ischus CDO II transaction and received a fee of $4.0 million and reimbursement of $12,000 of expenses in connection with the transaction. Credit Suisse Securities (USA) LLC also acted as the exclusive structurer and placement agent for us in connection with the Apidos CDO I transaction and received a fee of $3.6 million and reimbursement of $88,000 of expenses in connection with the transaction.

Bear, Stearns International Limited and Bear, Stearns Funding, Inc., affiliates of Bear, Stearns & Co. Inc., one of our underwriters, have also entered into master repurchase agreements with us under which $80.6 million was outstanding at December 31, 2005. These repurchase agreements mature on February 15, 2006, and we expect that they will be extended for consecutive 30-day periods.

J.P. Morgan Securities Inc., one of our underwriters, has entered into a master repurchase agreement with us under which nothing was outstanding at December 31, 2005.

Citigroup Financial Products, Inc., an affiliate of one of our underwriters, has entered into a warehouse agreement with us pursuant to which it agreed to provide up to $200 million of financing for the acquisition of syndicated bank loans to be sold to Apidos CDO III. Citigroup Global Markets Inc., one of our

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underwriters, has also agreed to act as the exclusive structurer and placement agent for us in connection with the Apidos CDO III transaction. We expect that it will receive a fee of approximately $4.4 million and reimbursement of approximately $100,000 of expenses in connection with the transaction.

Citigroup Global Markets Limited, an affiliate of Citigroup Global Markets Inc., one of our underwriters, is a stockholder in our company and owns 650,000 shares of our common stock. These shares are considered underwriting compensation and shall not be sold in this offering, or sold, transferred, assigned, pledged, or hypothecated, and Citigroup Global Markets Limited shall not enter into any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of these shares for a period of 180 days after the date of this prospectus.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, including Friedman, Billings, Ramsey & Co., Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and Flagstone Securities LLC, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

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NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

Representations of Purchasers

By purchasing the common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority of this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the representation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

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Taxation and Eligibility for Investment

Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Ledgewood. DLA Piper Rudnick Gray Cary US LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

Our consolidated financial statements as of June 30, 2005 and for the period March 8, 2005 (date operations commenced) through June 30, 2005 included in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement which may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Unaudited Financial Statements
Consolidated Balance Sheet as of September 30, 2005	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2005 and for the period from March 8, 2005 (Date Operations Commenced) to September 30, 2005	F-3
Consolidated Statement of Changes in Stockholders’ Equity for the period from March 8, 2005 (Date Operations Commenced) to September 30, 2005	F-4
Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2005 and the period from March 8, 2005 (Date Operations Commenced) to September 30, 2005	F-5
Notes to Consolidated Financial Statements	F-6

Consolidated Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-23
Consolidated Balance Sheet as of June 30, 2005	F-24
Consolidated Statement of Operations for the period from March 8, 2005 (Date Operations Commenced) to June 30, 2005	F-25
Consolidated Statement of Changes in Stockholders Equity for the period from March 8, 2005 (Date Operations Commenced) to June 30, 2005	F-26
Consolidated Statement of Cash Flows for the period from March 8, 2005 (Date Operations Commenced) to June 30, 2005	F-27
Notes to Consolidated Financial Statements	F-28

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share data) (Unaudited)

September 30, 2005

ASSETS
Cash and cash equivalents (including restricted cash of $79,098)	$102,542
Due from broker	6,635
Available-for-sale securities, pledged as collateral, at fair value	1,413,602
Available-for-sale securities, at fair value	35,503
Loans, net of allowances	402,564
Direct financing leases, net	25,097
Derivatives, at fair value	2,796
Interest receivable	8,170
Principal paydowns receivable	4,701
Other assets	936

Total assets	$2,002,546

LIABILITIES
Repurchase agreements, including accrued interest of $1,128	$1,059,736
Warehouse agreements	35,255
Collateralized debt obligations (“CDOs”)	679,129
Due to broker	3,000
Accrued interest expense	10,482
Management fee payable—related party	549
Accounts payable and accrued liabilities	613

Total liabilities	1,788,764

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: 100,000,000 shares authorized; no shares issued and outstanding	—
Common stock, par value $0.001: 500,000,000 shares authorized; 15,682,334 shares issued and outstanding (including 349,000 restricted shares)	16
Additional paid-in capital	220,161
Deferred equity compensation	(3,520)
Accumulated other comprehensive loss	(5,747)
Retained earnings	2,872

Total stockholders’ equity	$213,782

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,002,546

See accompanying notes to consolidated financial statements

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30, 2005	Period from March 8, 2005 (Date Operations Commenced) to September 30, 2005

REVENUES
Net interest income:
Interest income from securities available-for-sale	$16,248	$26,741
Interest income from loans	4,864	6,322
Interest income—other	484	1,627

Total interest income	21,596	34,690
Interest expense	15,595	23,736

Net interest income	6,001	10,954

OTHER REVENUE
Net realized gain on investments	192	178

EXPENSES
Management fee expense—related party	822	1,839
Equity compensation expense—related party	836	1,873
Professional services	222	344
Insurance expense	122	273
General and administrative	415	795

Total expenses	2,417	5,124

NET INCOME	$3,776	$6,008

NET INCOME PER SHARE—BASIC	$0.25	$0.39

NET INCOME PER SHARE—DILUTED	$0.24	$0.39

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING—BASIC	15,333,334	15,333,334

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING—DILUTED	15,458,133	15,458,133

DIVIDENDS DECLARED PER SHARE	$0.20	$0.20

See accompanying notes to consolidated financial statements.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Period from March 8, 2005 (Date Operations Commenced) to September 30, 2005
(in thousands, except share and per share data) (Unaudited)

	Common stock

	Shares	Amount	Additional Paid-In Capital	Deferred Equity Compensation		Accumulated Other Comprehensive Income		Retained Earnings		Comprehensive Income		Total Stockholders’ Equity

Common shares issued	15,333,334	$15	$215,310	$		$		$		$		$215,325
Offering costs			(541)									(541)
Stock based compensation	349,000	1	5,392		(5,393)							—
Amortization of stock based compensation					1,873							1,873
Net income									6,008		6,008	6,008
Available-for-sale securities, fair value adjustment							(8,313)				(8,313)	(8,313)
Designated derivatives, fair value adjustment							2,566				2,566	2,566

Distributions—Common Stock									(3,136)			(3,136)
Comprehensive income											$261

Balance, September 30, 2005	15,682,334	$16	$220,161		$(3,520)		$(5,747)		$2,872			$213,782

See accompanying notes to consolidated financial statements

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30, 2005	Period from March 8, 2005 (Date Operations Commenced) to September 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,776	$6,008
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Amortization of premium (discount) on securities and loans	(141)	(259)
Amortization of debt issuance costs	183	183
Amortization of stock based compensation	836	1,873
Net realized gain on investments	(192)	(178)
Changes in operating assets and liabilities:
(Increase) decrease in interest receivable, net of purchased interest	381	(7,968)
Increase in due from broker	(6,635)	(6,635)
(Increase) decrease in principal paydowns receivable	153	(4,701)
Increase in management fee payable	9	549
Decrease in offering costs payable	(209)	—
Increase in accounts payable and accrued liabilities	266	613
Increase in accrued interest expense	7,687	11,587
Increase in other assets	(551)	(1,166)

Net cash provided by (used in) operating activities	5,563	(94)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available-for-sale	(252,982)	(1,538,995)
Principal payments on securities available-for-sale	50,763	79,230
Proceeds from sale of securities available-for-sale	—	5,483
Purchase of loans	(257,816)	(470,151)
Principal payments on loans	7,123	9,630
Proceeds from sale of loans	28,121	58,079
Purchase of direct financing leases	(25,097)	(25,097)

Net cash used in investing activities	(449,888)	(1,881,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock (net of offering costs of $(25) and $541)	25	214,784
Proceeds from borrowings:
Repurchase agreements	2,968,941	5,494,638
Warehouse agreements	100,078	572,927
Collateralized debt obligations	689,500	689,500
Payments on borrowings:
Repurchase agreements	(2,760,821)	(4,436,030)
Warehouse agreements	(537,672)	(537,672)
Payment of debt issuance costs	(10,554)	(10,554)
Distributions paid on common stock	(3,136)	(3,136)

Net cash provided by financing activities	446,361	1,984,457

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,036	102,542
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	100,506	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$102,542	$102,542

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unsettled security purchases—Due to broker	$3,000	$3,000
Issuance of restricted stock	$—	$5,393
SUPPLEMENTAL DISCLOSURE:
Interest expense paid in cash	$13,731	$17,960

See accompanying notes to consolidated financial statements.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited)

NOTE 1 — ORGANIZATION

Resource Capital Corp. and subsidiaries (the “Company”) was incorporated in Maryland on January 31, 2005 and commenced its operations on March 8, 2005 upon receipt of the net proceeds from a private placement of shares of its common stock. The Company’s principal business activity is to purchase and manage a diversified portfolio of real estate-related assets and commercial finance assets. The Company’s investment activities are managed by Resource Capital Manager, Inc. (the “Manager”) pursuant to a management agreement (the “Management Agreement”) (see Note 9).

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes effective for its initial taxable year ending December 31, 2005 and to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) with respect thereto. See Note 3 for further discussion on income taxes.

The Company has three wholly-owned subsidiaries: RCC Real Estate, Inc. (“RCC Real Estate”), RCC Commercial, Inc. (“RCC Commercial”) and Resource TRS, Inc. (“Resource TRS”). RCC Real Estate holds all of the Company’s real estate investments, including commercial and residential real estate-related securities and real estate loans. RCC Commercial holds all of the Company’s syndicated loan investments, equipment leases and private equity investments. RCC Real Estate owns 100% of the equity interest in Ischus CDO II, Ltd. (“Ischus CDO II”), a Cayman Islands limited liability company, qualified REIT subsidiary (“QRS”) and variable interest entity (“VIE”). Ischus CDO II was established to complete a collateralized debt obligation (“CDO”) issuance secured by a portfolio of mortgage-backed and other asset-backed securities. RCC Commercial owns 100% of the equity interest in Apidos CDO I, Ltd. (“Apidos CDO I”), a Cayman Islands limited liability company, taxable REIT subsidiary (“TRS”) and VIE. Apidos CDO I was established to complete a CDO secured by a portfolio of syndicated bank loans. As of September 30, 2005, the Company had also formed Apidos CDO III, Ltd. (“Apidos CDO III”), a Cayman Islands limited liability company that the Company intends to make an election to treat as a TRS. RCC Commercial intends to purchase 100% of the equity interest in Apidos CDO III. Apidos CDO III was established to complete a CDO that will be secured by a portfolio of syndicated bank loans. As of September 30, 2005, there was no activity in Resource TRS.

NOTE 2 — BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and entities which are VIEs in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46-R”). In general, FIN 46-R requires an entity to consolidate a VIE when the entity holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An entity is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.

Ischus CDO II, Apidos CDO I and Apidos CDO III are VIEs and are not considered to be qualifying special-purpose entities as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, (“SFAS No. 140”). The Company has determined it is the primary beneficiary of these entities and has included the accounts of these entities in the consolidated financial statements.

All significant intercompany balances and transactions have been eliminated in consolidation.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 2 — BASIS OF PRESENTATION — (Continued)

The consolidated financial statements and the information and tables contained in the notes to the consolidated financial statements are unaudited. However, in the opinion of management, these interim financial statements include all adjustments necessary to fairly present the results of the interim periods presented. The results of operations for the quarter ended September 30, 2005 and the period from March 8, 2005 (date operations commenced) to September 30, 2005 may not necessarily be indicative of the results of operations for the period from March 8, 2005 to December 31, 2005.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying consolidated financial statements include the fair values of the Company’s investments and derivatives and the estimated life used to calculate amortization and accretion of premiums and discounts, respectively, on investments.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, all highly liquid investments with original maturities of three months or less (temporary cash investments) at the time of purchase, $5.0 million of restricted cash held in escrow in conjunction with a CDO transaction and $74.1 million of uninvested proceeds from two CDO offerings.

Due from Broker

Amounts due from brokers generally represent cash balances held with brokers as part of margin requirements related to hedging agreements.

Securities Available for Sale

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), requires the Company to classify its investment portfolio as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally plans to hold most of its investments to maturity, it may, from time to time, sell any of its investments due to changes in market conditions or in accordance with its investment strategy. Accordingly, SFAS No. 115 requires the Company to classify all of its investment securities as available-for sale. All investments classified as available-for-sale are reported at fair value, based on market prices provided by dealers, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

The Company evaluates its available-for-sale investments for other-than-temporary impairment charges under SFAS No. 115, in accordance with Emerging Issues Task Force (“EITF”) 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” SFAS 115 and EITF 03-01 requires an investor to determine when an investment is considered impaired (i.e., a decline in fair value below its amortized cost), evaluate whether that impairment is other than temporary (i.e., the investment value will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. SFAS 115 also

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.

Investment securities transactions are recorded on the trade date. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on investment securities are determined on the specific identification method.

Interest Income Recognition

Interest income on the Company’s mortgage-backed and other asset-backed securities is accrued using the effective yield method based on the actual coupon rate and the outstanding principal amount of the underlying mortgages or other assets. Premiums and discounts are amortized or accreted into interest income over the lives of the securities also using the effective yield method (or a method that approximates effective yield), adjusted for the effects of estimated prepayments based on SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” For an investment purchased at par, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires the Company to make estimates of future prepayment rates for its investments that can be contractually prepaid before their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that the Company uses directly impact the estimated remaining lives of its investments. Actual prepayment estimates are reviewed as of each quarter end or more frequently if the Company becomes aware of any material information that would lead it to believe that an adjustment is necessary. If prepayment estimates are incorrect, the amortization or accretion of premiums and discounts may have to be adjusted, which would have an impact on future income.

Loans

The Company purchases participations in corporate leveraged loans and commercial real estate loans in the secondary market and through syndications of newly originated loans. Loans are held for investment; therefore, the Company initially records them at their purchase prices, and subsequently accounts for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances, where the credit fundamentals underlying a particular loan have changed in such a manner that the Company’s expected return on investment may decrease, the Company may sell a loan held for investment. Once the determination has been made by the Company that it no longer will hold the loan for investment, the Company will account for the loan at the lower of amortized cost or market value.

Loan Interest Income Recognition

Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When the Company purchases a loan or pool of loans at a discount, it considers the provisions of AICPA Statement of Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” to evaluate whether all or a portion of the discount represents accretable yield. If a loan with a

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

premium or discount is prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase to interest income.

Allowance and Provision for Loan Losses

To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Fair value may be determined based on market price, if available; the fair value of the collateral less estimated disposition costs; or the present value of estimated cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (1) management believes that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan’s underlying collateral approximates the Company’s carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

As of September 30, 2005, the Company had not recorded an allowance for loan losses. At September 30, 2005, all of the Company’s loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans that exhibit characteristics indicating that impairment has occurred.

Direct Financing Leases

The Company invests in small- and middle-ticket equipment leases. Investments in leases are recorded in accordance with SFAS No. 13, “Accounting for Leases,” as amended and interpreted. Direct financing leases transfer substantially all benefits and risks of equipment ownership to the customer. The Company’s investment in direct financing leases consists of the sum of the total future minimum lease payments receivable, less unearned finance income. Unearned finance income, which is recognized over the term of the lease by utilizing the effective interest method, represents the excess of the total future minimum lease payments over the cost of the related equipment.

Credit and Market Risk

The Company’s investments as of September 30, 2005 consist of mortgage-backed and other asset-backed securities, participations in corporate leveraged loans and commercial real estate loans, equipment leases and private equity investments. The mortgage-backed and other asset-backed securities are securities that pass through collections of principal and interest from either underlying mortgages or other secured assets. Therefore, these securities may bear some exposure to credit loss. The Company mitigates some of this risk by holding a significant portion of its assets in securities that are issued by the Federal

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”). The payment of principal and interest on these securities is guaranteed by the respective issuing agencies. In addition, the Company’s leveraged loans and commercial real estate loans may bear exposure to credit loss.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed and other asset-backed securities. Principal risks potentially affecting the Company’s consolidated financial position, consolidated results of operations and consolidated cash flows include the risks that: (a) interest rate changes can negatively affect the market value of the Company’s mortgage-backed and other asset-backed securities, (b) interest rate changes can influence decisions made by borrowers on the mortgages underlying the securities to prepay those mortgages, which can negatively affect both cash flows from, and the market value of, the securities, and (c) adverse changes in the market value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

Borrowings

The Company finances the acquisition of its investments, including securities available-for-sale and loans, primarily through the use of secured borrowings in the form of repurchase agreements, warehouse agreements and CDOs. The Company may use other forms of secured borrowing in the future. The Company recognizes interest expense on all borrowings on an accrual basis.

Due to Broker

Amounts due to brokers generally represent amounts due for securities that have not yet settled. These amounts are recorded as liabilities.

Comprehensive Income

Comprehensive income for the Company includes net income and the change in net unrealized gains/ (losses) on available-for-sale securities and derivative instruments used to hedge exposure to interest rate fluctuations and protect against declines in the market-value of assets resulting from general trends in debt markets.

Income Taxes

The Company expects to operate in a manner that will allow it to qualify and be taxed as a REIT and to comply with the provisions of the Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and certain other requirements are met. If the Company fails to meet these requirements and does not qualify for certain statutory relief provisions, it would be subject to federal income tax. The Company has a wholly-owned domestic subsidiary, Resource TRS, that the Company and Resource TRS have elected to be treated as a TRS. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in Resource TRS, a domestic taxable REIT subsidiary, because it is taxed as a regular subchapter C corporation under the provisions of the Code. As of September 30, 2005, Resource TRS did not have any taxable income. Apidos CDO I, the Company’s foreign TRS, is organized as an exempted company incorporated with limited liability under the laws of the Cayman Islands, and is generally exempt from federal and state income tax at the corporate level because its activities in the United States are limited to trading in stock and securities for its own account. Therefore, despite its status as a TRS,

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

it generally will not be subject to corporate tax on its earnings and no provision for income taxes is required; however because it is a “controlled foreign corporation,” the Company will generally be required to include Apidos CDO I’s current taxable income in its calculation of REIT taxable income. The Company also intends to make an election to treat Apidos CDO III as a TRS.

Dividend Distributions

On July 17, 2005, the Company declared a quarterly distribution of $0.20 per share of common stock, which was paid on July 29, 2005 to stockholders of record as of July 22, 2005.

Stock Based Compensation

Pursuant to its 2005 Stock Incentive Plan (see Note 15), the Company granted 345,000 shares of restricted stock and options to purchase 651,666 shares of common stock to its Manager. A holder of the restricted shares has all of the rights of a stockholder of the Company, including the right to vote such shares and receive dividends. The Company accounts for the restricted stock and stock options in accordance with EITF 96-18, “Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) and SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). In accordance with EITF 96-18, the stock and options are recorded in stockholders’ equity at fair value through an increase to additional paid-in-capital and an off-setting entry to deferred equity compensation (a contra-equity account). The deferred compensation is amortized over a three year graded vesting period with the amortization expense reflected as equity compensation expense. The unvested stock and options are adjusted quarterly to reflect changes in fair value as performance under the agreement is completed. Any change in fair value is reflected in the equity compensation expense recognized in that quarter and in future quarters until the stock and options are fully vested.

The Company also issued 4,000 shares of restricted stock to its directors on March 8, 2005. The stock awards vest in full one year after the date of the grant. The Company accounts for this issuance using the fair value based methodology prescribed by SFAS No. 123. Pursuant to SFAS No. 123, the fair value of the award is measured on the grant date and recorded in stockholders’ equity through an increase to additional paid-in capital and an offsetting entry to deferred equity compensation (a contra-equity account). This amount is not remeasured under the fair value based method. The deferred compensation is amortized and included in equity compensation expense.

Incentive Compensation

The Management Agreement provides for incentive compensation if the Company’s financial performance exceeds certain benchmarks. See Note 9 for further discussion on the specific terms of the computation and payment of the incentive fee.

The incentive fee will be paid up to 75% in cash and at least 25% in restricted stock. The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. In accordance with SFAS No. 123 and EITF 96-18, the restricted stock portion of the incentive fee is also accrued and expensed during the period for which it is calculated and earned. Shares granted in connection with the incentive fee will vest immediately. No incentive fee was incurred for the period from March 8, 2005 to September 30, 2005.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Net Income Per Share

In accordance with the provisions of SFAS No. 128, “Earnings per Share,” the Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock, including vested restricted stock, outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding (see Note 8).

Derivative Instruments

The Company’s policies permit it to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to its interest expense and to manage its exposure to interest rate movements or other identified risks.

The Company designates its derivative instruments as cash flow hedges and evaluates them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gain and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on futures contracts are reclassified into earnings as an adjustment to interest expense during the specified hedge time period. Realized gains and losses on interest rate swap contracts are reclassified into earnings as an adjustment to interest expense during the period after the swap repricing date through the remaining maturity of the swap. For REIT taxable income purposes, realized gains and losses on futures and interest rate swap contracts are reclassified into earnings immediately when positions are closed or have expired.

If the Company determines not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if the Company enters into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in the statement of operations, potentially resulting in increased volatility in the Company’s earnings.

Variable Interest Entities

In December 2003, the FASB issued FIN 46-R. FIN 46-R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to a VIE and requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that has a controlling financial interest in it. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity (“variable interests”). The Company considers all counterparties to the transaction to determine whether a counterparty is a VIE and, if so, whether the Company’s involvement with the entity results in a

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

variable interest in the entity. If the Company is determined to have a variable interest in the entity, an analysis is performed to determine whether the Company is the primary beneficiary.

During April 2005, the Company entered into warehouse and master participation agreements with an affiliate of Credit Suisse First Boston LLC (“CSFB”) providing that CSFB would fund the purchase of loans by Apidos CDO I during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.25%. In addition, the agreements provided for a guarantee by the Company to CSFB of the first $24.0 million in losses on the portfolio of bank loans. Upon review of the transaction, the Company determined that Apidos CDO I was a VIE under FIN 46-R and the Company was the primary beneficiary of the VIE. As a result, the Company consolidated Apidos CDO I at June 30, 2005. On August 4, 2005, the CSFB agreements were terminated and the warehouse funding liability was replaced with the issuance of long-term debt by Apidos CDO I. The Company owns 100% of the equity issued by Apidos CDO I and is deemed to be the primary beneficiary.

On July 29, 2005, the Company terminated its Ischus CDO II warehouse agreement with CSFB and the warehouse funding liability was replaced with the issuance of long-term debt by Ischus CDO II. The Company owns 100% of the equity issued by Ischus CDO II and is deemed to be the primary beneficiary. As a result, the Company consolidated Ischus CDO II at September 30, 2005.

During July 2005, the Company entered into warehouse and master participation agreements with an affiliate of Citigroup Global Markets Inc. (“Citigroup”) providing that Citigroup will fund the purchase of loans by Apidos CDO III during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.25%. In addition, the agreements provide for a guarantee by the Company to Citigroup of the first $20.0 million in losses on the portfolio of bank loans. As of September 30, 2005, the Company has $5.0 million held in an escrow account in connection with the CDO. Upon review of the transaction, the Company determined that Apidos CDO III is a VIE under FIN 46-R and the Company is the primary beneficiary of the VIE. As a result, the Company consolidated Apidos CDO III as of September 30, 2005, even though the Company does not own any of its equity. The impact of the consolidation of this VIE on the September 30, 2005 balance sheet was to:

•	increase loans, net of allowance, by $35.3 million, which represents bank loans held by Apidos CDO III; and

•	increase warehouse agreements by $35.3 million, which represents the settlement of Apidos CDO III bank loans.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123-R, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach to accounting in Statement 123-R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the issuer’s financial statements based on their fair value. SFAS 123-R is effective for accounting for stock-based compensation made in fiscal years beginning after June 15, 2005.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

corrections. It established retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

NOTE 4 — SECURITIES AVAILABLE-FOR-SALE

The following table summarizes the Company’s mortgage-backed securities, other asset-backed securities and preferred equity investments classified as available-for-sale as of September 30, 2005, which are carried at fair value (in thousands):

	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value

Agency residential mortgage-backed	$1,070,719	$9	$(8,216)	$1,062,512
Non-agency residential mortgage-backed	334,375	779	(599)	334,555
Commercial mortgage-backed	27,976	74	(267)	27,783
Other asset-backed	22,343	24	(102)	22,265
Private equity	2,005	—	(15)	1,990

Total fair value	$1,457,418	$886	$(9,199)	$1,449,105

The actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company’s mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic scheduled payments of principal, and prepayments of principal, which are presented in “principal paydowns receivable” in the Company’s consolidated balance sheet.

The following table summarizes the estimated maturities of the mortgage-backed securities, other asset-backed securities and preferred equity investments as of September 30, 2005 according to their estimated weighted-average life classifications (in thousands, except percentages):

Weighted Average Life	Fair Value	Amortized Cost	Average Coupon

Less than one year	$26,648	$26,639	3.22%
Greater than one year and less than five years	1,331,770	1,339,925	4.84%
Greater than five years	90,687	90,854	5.39%

Total	$1,449,105	$1,457,418	4.84%

The estimated weighted-average lives of the Company’s mortgage-backed and other asset-backed securities as of September 30, 2005 in the table above are based upon data provided through subscription-based financial information services, assuming constant principal prepayment factors to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility. The actual weighted-average lives of the agency residential mortgage-backed securities in the Company’s investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment factors experienced over the lives of the applicable securities and are sensitive to changes in both prepayment factors and interest rates.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 4 — SECURITIES AVAILABLE-FOR-SALE — (Continued)

The following table shows the Company’s investments’ fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2005 (in thousands):

	Less than 12 Months		Total

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Agency residential mortgage-backed	$1,035,864	$(8,216)	$1,035,864	$(8,216)
Non-agency residential mortgage-backed	121,911	(599)	121,911	(599)
Commercial mortgage-backed	16,375	(267)	16,375	(267)
Other asset-backed	7,011	(102)	7,011	(102)
Private equity	1,990	(15)	1,990	(15)

Total temporarily impaired securities	$1,183,151	$(9,199)	$1,183,151	$(9,199)

The temporary impairment of the available-for-sale securities results from the fair value of the securities falling below the amortized cost basis and is solely attributed to changes in interest rates. As of September 30, 2005, none of the securities held by the Company had been downgraded by a credit rating agency since their purchase. Management intends and has the ability to hold the securities until the fair value of the securities held is recovered, which may be maturity if necessary. As such, management does not believe any of the securities held are other-than-temporarily impaired at September 30, 2005.

NOTE 5 — LOANS

The following is a summary of the Company’s loans at September 30, 2005 (in thousands):

Loan Description	Principal	Unamortized Premium/ (Discount)	Net Amortized Cost

Syndicated loans	$315,048	$616	$315,664
B notes	81,900	—	81,900
Mezzanine loans	5,000	—	5,000

Total	$401,948	$616	$402,564

At September 30, 2005, the Company’s syndicated loan portfolio consisted of $315.2 million floating rate loans, which bear interest between LIBOR plus 1.25% and 7.00%, with maturity dates ranging from April 2006 to June 2013 and a $500,000 fixed rate loan, which bears interest at 6.38% with a maturity date of August 2015.

At September 30, 2005, the Company’s commercial real estate loan portfolio consisted of four B notes with an amortized cost of $81.9 million which bear interest at floating rates ranging from LIBOR plus 2.15% to LIBOR plus 3.00% and have maturity dates ranging from July 2007 to April 2008 and one mezzanine loan with an amortized cost of $5.0 million which bears interest at a fixed rate of 9.50% and matures May 2010.

As of September 30, 2005, the Company had not recorded an allowance for loan losses. At September 30, 2005, all of the Company’s loans are current with respect to the scheduled payments at principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans with characteristics indicating that impairment had occurred.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 6 — INVESTMENT IN DIRECT FINANCING LEASES

The components of the Company’s net investment in direct financing leases are as follows (in thousands):

As of September 30, 2005

Total future minimum lease payments	$30,850
Unearned rental income	(5,753)

Total	$25,097

NOTE 7 — BORROWINGS

The Company finances the acquisition of its investments, including securities available-for-sale and loans, primarily through the use of secured borrowings in the form of repurchase agreements, warehouse facilities, CDO’s and other secured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

Certain information with respect to the Company’s borrowings as of September 30, 2005 is summarized in the following table (dollars in thousands):

	Repurchase Agreements	Ischus CDO II Senior Notes(1)		Apidos CDO I Senior Notes(2)		Apidos CDO III Warehouse Agreement	Total

Outstanding
borrowings	$1,059,736	$362,418		$316,711		$35,255	$1,774,120
Weighted-average
borrowing rate	3.86%	4.09%		4.42%		3.89%	4.01%
Weighted-average
remaining maturity	15 days	34.9 years		11.8 years		182 days
Fair value of the
collateral	$1,110,899	$390,723	(3)	$320,484	(3)	$35,255	$1,857,361

(1)	Amount represents principal outstanding of $368.0 million less unamortized issuance costs of $5.6 million.

(2)	Amount represents principal outstanding of $321.5 million less unamortized issuance costs of $4.8 million.

(3)	Amount represents amount reported on our consolidated balance sheet.

At September 30, 2005, the Company had repurchase agreements with the following counterparties (dollars in thousands):

	Amount at Risk(1)	Weighted-Average Maturity in Days	Weighted-Average Interest Rate at September 30, 2005

Credit Suisse First Boston LLC	$30,514	15	3.79%
Bear, Stearns International Limited	$26,029	13	5.01%

(1)	Equal to the fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 7 — BORROWINGS — (Continued)

In July 2005, the Company closed Ischus CDO II, a $400.0 million CDO transaction that provides financing for mortgage-backed and other asset-backed securities. The investments held by Ischus CDO II collateralize the debt issued by the transaction, and as a result, those investments are not available to the Company, its creditors or stockholders. Ischus CDO II issued a total of $376.0 million of senior notes at par to investors and RCC Real Estate purchased a $27.0 million equity interest representing 100% of the outstanding preference shares. The equity interest is subordinate in right-of-payment to all other securities issued by the CDO.

The senior notes issued to investors by Ischus CDO II consist of the following classes: (i) $214.0 million of class A-1A notes bearing interest at 1-month LIBOR plus 0.27%; (ii) $50.0 million of class A-1B delayed draw notes bearing interest on the drawn amount at 1-month LIBOR plus 0.27% (at September 30, 2005, $42.0 million of the delayed draw notes were drawn); (iii) $28.0 million of class A-2 notes bearing interest at 1-month LIBOR plus 0.45%; (iv) $55.0 million of class B notes bearing interest at 1-month LIBOR plus 0.58%; (v) $11.0 million of class C notes bearing interest at 1-month LIBOR plus 1.30%; and (vi) $18.0 million of class D notes bearing interest at 1-month LIBOR plus 2.85%. All of the notes issued mature on August 6, 2040, though the Company has the right to call the notes at par any time after August 6, 2009 until maturity.

In August 2005, the Company closed Apidos CDO I, a $350.0 million CDO transaction that provides financing for syndicated bank loans. The investments held by Apidos CDO I collateralize the debt issued by the transaction, and as a result, the investments are not available to the Company, its creditors or stockholders. Apidos CDO I issued a total of $321.5 million of senior notes at par to investors and RCC Commercial purchased a $28.5 million equity interest representing 100% of the outstanding preference shares. The equity interest is subordinated in right-of-payment to all other securities issued by the CDO.

The senior notes issued to investors by Apidos CDO I consists of the following classes: (i) $265.0 million of class A-1 notes bearing interest at 3-month LIBOR plus 0.26%; (ii) $15.0 million of class A-2 notes bearing interest at 3-month LIBOR plus 0.42%; (iii) $20.5 million of class B notes bearing interest at 3-month LIBOR plus 0.75%; (iv) $13.0 million of class C notes bearing interest at 3-month LIBOR plus 1.85%; and (v) $8.0 million of class D notes bearing interest at a fixed rate of 9.251%. All of the notes issued mature on July 27, 2017, though the Company has the right to call the notes anytime after July 27, 2010 until maturity.

In July 2005, the Company formed Apidos CDO III and began borrowing on a warehouse facility provided by a major financial institution to purchase syndicated loans to include in Apidos CDO III. At September 30, 2005, Apidos CDO III had borrowed $35.3 million. The facility allows borrowings of up to $200.0 million which can be increased upon mutual agreement of the parties. The facility bears interest at a rate of LIBOR plus 0.25%, which was 3.99% at September 30, 2005. RCC Commercial intends to purchase 100% of the equity interest in Apidos CDO III upon execution of the CDO transaction.

The Company entered into a master repurchase agreement with a major financial institution to finance the purchase of agency RMBS securities. Each repurchase transaction specifies its own terms, such as identification of the assets subject to the transaction, sales price, repurchase price, rate and term. At September 30, 2005, the Company had borrowed $1.0 billion with a weighted average interest rate of 3.79%.

In August 2005, the Company entered into a master repurchase agreement with a major financial institution to finance the purchase of commercial real estate loans. The maximum amount of the Company’s borrowing under the repurchase agreement is $150.0 million. Each repurchase transaction specifies its own terms, such as identification of the assets subject to the transaction, sales price, repurchase price, rate and

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 7 — BORROWINGS — (Continued)

term. At September 30, 2005, the Company had borrowed $56.2 million with a weighted average interest rate of LIBOR plus 1.25%, which was 5.01% at September 30, 2005.

NOTE 8 — CAPITAL STOCK AND EARNINGS PER SHARE

The Company had 500,000,000 shares of common stock par value $0.001 per share authorized and 15,682,334 shares (including 349,000 restricted shares) outstanding as of September 30, 2005. The Company had 100,000,000 shares of par value $0.001 preferred stock authorized and none issued and outstanding as of September 30, 2005.

On March 8, 2005, the Company completed a private placement of 15,333,334 shares of common stock, $0.001 par value at an offering price of $15.00 per share, including the sale of 666,667 shares of common stock pursuant to the over-allotment option of the initial purchasers/placement agents. The Company received proceeds from these transactions in the amount of $214.8 million, net of underwriting discounts and commissions, placement agent fees and other offering costs.

On March 8, 2005, the Company granted 345,000 shares of restricted common stock, par value $0.001 and options to purchase 651,666 common shares at an exercise price of $15.00 per share, to the Manager (see Note 15). The restrictions with respect to the restricted common stock lapse and full rights of ownership vest for one-third of the shares and options on the first anniversary of the grant date, for one-third of the shares on the second anniversary and for the last one-third of the shares on the third anniversary. Vesting is predicated on the continuing involvement of the Manager in providing services to the Company. In addition, the Company granted 4,000 shares of restricted common stock to the Company’s directors as part of their annual compensation. These shares vest in full on the first anniversary of the date of the grant.

The fair value of the shares of restricted stock, including shares issued to the directors, was $5,235,000 as of September 30, 2005, of which $1.9 million was expensed for the period from March 8, 2005 to September 30, 2005. The fair value of the total option grant as of September 30, 2005 was $158,300, of which $33,700 was expensed for the period from March 8 2005 to September 30, 2005. The fair value of each option grant at September 30, 2005 is $0.243. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions as of September 30, 2005: dividend yield of 12.00 percent; expected volatility of 20.11%, risk-free interest rate of 4.603%; and expected life of 10 years.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 8 — CAPITAL STOCK AND EARNINGS PER SHARE — (Continued)

The following table presents a reconciliation of basic and diluted earnings per share for the quarter ended September 30, 2005 and period from March 8, 2005 (date operations commenced) to September 30, 2005 (in thousands, except share and per share amounts):

	Three Months Ended September 30, 2005	Period from March 8, 2005 (Date Operations Commenced) to September 30, 2005

Basic:
Net income	$3,776	$6,008

Weighted-average number of shares outstanding	15,333,334	15,333,334

Basic net income per share	$0.25	$0.39

Diluted:
Net income	$3,776	$6,008

Weighted-average number of common shares outstanding	15,333,334	15,333,334
Additional shares due to assumed conversion of dilutive instruments	124,799	124,799

Adjusted weighted-average number of common shares outstanding	15,458,133	15,458,133
Diluted net income per share	$0.24	$0.39

NOTE 9 — THE MANAGEMENT AGREEMENT

On March 8, 2005, the Company entered into a Management Agreement pursuant to which the Manager will provide certain services, including investment management and administration. The Manager received fees and is reimbursed for its expenses as follows:

•
A monthly base management fee equal to 1/12th of the amount of the Company’s equity multiplied by 1.50%. Under the Management Agreement, “equity” is equal to the net proceeds from any issuance of shares of common stock less other offering related costs plus or minus the Company’s retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less any amounts the Company paid for common stock repurchases. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges, upon approval of the independent directors of the Company.

•
Incentive compensation based on the products of (i) 25% of the dollar amount by which, (A) the Company’s net income (determined in accordance with GAAP) per common share (before non-cash equity compensation expense and incentive compensation) for a quarter (based on the weighted average number of shares outstanding) exceeds, (B) an amount equal to (1) the weighted average share price of shares of common stock in the offerings of the Company, multiplied by, (2) the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the Ten Year Treasury rate as defined in the Management Agreement for such quarter, multiplied by, (ii) the weighted average number of common shares outstanding for the quarter. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company.

•	Reimbursement of out-of-pocket expenses and certain other costs incurred by the Manager that relate directly to the Company and its operations.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 9 — THE MANAGEMENT AGREEMENT — (Continued)

Incentive compensation will be paid quarterly. Seventy-five percent (75%) of the incentive compensation will be paid in cash and twenty-five percent (25%) will be paid in the form of a restricted stock award. The Manager may elect to receive more than 25% of its incentive compensation in restricted stock. The Manager’s ownership percentage in the Company, direct and indirect, cannot exceed 9.8%. All shares are fully vested upon issuance, provided, that the Manager may not sell such shares for one year after the incentive compensation becomes due and payable. Shares payable as incentive compensation are valued as follows:

•
if such shares are traded on a securities exchange, at the average of the closing prices of the shares on such exchange over the thirty day period ending three days prior to the issuance of such shares;

•
if such shares are actively traded over-the-counter, at the average of the closing bid or sales price as applicable over the thirty day period ending three days prior to the issuance of such shares; and

•	if there is no active market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the board of directors of the Company.

The initial term of the Management Agreement ends September 30, 2008. The Management Agreement automatically renews for a one year term at the end of the initial term and each renewal term. With a two-thirds vote of the independent directors, the independent directors may elect to terminate the Management Agreement because of the following:

•	unsatisfactory performance; and/or

•	unfair compensation payable to the Manager where fair compensation cannot be agreed upon by the Company (pursuant to a vote of two-thirds of the independent directors) and the Manager.

In the event that the Agreement is terminated based on the provisions disclosed above, the Company must pay the Manager a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive during the two 12-month periods immediately preceding the date of such termination. The Company is also entitled to terminate the Management Agreement for cause (as defined therein) without payment of any termination fee.

The base management fee for the quarter ended September 30, 2005 and for the period from March 8, 2005 to September 30, 2005 was approximately $822,000 and $1.8 million, respectively. No incentive fee was earned by the Manager for the quarter ended September 30, 2005 and for the period from March 8, 2005 to September 30, 2005.

NOTE 10 — RELATED-PARTY TRANSACTIONS

At September 30, 2005, the Company was indebted to the Manager for base management fees of approximately $549,000 and reimbursement of expenses of approximately $201,000. These amounts are included in management fee payable and accounts payable and accrued liabilities, respectively.

The corporate parent of the Manager owns a 6.4% ownership interest in the Company, consisting of 1,000,000 shares purchased in the private placement. Certain officers of the Manager and its affiliates purchased 232,167 shares of the Company’s common stock in the Company’s private placement for $3.5 million, constituting 1.5% of the outstanding shares of the Company’s common stock as of September 30, 2005. All such shares were purchased at the same price as those shares purchased by other third party investors.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 11 — FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments for which it is practicable to estimate value. The fair value of available-for-sale securities, derivatives and direct financing leases is equal to their respective carrying value presented in the consolidated balance sheet. The fair value of loans held for investment was $404.6 million as of September 30, 2005. The fair value of cash and cash equivalents, interest receivable, repurchase agreements (including accrued interest), due to broker, warehouse agreements liability, accounts payable and accrued liabilities approximates carrying value as of September 30, 2005 due to the short-term nature of these instruments.

NOTE 12 — INTEREST RATE RISK

The primary market risk to the Company is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Company’s control. Changes in the general level of interest rates can affect net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with the interest-bearing liabilities, by affecting the spread between the interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect the value of the Company’s interest-earning assets and the Company’s ability to realize gains from the sale of these assets. A decline in the value of the Company’s interest-earning assets pledged as collateral for borrowings under repurchase agreements could result in the counterparties demanding additional collateral pledges or liquidation of some of the exiting collateral to reduce borrowing levels.

The Company seeks to manage the extent to which net income changes as a function of changes in interest rates by matching adjustable-rate assets with variable-rate borrowings. During periods of changing interest rates, interest rate mismatches could negatively impact the Company’s consolidated financial condition, consolidated results of operations and consolidated cash flows. In addition, the Company mitigates the potential impact on net income of periodic and lifetime coupon adjustment restrictions in its investment portfolio by entering into interest rate hedging agreements such as interest rate caps and interest rate swaps.

Changes in interest rates may also have an effect on the rate of mortgage principal payments and, as a result, prepayments on mortgage-backed securities of the type in the Company’s investment portfolio. The Company will seek to mitigate the effect of change in the mortgage principal repayment rate by balancing assets purchased at a premium with assets purchased at a discount. To date, the aggregate discount exceeds the aggregate premium on the Company’s mortgage-backed securities.

NOTE 13 — DERIVATIVE INSTRUMENTS

The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. On the date the Company enters into a derivative contract, the derivative is designated as either: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or (2) a contract not qualifying for hedge accounting (“free standing” derivative).

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (Unaudited) — (Continued)

NOTE 13 — DERIVATIVE INSTRUMENTS — (Continued)

At September 30, 2005, the Company has entered into six interest rate swap contracts whereby the Company will pay an average fixed rate of 3.89% and receive a variable rate equal to one-month LIBOR. The aggregate notional amount of these contracts is $972.2 million. In addition, the Company has entered into one interest rate cap agreement whereby it reduced its exposure to variability in future cash out flows attributable to changes in LIBOR. The aggregate notional amount of this contract is $15.0 million.

The interest rate swap and cap agreements (“hedge instruments”) were entered into to hedge the Company’s exposure to variable cash flows from forecasted variable rate financing transactions and, pursuant to SFAS No. 133, the hedge instruments were designated as cash flow hedges. The hedge instruments were evaluated at inception and the Company concluded that each hedge instrument is expected to be highly effective pursuant to the rules of SFAS No. 133, as amended and interpreted. As such, the Company accounts for the hedge instruments using hedge accounting and records them at their fair market value each accounting period with any changes in fair market value being recorded in accumulated other comprehensive income. The hedge instruments will be evaluated on an ongoing basis to determine whether they continue to qualify for hedge accounting. Each hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Should there be any ineffectiveness in the future, the amount of the ineffectiveness will be recorded in the Company’s consolidated statements of operations.

The fair value of the Company’s interest rate swaps and interest rate cap was $2.8 million as of September 30, 2005. As of September 30, 2005, the Company had an aggregate unrealized gain of $2.6 million on the interest rate swap agreements and interest rate cap agreement, which is recorded in accumulated other comprehensive income.

NOTE 14 — COMPREHENSIVE INCOME

Comprehensive income was $(5.4) million for the three months ended September 30, 2005. The primary differences between net income of $3.8 million as reported and comprehensive income are changes in unrealized gains and losses on available-for-sale securities of $(11.3) million and derivatives of $2.1 million designated as cash flows hedges.

NOTE 15 — STOCK INCENTIVE PLAN

Upon formation of the Company, the 2005 stock incentive plan (the “Plan”) was adopted for the purpose of attracting and retaining executive officers, employees, directors and other persons and entities that provide services to the Company. The Plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights.

Up to 1,533,334 shares of common stock are available for issuance under the Plan. The share authorization, the incentive stock option limit and the terms of outstanding awards will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events. Upon completion of the March 2005 private placement, the Company granted the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of common stock with an exercise price of $15.00 per share under the Plan, none of which are exercisable as of September 30, 2005. The Company’s directors were also granted 4,000 shares of restricted stock as part of their annual compensation.

NOTE 16 — SUBSEQUENT EVENTS

On October 7, 2005, the board of directors declared a quarterly distribution of $0.30 per share of common stock, $4.7 million in the aggregate, which was paid on October 20, 2005 to stockholders of record as of October 13, 2005. The dividend amount, which was $929,000 in excess of net income for the quarter ended September 30, 2005 in accordance with GAAP, was paid from working capital.

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Report of Independent Registered Public Accounting Firm

Board of Directors
Resource Capital Corp.

We have audited the accompanying consolidated balance sheet of Resource Capital Corp. and subsidiaries (the “Company”) as of June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from March 8, 2005 (Date Operations Commenced) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Resource Capital Corp. and subsidiaries as of June 30, 2005, and the results of their operations, and their cash flows for the period from March 8, 2005 (Date Operations Commenced) to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York
August 25, 2005

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share data)

June 30, 2005

ASSETS
Cash and cash equivalents (including restricted cash of $15,000)	$100,506
Available-for-sale securities, pledged as collateral, at fair value	1,202,343
Available-for-sale securities, at fair value	59,078
Loans, net of allowances	179,752
Derivatives, at fair value	421
Interest receivable	8,955
Principal paydowns receivable	4,854
Other assets	615

Total assets	$1,556,524

LIABILITIES
Repurchase agreements, including accrued interest of $503	$850,991
Warehouse agreements	472,848
Due to broker	6,750
Accrued interest expense	3,415
Management fee payable — related party	540
Offering costs payable	209
Accounts payable and accrued liabilities	349

Total liabilities	1,335,102

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: 100,000,000 shares authorized; no shares issued and outstanding	—
Common stock, par value $0.001: 500,000,000 shares authorized; 15,682,334 shares issued and outstanding (including 349,000 restricted shares)	16
Additional paid-in capital	220,136
Deferred equity compensation	(4,357)
Accumulated other comprehensive income	3,395
Retained earnings	2,232

Total stockholders’ equity	$221,422

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,556,524

See accompanying notes to consolidated financial statements

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

Period from March 8, 2005 (Date Operations Commenced) to June 30, 2005

REVENUES
Net interest income:
Interest income from securities available-for-sale	$10,493
Interest income from loans	1,458
Interest income on temporary cash investments	1,142

Total interest income	13,093
Interest expense	8,140

Net interest income	4,953

OTHER LOSS
Net realized loss on investments	(14)

EXPENSES
Management fee expense — related party	1,016
Equity compensation expense — related party	1,036
Professional services	122
Insurance expense	150
General and administrative	383

Total expenses	2,707

NET INCOME	$2,232

NET INCOME PER SHARE — BASIC	$0.15

NET INCOME PER SHARE — DILUTED	$0.14

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	15,333,334

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	15,402,401

See accompanying notes to consolidated financial statements.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Period from March 8, 2005 (Date Operations Commenced) to June 30, 2005
(in thousands, except share and per share data)

	Common stock

	Shares	Amount	Additional Paid-In Capital	Deferred Equity Compensation		Accumulated Other Comprehensive Income		Retained Earnings		Comprehensive Income	Total Stockholders’ Equity

Common stock issued	15,333,334	$15	$215,310	$		$		$			$215,325
Offering costs			(566)								(566)
Stock based compensation	349,000	1	5,392		(5,393)						—
Amortization of stock based compensation					1,036						1,036
Net income									$2,232	$2,232	2,232
Available-for-sale securities, fair value adjustment							2,974			2,974	2,974
Designated derivatives, fair value adjustment							421			421	421

Balance, June 30, 2005	15,682,334	$16	$220,136		$(4,357)		$3,395		$2,232	$5,627	$221,422

See accompanying notes to consolidated financial statements

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Period from March 8, 2005 (Commencement of Operations) to June 30, 2005
(in thousands, except share and per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,232
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of premium (discount) on available-for-sale securities	(118)
Amortization of stock based compensation	1,036
Net realized loss on investments	14
Changes in operating assets and liabilities:
Increase in interest receivable, net of purchased interest	(8,349)
Increase in principal paydown receivable	(4,854)
Increase in management fee payable	540
Increase in offering costs payable	209
Increase in accounts payable and accrued liabilities	349
Increase in accrued interest expense	3,900
Increase in other assets	(615)

Net cash used in operating activities	(5,656)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available-for-sale	(1,286,013)
Principal payments on securities available-for-sale	28,467
Proceeds from sale of securities available-for-sale	5,483
Purchase of loans	(212,335)
Principal payments on loans	2,507
Proceeds from sale of loans	29,958

Net cash used in investing activities	(1,431,933)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock (net of offering costs of $566)	214,759
Proceeds from borrowings:
Repurchase agreements	2,525,697
Warehouse agreements	472,848
Payments on borrowings under repurchase agreements	(1,675,209)

Net cash provided by financing activities	1,538,095

NET INCREASE IN CASH AND CASH EQUIVALENTS AND BALANCE	$100,506

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unsettled security purchases – Due to broker	$6,750
Issuance of restricted stock	$5,393
SUPPLEMENTAL DISCLOSURE:
Interest expense paid in cash	$4,229

See accompanying notes to consolidated financial statements

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005

NOTE 1 — ORGANIZATION

Resource Capital Corp. and subsidiaries (the “Company”) was incorporated in Maryland on January 31, 2005 and commenced its operations on March 8, 2005 upon receipt of the net proceeds from a private placement of shares of its common stock. The Company’s principal business activity is to purchase and manage a diversified portfolio of real estate-related assets and commercial finance assets. The Company’s investment activities are managed by Resource Capital Manager, Inc. (the “Manager”) pursuant to a management agreement (the “Management Agreement”) (see Note 8).

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes effective for our initial taxable year ending December 31, 2005 and to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) with respect thereto. See Note 3 for further discussion on income taxes.

The Company has three wholly-owned subsidiaries: RCC Real Estate, Inc., RCC Commercial, Inc. and Resource TRS, Inc. RCC Real Estate holds all of the Company’s real estate investments including, commercial and residential real estate-related securities and real estate loans. RCC Commercial holds all of the Company’s syndicated loan investments. As of June 30, 2005, there was no activity in Resource TRS, Inc. As of June 30, 2005, the Company has identified a consolidated variable interest entity (“VIE”), Apidos CDO I, Ltd. (“Apidos CDO I”), which is discussed in more detail below. The Company also intends to make an election to treat Apidos CDO I as a taxable REIT subsidiary (“TRS”).

NOTE 2 — BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries and entities which are VIE’s in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying consolidated financial statements include the fair values of the Company’s investments and derivatives and the estimated life used to calculate amortization and accretion of premiums and discounts, respectively, on investments.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, all highly liquid investments with original maturities of three months or less (temporary cash investments) at the time of purchase and $15.0 million of restricted cash held in escrow in conjunction with two collateralized debt obligations (“CDO”) transactions (see Note 14).

Securities Available for Sale

Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), requires the Company to classify its investment portfolio

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally plans to hold most of its investments to maturity, it may, from time to time, sell any of its investments due to changes in market conditions or in accordance with its investment strategy. Accordingly, SFAS No. 115 requires the Company to classify all of its investment securities as available-for-sale. All investments classified as available-for-sale are reported at fair value, based on market prices provided by dealers, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

The Company evaluates its available-for-sale investments for other-than-temporary impairment charges on available-for-sale securities under SFAS No. 115, in accordance with Emerging Issues Task Force (“EITF”) 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” SFAS 115 and EITF 03-01 requires an investor to determine when an investment is considered impaired (i.e., a decline in fair value below its amortized cost), evaluate whether that impairment is other than temporary (i.e., the investment value will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments.

Investment securities transactions are recorded on the trade date. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on investment securities are determined on the specific identification method.

Interest Income Recognition

Interest income on the Company’s mortgage-backed and other asset-backed securities is accrued using the effective yield method based on the actual coupon rate and the outstanding principal amount of the underlying mortgages or other secured assets. Premiums and discounts are amortized or accreted into interest income over the lives of the securities also using the effective yield method (or a method that approximates effective yield), adjusted for the effects of estimated prepayments based on SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” For investment purchased at par, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires the Company to make estimates of future prepayment rates for its investments that can be contractually prepaid before their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that the Company uses directly impact the estimated remaining lives of its investments. Actual prepayment estimates are reviewed as of each quarter end or more frequently if the Company becomes aware of any material information that would lead it to believe that an adjustment is necessary. If prepayment estimates are incorrect, the amortization or accretion of premiums and discounts may have to be adjusted, which would have an impact on future income.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Loans

The Company purchases participations in corporate leveraged loans and commercial real estate loans in the secondary market and through syndications of newly originated loans. Loans are held for investment; therefore, the Company initially records them at their purchase prices, and subsequently accounts for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances, where the credit fundamentals underlying a particular loan have changed in such a manner that the Company’s expected return on investment may decrease, the Company may sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by the Company that it no longer will hold the loan for investment, the Company will account for the loan at the lower of amortized cost or market value.

Loan Interest Income Recognition

Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When the Company purchases a loan or pool of loans at a discount, it considers the provisions of AICPA Statement of Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” to evaluate whether all or a portion of the discount represents accretable yield. If a loan with a premium or discount is prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase to interest income.

Allowance and Provision for Loan Losses

To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Fair value may be determined based on market price, if available; the fair value of the collateral less estimated disposition costs; or the present value of estimated cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (1) management believes that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan’s underlying collateral approximates the Company’s carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

As of June 30, 2005, the Company had not recorded an allowance for loan losses. At June 30, 2005, all of the Company’s loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans that exhibit characteristics indicating that impairment has occurred.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Credit and Market Risk

The Company’s investments as of June 30, 2005, consist of mortgage-backed and other asset-backed securities and participations in corporate leveraged loans and commercial real estate loans. The mortgage-backed and other asset-backed securities are securities that pass through collections of principal and interest from either underlying mortgages or other secured assets. Therefore, these securities may bear some exposure to credit loss. The Company mitigates some of this risk by holding a significant portion of its assets in securities that are issued by the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”). The payment of principal and interest on these securities is guaranteed by the respective issuing agencies. In addition, the Company’s leveraged loans and commercial real estate loans may bear exposure to credit loss.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed and other asset-backed securities. Principal risks potentially affecting the Company’s consolidated financial position, consolidated results of operations and consolidated cash flows include the risks that: (a) interest rate changes can negatively affect the market value of the Company’s mortgage-backed and other asset-backed securities, (b) interest rate changes can influence decisions made by borrowers on the mortgages underlying the securities to prepay those mortgages, which can negatively affect both cash flows from, and the market value of, the securities, and (c) adverse changes in the market value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

Borrowings

The Company finances the acquisition of its investments, including securities available-for-sale and loans, primarily through the use of secured borrowings in the form of repurchase agreements, warehouse agreements, CDO’s and other secured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

Due to Broker

Amount due to broker generally represents amounts due for securities that have not yet settled. These amounts are recorded as liabilities.

Comprehensive Income

Comprehensive income for the Company includes net income and the change in net unrealized gains/(losses) on available-for-sale securities and derivative instruments used to hedge exposure to interest rate fluctuations and protect against the declines in the market-value of assets that result from general trends in debt markets.

Income Taxes

The Company expects to operate in a manner that will allow it to qualify and be taxed as a REIT and to comply with the provisions of the Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided, that at least 90% of Taxable Income is distributed and certain other requirements are met. If the Company fails to meet these requirements and does not qualify for certain statutory relief provisions, it would be subject to federal income tax. The Company has a wholly owned subsidiary, Resource

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

TRS, Inc., which has made a joint election, together with the Company, to be treated as a TRS. The Company also intends to make an election to treat Apidos CDO I as a TRS. A TRS is subject to corporate-level income taxes. As of June 30, 2005, the Company’s TRS did not have any taxable income.

Stock Based Compensation

Pursuant to its 2005 Stock Incentive Plan (see Note 13), the Company granted 345,000 shares of restricted stock and options to purchase 651,666 shares of common stock to its Manager. Holders of the restricted shares granted have all of the rights of a stockholder of the Company including the right to vote such shares and receive dividends. The Company accounts for the restricted stock and stock options granted in accordance with EITF 96-18, “Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) and SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). In accordance with EITF 96-18, the stock and options are recorded in stockholders’ equity at fair value through an increase to additional paid-in-capital and an off-setting entry to deferred equity compensation (a contra-equity account). The deferred compensation is amortized over a three year graded vesting period with the amortization expense reflected as equity compensation expense. The unvested stock and options are adjusted quarterly to reflect changes in fair value as performance under the agreement is completed. Any change in fair value is reflected in the equity compensation expense recognized in that quarter and in future quarters until the stock and options are fully vested.

The Company also issued 4,000 shares of restricted stock to its directors on March 8, 2005. The stock awards vest in full one year after the date of the grant. The Company accounts for this issuance using the fair value based methodology prescribed by SFAS No. 123. Pursuant to SFAS No. 123, the fair value of the award is measured on the grant date and recorded in stockholders’ equity through an increase to additional paid-in capital and an offsetting entry to deferred equity compensation (a contra-equity account). This amount is not remeasured under the fair value based method. The deferred compensation is amortized and included in equity compensation expense.

Incentive Compensation

The Management Agreement also provides for incentive compensation if the Company’s financial performance exceeds certain benchmarks. See Note 8 for further discussion on the specific terms of the computation and payment of the incentive fee.

The incentive fee will be paid up to 75% in cash and at least 25% in restricted stock. The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. In accordance with SFAS No. 123 and EITF 96-18, the restricted stock portion of the incentive fee is also accrued and expensed during the period for which it is calculated and earned. Shares granted in connection with the incentive fee will vest immediately. No incentive fee was incurred for the period

Net Income Per Share

In accordance with the provisions of SFAS No. 128, “Earnings per Share,” the Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock, including vested restricted stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted- average number of shares outstanding (see Note 7).

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Derivative Instruments

The Company’s policies permit it to enter into derivative contracts, including interest rate swaps and interest rate forwards, as a means of mitigating its interest rate risk on forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements or the interest rate repricing of repurchase agreements, or hedged items, for a specified future time period.

The Company designates its derivative instruments as cash flow hedges and evaluates them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Regression methodology is used to assess the effectiveness of its hedging strategies. Specifically, at the inception of each new hedge and on an ongoing basis, the Company assesses effectiveness using regression analysis to evaluate the correlation between the rates consistent with the hedge instrument and the underlying hedged items. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 120% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gain and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on futures contracts are reclassified into earnings as an adjustment to interest expense during the specified hedge time period. Realized gains and losses on interest rate swap contracts are reclassified into earnings as an adjustment to interest expense during the period after the swap repricing date through the remaining maturity of the swap. For REIT taxable income purposes, realized gains and losses on futures and interest rate swap contracts are reclassified into earnings immediately when positions are closed or have expired.

If the Company determines not to designate the futures and interest rate swap contracts as hedges and to monitor their effectiveness as hedges, or if the Company enters into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in the statement of operations, potentially resulting in increased volatility in the Company’s earnings.

Variable Interest Entities

In December 2003, the FASB issued FIN 46R. FIN 46R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to a VIE and requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that has a controlling financial interest in it. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity (“variable interests”). The Company considers all counterparties to the transaction to determine whether a counterparty is a VIE and, if so, whether the Company’s involvement with the entity results in a variable interest in the entity. If the Company is determined to have a variable interest in the entity, an analysis is performed to determine whether the Company is the primary beneficiary.

During April 2005, the Company entered into warehouse and master participation agreements with an affiliate of Credit Suisse First Boston LLC (“CSFB”) providing that CSFB will fund the purchase of loans by Apidos CDO I during the warehouse period in return for a participation interest in the interest earned on the

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

loans of LIBOR plus 0.25%. In addition, the agreements provide for a guarantee by the Company to CSFB of the first $24 million in losses on the portfolio of bank loans. Upon review of the transaction, the Company determined that Apidos CDO I is a VIE under FIN 46R and the Company is the primary beneficiary of the VIE. As a result, the Company consolidated Apidos CDO I as of June 30, 2005, even though the Company does not own any of its equity. The impact of the consolidation of this VIE on the June 30, 2005 balance sheet was to:

•	increase loans, net of allowance, by $154.6 million, which represents bank loans held by Apidos CDO I; and

•	increase warehouse agreements by $154.6 million, which represents the settlement of the Apidos CDO I bank loans.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123-R, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123-R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach to accounting in Statement 123-R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the issuer’s financial statements based on their fair value. The Company is evaluating the impact of this pronouncement.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error corrections. It established retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

NOTE 4 — SECURITIES AVAILABLE-FOR-SALE

The following table summarizes the Company’s mortgage-backed and other asset-backed securities classified as available-for-sale as of June 30, 2005, which are carried at fair value (in thousands):

	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value

Agency residential mortgage-backed	$933,509	$3,119	$(152)	$936,476
Non-agency residential mortgage-backed	274,214	559	(1,100)	273,673
Commercial mortgage-backed	27,985	616	(40)	28,561
Asset-backed	22,739	25	(53)	22,711

Total fair value	$1,258,447	$4,319	$(1,345)	$1,261,421

The actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company’s mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic scheduled payments of principal, and prepayments of principal, which are presented on a separate line on the consolidated balance sheet.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 4 — SECURITIES AVAILABLE-FOR-SALE — (Continued)

The following table summarizes the estimated maturities of the mortgage-backed and other asset-backed securities as of June 30, 2005 according to their estimated weighted-average life classifications (in thousands, except percentages):

Weighted Average Life	Fair Value	Amortized Cost	Average Coupon

Less than one year	$29,005	$29,151	3.23%
Greater than one year and less than five years	1,150,761	1,148,059	4.57%
Greater than five years	81,655	81,237	5.15%

Total	$1,261,421	$1,258,447	4.58%

The estimated weighted-average lives of the Company’s mortgage-backed and other asset-backed securities as of June 30, 2005 in the table above are based upon data provided through subscription-based financial information services, assuming constant principal prepayment factors to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility. The actual weighted- average lives of the agency residential mortgage-backed securities in the Company’s investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment factors experienced over the lives of the applicable securities and are sensitive to changes in both prepayment factors and interest rates.

The following table shows the Company’s investments’ fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2005 (in thousands):

	Less than 12 Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

Agency residential mortgage-backed	$44,828	$(152)	$44,828	$(152)
Non-agency residential mortgage-backed	143,627	(1,100)	143,627	(1,100)
Commercial mortgage-backed	3,979	(40)	3,979	(40)
Asset-backed	7,061	(53)	7,061	(53)

Total temporarily impaired securities	$199,495	$(1,345)	$199,495	$(1,345)

The temporary impairment of the available-for-sale securities results from the fair value of the securities falling below the amortized cost basis and is solely attributed to changes in interest rates. As of June 30, 2005, none of the securities held by the Company had been downgraded by a credit rating agency since their purchase. Management intends and has the ability to hold the securities until the fair value of the securities held is recovered, which may be maturity if necessary. As such, management does not believe any of the securities held are other-than-temporarily impaired at June 30, 2005.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 5 — LOANS

The following is a summary of the Company’s loans at June 30, 2005 (in thousands).

Loan Description	Principal	Unamortized Premium/ (Discount)	Net Amortized Cost

Syndicated loans	$154,537	$15	$154,552
B notes	25,200	—	25,200

Total	$179,737	$15	$179,752

At June 30, 2005, the Company’s syndicated loan portfolio consisted of $151.8 million floating rate loans, which bear interest between LIBOR plus 100 bps and 700 bps, with maturity dates ranging from April 2006 to April 2013 and $2.7 million fixed rate loans, which bear interest from 8.29% to 8.91%, with maturity dates ranges from May 2013 to June 2019.

At June 30, 2005, the Company’s commercial real estate loan portfolio consisted of one floating rate loan, which bears interest at LIBOR plus 290 bps which matures April 2008.

As of June 30, 2005, the Company had not recorded an allowance for loan losses. At June 30, 2005, all of the Company’s loans are current with respect to the scheduled payments at principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans with characteristics indicating that impairment had occurred.

NOTE 6 — BORROWINGS

The Company finances the acquisition of its investments, including securities available-for-sale and loans, primarily through the use of secured borrowings in the form of repurchase agreements, warehouse facilities, CDO’s and other secured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

Certain information with respect to the Company’s borrowings as of June 30, 2005 is summarized in the following table (dollars in thousands):

	Repurchase Agreements	Warehouse Facilities	Total

Outstanding borrowings	$850,991	$472,848	$1,323,839
Weighted-average borrowing rate	3.29%	3.38%	3.32%
Weighted-average remaining maturity	24 days	30 days
Fair value of the collateral	$877,398	$479,497	$1,356,895

At June 30, 2005, the Company had repurchase agreements with the following counterparties (dollars in thousands):

	Amount at Risk(1)	Weighted-Average Maturity of Repo Agreement in Days	Weighted- Average Interest Rate at June 30, 2005

Credit Suisse First Boston LLC	$23,362	24	3.29%
UBS Securities LLC	$3,044	25	3.27%

(1)	Equal to the fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 6 — BORROWINGS — (Continued)

During the period ended June 30, 2005, the Company formed Apidos CDO I and began borrowing on a warehouse facility provided by a major financial institution to purchase syndicated loans to include in Apidos CDO I. At June 30, 2005, Apidos CDO I had borrowed $154.6 million. The facility was originally $125.0 million and can be increased upon mutual agreement of the parties. The facility bears interest at a rate of LIBOR plus .25%, which was 3.49% at June 30, 2005. Ischus CDO II also has an agreement with a major financial institution for a $400.0 million warehouse facility to purchase mortgage-backed and other asset—backed securities. The facility bears interest at a rate of LIBOR plus between .33% and .52% based on amounts outstanding under the facility. At June 30, 2005, the Company had borrowed $318.2 million.

NOTE 7 — CAPITAL STOCK AND EARNINGS PER SHARE

The Company had 500,000,000 shares of common stock par value $0.001 per share authorized and 15,682,334 shares (including 349,000 restricted shares) outstanding as of June 30, 2005. The Company had 100,000,000 shares of par value $0.001 preferred stock authorized and none issued and outstanding as of June 30, 2005.

On March 8, 2005, the Company completed a private placement of 15,333,334 shares of common stock, $0.001 par value at an offering price of $15.00 per share, including the sale of 666,667 shares of common stock pursuant to the over-allotment option of the initial purchasers/placement agents. The Company received proceeds from these transactions in the amount of $214.8 million, net of underwriting discounts and commissions, placement agent fees and other offering costs.

On March 8, 2005, the Company granted 345,000 shares of restricted common stock, par value $0.001 and options to purchase 651,666 common shares at an exercise price of $15.00 per share, to the Manager (see Note 13). The restrictions with respect to the restricted common stock lapse and full rights of ownership vest for one-third of the shares and options on the first anniversary of the grant date, for one-third of the shares on the second anniversary and for the last one-third of the shares on the third anniversary. Vesting is predicated on the continuing involvement of the Manager in providing services to the Company. In addition, the Company granted 4,000 shares of restricted common stock to the Company’s directors as part of their annual compensation. These shares vest in full on the first anniversary of the date of the grant.

The fair value of the shares of restricted stock, including shares issued to the directors, was $5,235,000 as of June 30, 2005, of which $1.0 million was expensed for the period from March 8, 2005 to June 30, 2005. The fair value of the total option grant as of June 30, 2005 was $158,300, of which $30,200 was expensed for the period from March 8 2005 to June 30, 2005. The fair value of each option grant at June 30, 2005 is $0.243. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions as of June 30, 2005: dividend yield of 12.00 percent; expected volatility of 20.11%, risk-free interest rate of 4.603%; and expected life of 10 years.

The following table presents a reconciliation of basic and diluted earnings per share for the period from March 8, 2005 to ended June 30, 2005 (in thousands except share and per share amounts):

	Basic	Diluted

Net income	$2,232	$2,232
Weighted-average number of shares outstanding	15,333,334	15,333,334
Weighted average effect of dilutive securities	—	69,067
Adjusted weighted average of common shares outstanding	15,333,334	15,402,401
Net income per share	$0.15	$0.14

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 8 — THE MANAGEMENT AGREEMENT

On March 8, 2005, the Company entered into a Management Agreement pursuant to which the Manager will provide certain services, including investment management and certain administrative services. The Manager received fees and is reimbursed for its expenses as follows:

•
a monthly base management fee equal to 1/12th of the amount of the Company’s equity multiplied by 1.50%. Under the Management Agreement, “equity” is equal to the net proceeds from any issuance of shares of common stock less other offering related costs plus or minus the Company’s retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less any amounts the Company paid for common stock repurchases. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges, upon approval of the independent directors of the Company;

•
incentive compensation based on the products of (i) 25% of the dollar amount by which, (A) the Company’s net income (determined in accordance with GAAP) per common share (before non-cash equity compensation expense and incentive compensation) for a quarter (based on the weighted average number of shares outstanding) exceeds, (B) an amount equal to (1) the weighted average share price of shares of common stock in the offerings of the Company, multiplied by, (2) the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the Ten Year Treasury rate as defined in the Management Agreement for such quarter, multiplied by, (ii) the weighted average number of common shares outstanding for the quarter. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company; and

•	out-of-pocket expenses and certain other costs incurred by the Manager that relates directly to the Company and its operations.

Incentive compensation will be paid quarterly. Seventy-five percent (75%) of the incentive compensation will be paid in cash and twenty-five percent (25%) will be paid in the form of a restricted stock award. The Manager may elect to receive more than 25% of its incentive compensation in the form of shares of common stock. The Manager’s ownership percentage in the Company, direct and indirect, cannot exceed 9.8%. All shares are fully vested upon issuance, provided, that the Manager may not sell such shares for one year after the incentive compensation becomes due and payable. Shares payable as incentive compensation are valued as follows:

•
if such shares are traded on a securities exchange, at the average of the closing prices of the shares on such exchange over the thirty day period ending three days prior to the issuance of such shares;

•
if such shares are actively traded over-the-counter, at the average of the closing bid or sales price as applicable over the thirty day period ending three days prior to the issuance of such shares; and

•	if there is no active market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the board of directors of the Company.

The initial term of the Management Agreement ends June 30, 2008. The Management Agreement automatically renews for a one year term at the end of the initial term and each renewal term. With a two-thirds vote of the independent directors, the independent directors may elect to terminate the Management Agreement because of the following:

•	unsatisfactory performance; and/or

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 8 — THE MANAGEMENT AGREEMENT — (Continued)

•	unfair compensation payable to the Manager and fair compensation cannot be agreed upon between two-thirds of the independent directors and the Manager;

In the event that the Agreement is terminated based on the provisions disclosed above, the Company must pay the Manager a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive during the two 12- month periods immediately preceding the date of such termination. The Company is also entitled to terminate the Management Agreement for cause (as defined therein) without payment of any termination fee.

The base management fee for the period from March 8, 2005 to June 30, 2005 was approximately $1.0 million. No incentive fee was earned by the Manager as of June 30, 2005.

NOTE 9 — RELATED-PARTY TRANSACTIONS

At June 30, 2005, the Company was indebted to the Manager for base management fees of approximately $540,000 and reimbursement of expenses of approximately $205,000. These amounts are included in management fee payable and accounts payable and accrued liabilities, respectively.

The corporate parent of the Manager owns a 6.4% ownership interest in the Company consisting of 1,000,000 shares purchased in the private placement. Certain officers of the Manager and its affiliates purchased 232,167 shares of the Company’s common stock in the Company’s private placement for $3.5 million, constituting 1.5% of the outstanding shares of the Company’s common stock as of June 30, 2005. All such shares were purchased at the same price as those shares purchased by other third party investors.

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments for which it is practicable to estimate value. The fair value of available-for-sale securities and derivatives is equal to their respective carrying value presented in the consolidated balance sheet. The fair value of loans held for investment were $179.8 million as of June 30, 2005. The fair value of cash and cash equivalents, interest receivable, repurchase agreements (including accrued interest), due to broker, warehouse agreements liability, accounts payable and accrued liabilities approximates carrying value as of June 30, 2005 due to the short-term nature of these instruments.

NOTE 11 — INTEREST RATE RISK

The primary market risk to the Company is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Company’s control. Changes in the general level of interest rates can affect net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with the interest-bearing liabilities, by affecting the spread between the interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect the value of the Company’s interest-earning assets and the Company’s ability to realize gains from the sale of these assets. A decline in the value of the Company’s interest-earning assets pledged as collateral for borrowings under repurchase agreements could result in the counterparties demanding additional collateral pledges or liquidation of some of the exiting collateral to reduce borrowing levels.

The Company seeks to manage the extent to which net income changes as a function of changes in interest rates by matching adjustable-rate assets with variable-rate borrowings. During periods of changing interest rates, such interest rate mismatches could negatively impact the Company’s consolidated financial

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 11 — INTEREST RATE RISK — (Continued)

condition, consolidated results of operations and consolidated cash flows. In addition, the Company mitigates the potential impact on net income of periodic and lifetime coupon adjustment restrictions in its investment portfolio by entering into interest rate hedging agreements such as interest rate caps and interest rate swaps.

Changes in interest rates may also have an effect on the rate of mortgage principal payments and, as a result, prepayments on mortgage-backed securities of the type in the Company’s investment portfolio. The Company will seek to mitigate the effect of change in the mortgage principal repayment rate by balancing assets purchased at a premium with assets purchased at a discount. To date, the aggregate discount exceeds the aggregate premium on the Company’s mortgage-backed securities.

NOTE 12 — DERIVATIVE INSTRUMENTS

The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. On the date the Company enters into a derivative contract, the derivative is designated as: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge) or (2) a contract not qualifying for hedge accounting (“free standing” derivative).

At June 30, 2005, the Company has entered into three interest rate swap contracts whereby the Company will pay an average fixed rate of 3.76% and receive a variable rate equal to one-month LIBOR. The aggregate notional amount of these contracts is $739.0 million.

The interest rate swap agreements (“hedge instruments”) were entered into to hedge the Company’s exposure to variable cash flows from forecasted variable rate financing transactions, and pursuant to SFAS No. 133 the hedge instruments were designated as cash flow hedges. The hedge instruments were evaluated at inception and the Company concluded that each hedge instrument is expected to be highly effective pursuant to the rules of SFAS No. 133, as amended and interpreted. As such, the Company accounted for the hedge instruments using hedge accounting and they are recorded at their fair market value each accounting period, and any changes in fair market value are recorded in accumulated other comprehensive income. The hedge instruments will be evaluated on an ongoing basis to determine whether they continue to qualify for hedge accounting. Each hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Should there be any ineffectiveness in the future, the amount of the ineffectiveness will be recorded in the Company’s consolidated statements of operations.

The fair value of the Company’s interest rate swaps were $421,000, as of June 30, 2005. As of June 30, 2005, the Company had an aggregate unrealized gain of $421,000 on the interest rate swap agreements, which is recorded in accumulated other comprehensive income.

NOTE 13 — STOCK INCENTIVE PLAN

Upon formation of the Company, the 2005 stock incentive plan (the “Plan”) was adopted for the purpose of attracting and retaining executive officers, employees, directors and other persons and entities that

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RESOURCE CAPITAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005 — (Continued)

NOTE 13 — STOCK INCENTIVE PLAN — (Continued)

provide services to the Company. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights.

Up to 1,533,334 shares of common stock are available for issuance under the stock incentive plan. The share authorization, the incentive stock option limit and the terms of outstanding awards will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events. Upon completion of the March 2005 private placement, the Company granted the Manager 345,000 shares of restricted stock and options to purchase 651,666 shares of common stock with an exercise price of $15.00 per share under the Plan, none of which are exercisable as of June 30, 2005. The Company’s directors were also granted 4,000 shares of restricted stock as part of their annual compensation.

NOTE 14 — SUBSEQUENT EVENTS

On July 11, 2005, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission to register an initial public offering of common shares.

On July 13, 2005, the Company entered into an agreement with a major investment bank whereby such bank agreed to provide up to $200.0 million of financing for the acquisition of syndicated bank loans to be sold to Apidos CDO III, a CDO transaction in which the Company would acquire 100% of the preference shares subject to an increase in the total amount of bank loans to be financed by the investment bank upon mutual agreement of the parties. If the Apidos CDO III transaction is not consummated, the investment bank would liquidate the portfolio of bank loans and the Company would be required to reimburse the investment bank for any collateral loss, except that the Company would not be liable for any collateral loss in excess of the purchase price of the equity investments for Apidos CDO III. We have agreed to purchase 100% of the equity interests in Apidos CDO III for an aggregate purchase price of $30.5 million.

On July 19, 2005, the board of directors declared a quarterly distribution of $0.20 per share of common stock, which was paid on July 29, 2005 to stockholders of record as of July 22, 2005. The Company distributed dividends of $3.1 million from working capital; this represented an excess of $905,000 over net income as determined in accordance with GAAP.

On July 27, 2005, the Ischus CDO II warehouse facility terminated and $320.6 million of non-agency mortgage-backed securities and other asset-backed securities were transferred into a collateralized debt obligation structure, in which the Company purchased 100% of the equity interest for $27.0 million.

On August 4, 2005, the Apidos CDO I warehouse facility terminated and $218.4 million of syndicated loan assets were transferred into a collateralized debt obligation structure in which the Company purchased 100% of the equity interest for $28.5 million. The Company also made an election to treat Apidos CDO I as a taxable REIT subsidiary.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures about Market Risk

        Contained in this prospectus included as part of this registration statement, under the caption “Qualitative and Quantitative Disclosures about Market Risks” in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and by this reference included herein.

Item 31. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$33,839
NASD filing fee	29,250
NYSE listing fee	150,000
Printing and engraving fees	200,000
Legal fees and expenses	500,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees	15,000
Miscellaneous	421,911

Total	$2,050,000

_______________ All expenses, other than the SEC registration fee, the NASD filing fee and the NYSE listing fee are estimated.

Item 32. Sales to Special Parties.

        See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

            On January 31, 2005, in connection with the incorporation of Resource Capital Corp. (the “Company”), the Company issued 1,000 shares of common stock, $0.001 par value per share (the “Common Stock”) to Resource America, Inc. (“RAI”) for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. These shares of Common Stock were redeemed upon completion of the Company's March 2005 private offering.

            On March 8, 2005, the Company sold 8,754,962 shares of its Common Stock to Credit Suisse Securities (USA) LLC (the “Initial Purchaser”). The Company issued these shares of Common Stock to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $13.95 per share, for total proceeds to the Company of $122,131,719.90. The Initial Purchaser resold all of these shares of Common Stock to (i) qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to qualified institutional buyers under Rule 144A and non-United States persons under Regulation S was $15.00 per share for gross proceeds of $131,324,430 and the Initial Purchaser’s discount and commission was $9,192,710.10.

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            On March 8, 2005, the Company sold 6,578,372 shares of its Common Stock in a concurrent private placement to 207 “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. The Initial Purchaser received a placement fee of $1.05 per share with respect to 5,221,206 of these shares of Common Stock. No placement fee was paid with respect to 1,357,166 of these shares. The total proceeds to the Company from the private placement of these shares was $93,193,313.70 and total placement fees paid to the placement agents was $5,482,266.30.

            On March 8, 2005, the Company granted a total of 345,000 restricted shares of Common Stock to Resource Capital Manager, Inc., as manager of the Company, pursuant to the 2005 Stock Incentive Plan of the Company (the “Incentive Plan”). Additionally, on March 8, 2005 the Company granted, in the aggregate, 4,000 restricted shares of Common Stock to the Company’s non-employee directors pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management–2005 Stock Incentive Plan” in the prospectus which is a part of this registration statement.

            On March 8, 2005, the Company granted options to acquire 651,666 shares of Common Stock to Resource Capital Manager, Inc., as manager of the Company, pursuant to the Incentive Plan. Such grant was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34. Indemnification of Directors and Officers.

            Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

            Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

            Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

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            Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

            A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

            None of the proceeds will be credited to an account other than the appropriate capital share account.

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Item 36. Financial Statements and Exhibits.

       (a) Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.

       (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit	Description of Document
1.1(6)	Form of Underwriting Agreement among Resource Capital Corp. and the underwriters named therein.
3.1(1)	Amended and Restated Articles of Incorporation of Resource Capital Corp.
3.2(1)	Amended and Restated Bylaws of Resource Capital Corp.
4.1(2)	Form of Certificate for Common Stock for Resource Capital Corp.
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP as to legality of the securities being issued
8.1(5)	Opinion of Ledgewood as to certain U.S. federal income tax matters
10.1(1)	Registration Rights Agreement among Resource Capital Corp. and Credit Suisse Securities (USA) LLC for the benefit of certain holders of the common stock of Resource Capital Corp., dated as of March 8, 2005
10.2(1)	Management Agreement between Resource Capital Corp., Resource Capital Manager, Inc. and Resource America, Inc. dated as of March 8, 2005
10.3(1)	2005 Stock Incentive Plan
10.4(6)	Form of Stock Award Agreement
10.5(1)	Form of Stock Option Agreement
10.6(3)	Form of Warrant to Purchase Common Stock
21.1(4)	List of Subsidiaries of Resource Capital Corp.
23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)
23.2(5)	Consent of Ledgewood (included in Exhibit 8.1)
23.3	Consent of Grant Thornton LLP
24.1(1)	Power of Attorney (included on signature page)

______________

(1) Previously filed as an exhibit to this registration statement on July 11, 2005.
(2) Previously filed as an exhibit to this registration statement on August 29, 2005.
(3) Previously filed as an exhibit to this registration statement on December 19, 2005.
(4) Previously filed as an exhibit to this registration statement on October 14, 2005.
(5) Previously filed as an exhibit to this registration statement on January 9, 2006.
(6) Previously filed as an exhibit to this registration statement on January 19, 2006.

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Item 37. Undertakings.

            (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

            (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (c) The undersigned Registrant hereby further undertakes that:

                        (1)      For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

                        (2)      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES AND POWERS OF ATTORNEY

            Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 2, 2006.

RESOURCE CAPITAL CORP.

By: /s/ Thomas C. Elliott
Thomas C. Elliott, Chief
Financial Officer, Chief Accounting Officer and Treasurer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on February 2, 2006.

/s/ Steven Kessler
Steven J. Kessler, as Attorney-in-Fact for:

Jonathan Z. Cohen (Chief Executive Officer and Director
Edward E. Cohen (Chairman and Director)
Walter T. Beach (Director)
William B. Hart (Director)
Murray S. Levin (Director)
P. Sherrill Neff (Director)

/s/ Thomas C. Elliott
Thomas C. Elliott, Chief
Financial Officer, Chief
Accounting Officer and
Treasurer